As filed with the Securities and Exchange Commission on October 18, 2000.

                                                      REGISTRATION NO. 333-41158
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                ------------------------------------------------

                             AMENDMENT NO. 3 TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                ------------------------------------------------
                              TRUSTCO BANK CORP NY
               (Exact name of registrant specified in its charter)

         NEW YORK                               6712                         14-1630287
(State or other jurisdiction of      (Primary Standard Industrial          (IRS employer
incorporation or organization)       Classification Code Number)       Identification Number)

          320 STATE STREET, SCHENECTADY, NEW YORK 12305 (518) 377-3311 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                WILLIAM F. TERRY
                                    Secretary
                              TrustCo Bank Corp NY
                                320 State Street
                           Schenectady, New York 12305
                                 (518) 377-3311
            (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                 ----------------------------------------------
                                   Copies to:

John K. Pruellage, Esq.               Alan Schick, Esq.
Lewis, Rice & Fingersh, L.C.          Luse Lehman Gorman Pomerenk & Schick, P.C.
500 North Broadway, Suite 2000        5335 Wisconsin Avenue, N.W., Suite 400
St. Louis, Missouri  63102            Washington, D.C.  20015
(314) 444-7600                        (202) 274-2000

                 ----------------------------------------------


          APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE
           SECURITIES TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE
                 EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
      IF THE SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED IN
         CONNECTION WITH THE FORMATION OF A HOLDING COMPANY AND THERE IS
        COMPLIANCE WITH GENERAL INSTRUCTION G, CHECK THE FOLLOWING BOX. / /

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE 1933 ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION ("SEC"), ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

===============================================================================

THE INFORMATION IN THIS PROSPECTUS MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SEC IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

            OFFER TO EXCHANGE EACH OUTSTANDING SHARE OF COMMON STOCK
                                       OF
                           HUDSON RIVER BANCORP, INC.
                                       FOR
                   SHARES OF TRUSTCO BANK CORP NY COMMON STOCK
                                       AND
                        $10.20 NET TO THE SELLER IN CASH
                                     MADE BY
                              TRUSTCO BANK CORP NY

         TrustCo is offering, upon the terms and subject to the conditions set forth herein and in the related letter of transmittal, to acquire each share of Hudson River Bancorp, Inc. common stock held by you for a combination of shares of TrustCo common stock and cash totaling $17.00. The stock component of the exchange consideration will consist of shares of TrustCo stock that have an aggregate value of $6.80 for each share of Hudson common stock held by you, and the cash component will be $10.20. Based upon the closing price of TrustCo
common stock on October   , 2000 (the last trading day prior to the date of this
Prospectus), you would receive, upon completion of our offer, 0.    shares of
TrustCo common stock for each of your shares of Hudson common stock.


         The purpose of this offer is for TrustCo to acquire control of, and ultimately the entire common equity interest in, Hudson. TrustCo intends, as soon as possible after consummation of this offer, to have Hudson consummate a merger with a wholly owned subsidiary of TrustCo in which each outstanding share of common stock of Hudson, (except for treasury shares and shares of Hudson stock beneficially owned directly or indirectly by TrustCo for its own account, including those acquired pursuant to this offer) would be converted into a number of shares of TrustCo common stock that have an aggregate value of $6.80 plus cash in the amount of $10.20 for each share of Hudson stock held by you.


         We expect that if you realize a gain on the exchange, you will be taxed on such gain up to the amount of the $10.20 per share cash component of the consideration that you receive in exchange for your shares of Hudson common stock but will not recognize any loss realized. In addition, we expect that you will be taxed on any gain realized on the cash received in lieu of fractional shares of TrustCo common stock. See "The Offer--Material Federal Income Tax Consequences" for a more detailed discussion of federal income tax matters.

         Our obligation to exchange TrustCo common stock for Hudson common stock is subject to the conditions listed under "THE EXCHANGE OFFER--Certain Conditions of the Exchange Offer."

         TrustCo has also offered to acquire control of, and ultimately the entire common equity interest in, Cohoes Bancorp, Inc., by offering to exchange $18.00 in TrustCo stock and cash for each outstanding share of Cohoes common stock. The TrustCo common stock is listed on the Nasdaq National Market under the symbol "TRST," the Hudson common stock is listed on the Nasdaq under the symbol "HRBT," and the Cohoes common stock is listed on the Nasdaq under the symbol "COHB."

-------------------------------------------------------------------------------
         NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SECURITIES TO BE ISSUED UNDER THIS PROSPECTUS OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE SECURITIES TRUSTCO IS OFFERING THROUGH THIS DOCUMENT ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION, AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

-------------------------------------------------------------------------------

                    The Information Agent for this offer is:

                    Georgeson Shareholder Communications Inc.
                           17 State Street, 10th Floor
                            New York, New York 10004
                            Toll Free 1-800-223-2064

                 The date of this Prospectus is October __, 2000

                                TABLE OF CONTENTS

                                                                                                                Page
                                                                                                                ----
SUMMARY TERM SHEET................................................................................................1

QUESTIONS AND ANSWERS ABOUT THE PROPOSED ACQUISITION..............................................................2

WHERE YOU CAN FIND MORE INFORMATION...............................................................................6

PROSPECTUS SUMMARY...............................................................................................10

         The TrustCo Exchange Offer (Page 36)....................................................................10
         Information about TrustCo and Hudson (Pages 19 and 20)..................................................10
         Reasons for the TrustCo Exchange Offer (Page 34)........................................................10
         Comparative Market Price Information....................................................................11
         Dividend Policy of TrustCo (Page 16)....................................................................12
         The Offer (Page 36).....................................................................................13
                  We Are Offering to Exchange a Combination  of Shares of TrustCo Stock and Cash Totaling
                  $17.00 for Each Share of Hudson Stock..........................................................13
                  Our Offer is Subject to Certain Conditions.....................................................13
                  Our Offer is Currently Scheduled to Expire on _______, 2000....................................14
                  Our Offer May be Extended, Terminated or Amended...............................................14
                  Tendered Shares May be Withdrawn at any Time Prior to the Exchange of Such Shares..............15
                  We May Provide a Subsequent Offering Period....................................................15
                  Procedure for Tendering Shares.................................................................15
         No Appraisal Rights in Connection with the Offer (Page 76)..............................................15
         TrustCo Will Account for the Merger Using the "Purchase" Method (Page 53)...............................16
         Forward-Looking Statements May Prove Inaccurate (Page 23)...............................................16
         Offer to Acquire Cohoes (Page 35).......................................................................16
SELECTED HISTORICAL AND PRO FORMA PER SHARE DATA.................................................................16

SELECTED HISTORICAL FINANCIAL INFORMATION FOR TRUSTCO............................................................19

SELECTED HISTORICAL FINANCIAL INFORMATION FOR HUDSON.............................................................20

SELECTED HISTORICAL FINANCIAL INFORMATION FOR COHOES.............................................................21

SELECTED PRO FORMA COMBINED FINANCIAL INFORMATION................................................................23

SUMMARY OF RECENT DEVELOPMENTS...................................................................................27

RISK FACTORS.....................................................................................................29

         If we do not successfully integrate TrustCo's and Hudson's operations,  the anticipated benefits of the acquisition of Hudson may not be fully realized................................................29

         There is no guarantee  that we will achieve our projected cost savings of  approximately  $15 million on a pre-tax basis.................................................................................29

         There is no guarantee that we will not suffer net revenue  run-off as a result of  integrating
              Hudson's businesses into ours......................................................................29

         There can be no assurance that the integration process will not be adversely affected if Hudson's senior executive management or other employees are uncooperative in that process...................30

         Your board of directors may delay satisfaction of certain conditions to our offer.......................30


         There is no guarantee that we will be successful in our attempt to merge with both Hudson and Cohoes....30
         The actual value of the TrustCo common stock received by Hudson's security holders in exchange for shares of Hudson common stock may be more than or less than $6.80 per share at the time of exchange..................................................................31
         If TrustCo is able to consummate both the Hudson merger and the Cohoes merger, there is a risk that TrustCo may encounter difficulty in maintaining its current dividend level..............................................................................................31
         If successful, the offer will result in the creation of goodwill........................................31
         If successful, the offer will result in a book value per share dilution.................................32
         If completion of our offer does not qualify as a reorganization under the Internal
              Revenue Code, you may be taxed on the full amount of the consideration you receive from us....................................................................................32

BACKGROUND OF THE EXCHANGE OFFER.................................................................................32

         Past Contacts...........................................................................................32
         Purpose of the Exchange Offer; the TrustCo-Hudson Merger................................................34
         Benefits of the Transaction.............................................................................34
         Offer to Acquire Cohoes.................................................................................35

THE EXCHANGE OFFER...............................................................................................36

         General.................................................................................................36
         Extension, Termination and Amendment....................................................................37
         Exchange of Shares; Exchange Consideration..............................................................38
         Cash in Lieu of Fractional Shares of TrustCo Common Stock...............................................38
         Withdrawal Rights.......................................................................................38
         Procedure for Tendering Shares..........................................................................39
         Material Federal Income Tax Consequences................................................................41
                  Tax Consequences to Hudson Shareholders if the Exchange Offer and the
                  TrustCo-Hudson Merger Qualify as a Reorganization..............................................42
                  Tax  Consequences to Hudson  Shareholders if the Exchange Offer and the
                  TrustCo-Hudson Merger Do Not Qualify as a Reorganization.......................................44
         Effect of Exchange Offer on Market for Shares...........................................................45
         Resale of TrustCo Common Stock..........................................................................45
         Certain Legal Matters...................................................................................45
                  General........................................................................................45
                  [^] Regulatory Matters.........................................................................46
                  Anticipated Approvals..........................................................................47
         Certain Conditions of the Exchange Offer................................................................47
                  Minimum Tender Condition.......................................................................47
                  Regulatory Approval Condition..................................................................48
                  Removal of Impediments Condition...............................................................48
                  TrustCo Stockholder Approval Condition.........................................................50
                  Tax Opinion....................................................................................50
                  Material Adverse Effect Condition..............................................................50
                  Termination of the Hudson-Cohoes Option Agreement..............................................51
                  Definitive TrustCo-Hudson Merger Agreement.....................................................52
                  Effective Registration Statement...............................................................52
         Waiver of Conditions....................................................................................52
         Fees and Expenses.......................................................................................52
         Accounting Treatment....................................................................................53
         Nasdaq Listing..........................................................................................53
         Source of Funds.........................................................................................53
         Treatment of Hudson Stock Options.......................................................................53

                                       ii



RECENT DEVELOPMENTS..............................................................................................53

         Cohoes and Hudson Stockholder Meetings..................................................................54
         Ambanc Tender Offer.....................................................................................54
         Termination of Hudson-Cohoes Merger Agreement...........................................................54

TRUSTCO'S DIRECTORS AND EXECUTIVE OFFICERS.......................................................................54

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION...............................................................55

         Unaudited Pro Forma Condensed Combined Balance Sheet at June 30, 2000...................................56
                  TrustCo and Hudson Combined....................................................................56
                  TrustCo and Cohoes Combined....................................................................57
                  TrustCo, Hudson and Cohoes Combined............................................................58
         Unaudited Pro Forma Condensed Combined Statements of Income for the 12 Months
            Ended December 31, 1999..............................................................................59
                  TrustCo and Hudson Combined....................................................................59
                  TrustCo and Cohoes Combined....................................................................60
                  TrustCo, Hudson and Cohoes Combined............................................................61
         Unaudited Pro Forma Condensed Combined Statements of Income for the Six Months
            Ended June 30, 2000..................................................................................62
                  TrustCo and Hudson Combined....................................................................62
                  TrustCo and Cohoes Combined....................................................................63
                  TrustCo, Hudson and Cohoes Combined............................................................64
         Summary of Purchase Accounting Adjustments..............................................................65

DESCRIPTION OF TRUSTCO'S CAPITAL STOCK...........................................................................71

         General.................................................................................................71
         Common Stock............................................................................................71
                  Voting Rights..................................................................................71
                  Dividend Rights................................................................................71
                  Liquidation Rights.............................................................................71
                  Other Characteristics..........................................................................71
                  Transfer Agent.................................................................................71
         Preferred Stock.........................................................................................72

DESCRIPTION OF HUDSON'S CAPITAL STOCK............................................................................72

         General.................................................................................................72
         Common Stock............................................................................................72
         Preferred Stock.........................................................................................72

COMPARISON OF SHAREHOLDER RIGHTS.................................................................................72

         Stockholder Vote Required for Certain Transactions......................................................73
                  Business Combinations..........................................................................73
                  Removal of Directors...........................................................................74
                  Amendments to Certificate of Incorporation and Bylaws..........................................74
                  Voting Rights..................................................................................75
         Special Meeting of Stockholders; Stockholder Action by Written Consent..................................76
         Dissenters' Rights......................................................................................76
         Anti-Takeover Statutes and Provisions...................................................................77
         Indemnification.........................................................................................78
         Limitation of Liability of Directors....................................................................79
         Consideration of Non-Stockholder Interests..............................................................79

LEGAL OPINION....................................................................................................80

EXPERTS..........................................................................................................80

                                       iii




CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS.........................................................................4

Holding Company Merger Representations............................................................................5

Bank Merger Representations.......................................................................................7

Representations Applicable to Both Holding Company Merger and Bank Merger.........................................8

APPENDIX A

APPENDIX B

         This document incorporates important business and financial information about TrustCo, Hudson and Cohoes from documents filed with the SEC that have not been included in or delivered with this document. This information is available at the Internet web site the SEC maintains at http://www.sec.gov, as well as from other sources. See "WHERE YOU CAN FIND MORE INFORMATION."

         You also may request copies of these documents from us, without charge, upon written or oral request to William F. Terry, TrustCo Bank Corp NY, 320 State Street, Schenectady, New York, 12305, (518) 377-3311.

         In order to receive timely delivery of the documents, you must make your requests no later than __________, 2000.

                               SUMMARY TERM SHEET

         Following is a summary of the most material terms of our offer.

         - We will exchange all shares of Hudson common stock for shares of TrustCo common stock and cash.

         - Exchange Ratio: For each of your shares of Hudson common stock, you will receive a combination of TrustCo stock and cash having an aggregate value of $17.00, comprised of TrustCo stock with a value of $6.80 and cash in the amount of $10.20.

         -        Our offer is subject to several conditions, including:

                  (1) the tender of enough shares of Hudson stock so that, after completion of our offer, we own at least a majority of the outstanding shares of Hudson stock (on a fully diluted basis);

                  (2) the valid termination of the stock option agreement between Hudson and Cohoes;

                  (3) the execution of a definitive merger agreement between TrustCo and Hudson and the approval thereof by Hudson's board of directors and its shareholders;

                  (4) the receipt of all required regulatory approvals for this offer and the merger of TrustCo (or its subsidiary) and Hudson;


                  (5) the receipt at the time of completion of this offer of an opinion letter that the offer and a TrustCo-Hudson merger would be a tax-free transaction;

                  (6) the effectiveness of the Registration Statement of which this Prospectus is a part;

                  (7) our being satisfied that the provisions of Section 203 of the Delaware General Corporation Law and certain anti-takeover impediments found in Hudson's Certificate of Incorporation do not apply to or otherwise restrict our offer and the proposed TrustCo-Hudson merger; and

                  (8) if required under the rules of the Nasdaq Stock Market, the approval by our stockholders of the issuance of TrustCo stock in our offer for Hudson and our offer for Cohoes.

                  These conditions are described in greater detail in the Prospectus at pages 47 through 52.

         - You will not receive fractional shares but will receive additional cash instead in an amount equal to the average closing price of one share of TrustCo stock on the Nasdaq measured as of a 20-day period ending 5 days before the closing of our Tender Offer multiplied by the fractional share of TrustCo common stock that you are entitled to receive.

         - Our offer will remain open until __________, 2000, but we have a right to extend the offering period.

         - As soon as possible following the completion of our offer, we intend to merge Hudson into a subsidiary of TrustCo.

              QUESTIONS AND ANSWERS ABOUT THE PROPOSED ACQUISITION

Q:       WHAT IS TRUSTCO PROPOSING?

A: We are proposing to acquire control of, and ultimately the entire common equity interest in, Hudson by first offering to exchange all outstanding shares of Hudson stock for shares of TrustCo stock and cash. Second, we intend, as soon as possible after completion of the offer, to merge Hudson with a wholly owned subsidiary of TrustCo. As a result of the TrustCo-Hudson merger, each share of Hudson stock which has not been exchanged or accepted for exchange would be converted into the same number of shares of TrustCo stock and the same amount of cash as is paid in the offer. We may delay completion of this offer if the delay will allow us to complete the TrustCo-Hudson merger within a short time after completion of the offer. We cannot, however, provide you with any assurances that there will not be any delays in completion of the TrustCo-Hudson merger or that we will be able to complete the merger within a short period of time after completion of the offer.

Q:       WHAT WILL I RECEIVE IN EXCHANGE FOR MY SHARES?

A: For each share of Hudson stock validly tendered and not properly withdrawn by you, you will receive a combination of TrustCo stock and cash with an aggregate value of $17.00. The stock component of the exchange consideration will consist of a number of shares of TrustCo stock having an aggregate value of $6.80 (such number of shares to be determined by the average closing price of the TrustCo stock on the Nasdaq over a 20-day period ending 5 days before the closing on our offer), and the cash component will be $10.20 net. You will not receive any fractional shares of TrustCo stock. Instead, you will receive additional cash in an amount equal to the average closing price of one share of TrustCo stock on the Nasdaq over such 20-day period multiplied by the fractional share of TrustCo stock you are entitled to receive.

         Because recent market prices for TrustCo common stock exceed $6.80 per share, you will receive a fraction of a share of TrustCo common stock for each of your shares of Hudson common stock. Based upon the closing price of TrustCo common stock on October ___, 2000 (the last trading day prior to the date of this Prospectus), you would receive, upon completion of our offer, 0.___ shares of TrustCo common stock for each of your shares of Hudson common stock. The aggregate number of shares of TrustCo common stock you will receive will be based upon the number of shares of Hudson common stock you tender to TrustCo and the market price of TrustCo common stock. For example, if you tender 100 shares of Hudson common stock, you would receive, upon completion of our offer, a whole number of shares of TrustCo common stock equal to approximately $680, with cash being paid for any remaining fractional share to bring the total value of the stock component of the exchange consideration to exactly $680. We would also pay you, for your tender of 100 shares, cash in the amount of $1,020.

Q:       WHAT IS THE STATUS OF HUDSON'S PROPOSED MERGER WITH COHOES?

A: On August 18, 2000, Cohoes announced that its shareholders failed to approve the proposed merger between Cohoes and Hudson; and on September 28, Cohoes and Hudson announced that they had terminated their merger agreement.

Q:       WHY SHOULD I PARTICIPATE IN YOUR OFFER?



A: The TrustCo offer is $17.00 in TrustCo stock and cash for each share of Hudson stock. We believe that our proposed offer represents an opportunity to enhance value for Hudson stockholders by providing, among other things:


         - a premium over the price levels at which we believe Hudson stock would be trading in the absence of our offer (our offer represents a 28% premium over the $13.25 per share closing price of Hudson common stock on October 2, 2000);

         -        better long-term growth prospects;

         -        improved cash dividends; and

         - TrustCo stock, a stock which has exhibited superior performance when compared in most respects to Hudson stock (for example, TrustCo has realized a 23% average annual total return for the three year period ended December 31, 1999, although it has shown an annual total return of approximately 8% during the period from July 1998 through September
                  2000).

Q:       HOW DO I PARTICIPATE IN YOUR OFFER?

A:       To tender your shares of Hudson stock, you should do the following.

         - If you hold shares in your own name, complete and sign the enclosed letter of transmittal and return it with your share certificate to ChaseMellon Shareholder Services, the exchange agent for the offer, at the address specified on the back cover page of this Prospectus before the expiration date of the offer.

         - If you hold your shares in "street name" through a broker, instruct your broker to tender your shares before the expiration date of the offer.

Q: WILL I CONTINUE TO RECEIVE DIVIDENDS AND HAVE VOTING RIGHTS WITH RESPECT TO HUDSON SHARES THAT I TENDER TO YOU?

A: Yes. Until we accept your shares of Hudson stock for exchange at the completion of our offer, you will be entitled to receive any dividends paid on your tendered shares of Hudson stock and you will continue to have the right to vote your tendered shares. Once we complete our offer and exchange all shares of Hudson stock tendered by you in the offer and not withdrawn, you will own TrustCo stock and will have all dividend and voting rights of a TrustCo stockholder.

Q:       WHEN AND HOW CAN I WITHDRAW TENDERED SHARES?

A: Shares of Hudson stock tendered in the offer may be withdrawn by you at any time after _________, 2000 and prior to the exchange of your shares for TrustCo stock. Your withdrawal will only be effective if the exchange agent receives a written notice of withdrawal at the address on the back cover of this Prospectus, or by facsimile at (201) 296-4293. The written notice must contain your name, address, social security number, number of shares of Hudson stock to be withdrawn, the certificate number or numbers for such shares and the name of the registered holder of the shares, if different from the person who tendered the shares. All signatures on the notice of withdrawal must be guaranteed by a financial institution in accordance with the procedures set forth in this Prospectus under "THE EXCHANGE OFFER--Withdrawal Rights."

Q:       HOW WOULD YOU GO ABOUT COMPLETING YOUR PROPOSED ACQUISITION?

A: We have taken several steps in furtherance of our offer, including the following.


         - We have commenced our offer by mailing this Prospectus and the related letter of transmittal to Hudson stockholders.

         - We will file applications with the Federal Reserve Board, the Office of the Comptroller of Currency (the "OCC") and the New York State Banking Department ("NYBD") to obtain the regulatory approvals necessary to complete the offer and a TrustCo-Hudson merger.

         - If required by the rules of the Nasdaq Stock Market due to the number of shares of TrustCo stock to be issued in our proposed acquisition of Cohoes, we will, we will file with the SEC proxy materials to be used for soliciting the approval by our stockholders of that issuance of our shares.

Q:       HOW LONG WILL IT TAKE TO COMPLETE YOUR PROPOSED OFFER?

A: We believe that the offer could close in the latter part of the first quarter of 2001. This schedule assumes that the Hudson board of directors promptly cooperates with us. However, the Hudson board may try to delay our offer. By tendering your shares, you will be sending a message to Hudson management and the Hudson board that you want Hudson to participate in a combination with us. This schedule also assumes that the conditions to our offer (including, for example, the need for regulatory approvals) are satisfied in a timely manner. Due to the potential for delays, we may be required to extend the time period during which our offer is open and delay completion of the offer for several months.

Q:       WHAT ARE THE CONDITIONS TO YOUR OFFER?

A:       Our offer is subject to several conditions, including:

         - tender of enough shares of Hudson stock so that, after completion of our offer, we own at least a majority of the outstanding shares of Hudson stock (on a fully diluted basis);


         - the valid termination of the stock option agreement between Hudson and Cohoes;

         - the execution of a definitive merger agreement between TrustCo and Hudson and the approval thereof by Hudson's board of directors and its shareholders;

         - the receipt of all required regulatory approvals for our offer and the merger of TrustCo (or its subsidiary) and Hudson;


         - the receipt at the time of completion of our offer of an opinion that the offer and a TrustCo-Hudson merger would qualify as a tax-free transaction;

         - the effectiveness of the Registration Statement of which this Prospectus is a part;

         - our being satisfied that the provisions of Section 203 of the Delaware General Corporation Law and certain anti-takeover impediments found in Hudson's Certificate of Incorporation do not apply to or otherwise restrict our offer and the proposed TrustCo-Hudson merger; and

         - if required under the rules of the Nasdaq Stock Market, the approval by our stockholders of the issuance of TrustCo stock in our offer for Hudson.

         These conditions and other conditions to our offer are discussed in this Prospectus under "THE EXCHANGE OFFER--Certain Conditions of the Exchange Offer." The conditions must be satisfied or waived on or prior to the expiration of our offer.

Q:       WILL I BE TAXED ON THE TRUSTCO SHARES OR THE CASH THAT I RECEIVE?

A: We expect that if you realize a gain on the exchange, you will be taxed on such gain up to the amount of the $10.20 per share cash component of the consideration that you receive in exchange for your shares of Hudson common stock but will not recognize any loss realized. In addition, we expect that you will be taxed on any gain realized on the cash received in lieu of fractional shares of TrustCo common stock.

         We have based these expected tax consequences on our conclusion that the exchange of Hudson common stock for TrustCo common stock and cash and the consummation of the merger of Hudson into a wholly owned subsidiary of TrustCo qualify as a reorganization within the meaning of the Internal Revenue Code. If these transactions do not qualify as a reorganization, you may be taxed on any gain you realize on the exchange up to the full $17.00 per share exchange consideration. Our receipt of an opinion of counsel at the time we complete the exchange offer that the offer qualifies as a reorganization is a condition to completion of this offer, although we may waive this condition. We may delay completion of the offer if the delay will facilitate qualification of the offer and TrustCo-Hudson merger as a reorganization. See "THE OFFER - Material Federal Income Tax Consequences" for a more detailed discussion of the federal income tax consequences of the transactions we propose.

Q:       WHO CAN I CALL WITH QUESTIONS ABOUT THE OFFER?

A: You can contact our information agent, Georgeson Shareholder Communications Inc. toll-free at 1-800-223-2064.

                       WHERE YOU CAN FIND MORE INFORMATION

         TrustCo and Hudson file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the "1934 Act"). You may read and copy this information at the following locations of the SEC:

Public Reference Room      North East Regional Office   Midwest Regional Office
450 Fifth Street, N.W.     7 World Trade Center         500 West Madison Street
Room 1024                  Suite 1300                   Suite 1400
Washington, D.C. 20549     New York, New York 10048     Chicago, Illinois 60661-2511

         You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates.

         The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like TrustCo and Hudson, who file electronically with the SEC. The address of that site is http://www.sec.gov.

         We filed a Registration Statement on Form S-4 to register with the SEC the shares of TrustCo common stock to be issued pursuant to our offer. This Prospectus is a part of that Registration Statement. As allowed by SEC rules, this Prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement. In addition, on the day that we commence the offer we will file with the SEC a statement on Schedule TO pursuant to rule 14d-3 under the 1934 Act to furnish certain information about our offer. You may obtain copies of the Form S-4 or, once filed, the Schedule TO (and any amendments to those documents) in the manner described above.

         The SEC allows us to "incorporate by reference" information into this Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Prospectus, except for any information superseded by information contained directly in this Prospectus. This Prospectus incorporates by reference the documents set forth below that TrustCo and Hudson have previously filed with the SEC. These documents contain important information about TrustCo and Hudson and their financial condition.

         The following documents listed below that TrustCo, Hudson and Cohoes have previously filed with the SEC are incorporated by reference:



TRUSTCO SEC FILINGS                                PERIOD
Annual Report on Form 10-K                         Year ended December 31, 1999, as filed on
                                                   March 24, 2000

Quarterly Report on Form 10-Q                      Quarter ended March 31, 2000, as filed on May 9,
                                                   2000

                                                   Quarter ended June 30, 2000, as filed on
                                                   August 14, 2000

The description of TrustCo common stock
set forth in TrustCo's registration
statements filed by TrustCo pursuant to
Section 12 of the 1934 Act, including
any amendment or report filed for purposes of updating any such description.


                                       6


The portions of TrustCo's proxy                    Filed on May 3, 2000
statement for the annual meeting of
stockholders held on May 15, 2000 that
have been incorporated by reference in
the 1999 TrustCo Form 10-K.

Current Reports on Form 8-K                        Filed on:
                                                   -   June 7, 2000
                                                   -   May 16, 2000
                                                   -   April 18, 2000
                                                   -   August 15, 2000
                                                   -   October 17, 2000


HUDSON SEC FILINGS                                 PERIOD

Annual Report on Form 10-K                         Year ended March 31, 2000, as filed on June 20,
                                                   2000

Quarterly Report on Form 10-Q                      Quarter ended June 30, 2000, as filed on
                                                   August 10, 2000

The description of Hudson common                   Filed on May 4, 1998
stock set forth in Hudson's registration
statement on Form 8-A filed pursuant to
Section 12 of the 1934 Act, including
any amendment or report filed with the
SEC for the purpose of updating this
description.

Current Reports on Form 8-K                        Filed on:
                                                   -   May 5, 2000

COHOES SEC FILINGS                                 PERIOD

Annual Report on Form 10-K                         Year ended June 30, 2000, as filed on
                                                   September 28, 2000

Quarterly Report on Form 10-Q                      Quarter ended March 31, 2000, as filed on May 11,
                                                   2000

                                                   Quarter ended  December 31, 1999, as filed  on
                                                   February 11, 2000

                                                   Quarter ended September 30, 1999, as filed  on
                                                   November 9, 1999

The description of Cohoes common stock             Filed on November 4, 1998
set forth in Cohoes' registration
statement on Form 8-A filed pursuant to
Section 12 of the 1934 Act, including
any amendment or report filed with the
SEC for the purpose of updating this
description.

Current Reports on Form 8-K                                    Filed on:
                                                               -   May 5, 2000

         All documents filed by TrustCo, Cohoes and Hudson pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act from the date of this Prospectus to the date that shares of Hudson stock are accepted for exchange pursuant to our offer (or the date that our offer is terminated) shall also be deemed to be incorporated herein by reference.

         DOCUMENTS INCORPORATED BY REFERENCE ARE AVAILABLE FROM US WITHOUT CHARGE UPON REQUEST TO WILLIAM F. TERRY, CORPORATE SECRETARY, TRUSTCO BANK CORP NY, 320 STATE STREET, SCHENECTADY, NEW YORK 12305, (518) 377-3311. IN ORDER TO ENSURE TIMELY DELIVERY, ANY REQUEST SHOULD BE SUBMITTED NO LATER THAN __________, 2000. IF YOU REQUEST ANY INCORPORATED DOCUMENTS FROM US, WE WILL MAIL THEM TO YOU BY FIRST CLASS MAIL, OR ANOTHER EQUALLY PROMPT MEANS (INCLUDING E-MAIL), WITHIN ONE BUSINESS DAY AFTER WE RECEIVE YOUR REQUEST.

         Please note that, although TrustCo is incorporating by reference certain financial statements of both Cohoes and Hudson, TrustCo is not incorporating by reference the audit report on Hudson's financial statements. TrustCo has used its best efforts to obtain Hudson's permission and cooperation for the incorporation by reference of Hudson's financial statements and to obtain the consent of Hudson's auditors for the inclusion of its report on the financial statements. TrustCo has not, however, obtained such permission or consent from Hudson or its auditors. Although an audit report was issued on both Cohoes' and Hudson's annual financial statements which have been incorporated by reference and is included in Cohoes' and Hudson's respective filings, Hudson's auditor has not consented to the use of its report in this Registration Statement. As a general matter, an auditor will not consent to the use in a registration statement of its report with respect to a company if the auditor has not reviewed the registration statement and performed certain accounting procedures with respect to the company to determine whether the information contained in the audit report remains true. The implication of not obtaining the consent of Hudson's auditors is that Hudson's auditors will not have performed procedures to ensure that no facts or changed circumstances were brought to the attention of the auditors that would render the audit report inaccurate as of the date it was rendered.

         This Prospectus contains certain forward-looking statements concerning the financial condition, results of operations and business of TrustCo following the consummation of its proposed acquisition of Hudson and Cohoes, the anticipated financial and other benefits of such proposed acquisitions and the plans and objectives of TrustCo's management following such proposed acquisitions, including, without limitation, statements relating to the cost savings expected to result from the proposed acquisitions, anticipated results of operations of the combined company following the proposed acquisitions and projected earnings per share of the combined company following the proposed acquisitions. Generally, the words "will," "may," "should," "continue," "believes," "expects," "intends," "anticipates" or similar expressions identify forward-looking statements. These forward-looking statements involve certain risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include, among others, the following factors: (i) cost savings expected to result from the proposed acquisitions may not be fully realized or realized within the expected time frame; (ii) operating results following the proposed acquisitions may be lower than expected; (iii) competitive pressure among financial services companies may increase significantly; (iv) costs or difficulties related to the integration of the businesses of TrustCo, Hudson and/or Cohoes may be greater than expected; (v) adverse changes in the interest rate environment may reduce interest margins or adversely affect asset values of the combined company; (vi) general economic conditions, whether nationally or in the market areas in which TrustCo, Hudson and Cohoes conduct business, may be less favorable than expected; (vii) legislation or regulatory changes may adversely affect the businesses in which TrustCo, Hudson and Cohoes are engaged; or (viii) adverse changes may occur in the securities markets.


         We have not authorized anyone to give any information or make any representation about our offer that is different from, or in addition to, that contained in this Prospectus or in any of the materials that we have incorporated into this Prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. We are not aware, however, of any jurisdiction in which transactions of this type would be unlawful. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                               PROSPECTUS SUMMARY

         THIS BRIEF SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION THAT SHOULD BE IMPORTANT TO YOU. YOU SHOULD CAREFULLY READ THIS ENTIRE DOCUMENT AND THE OTHER DOCUMENTS TO WHICH THIS DOCUMENT REFERS YOU TO FULLY UNDERSTAND THE OFFER. SEE "WHERE YOU CAN FIND MORE INFORMATION."


THE TRUSTCO EXCHANGE OFFER (PAGE 36)

         We are proposing a business combination of TrustCo and Hudson. For each share of Hudson stock tendered and not withdrawn by you, we are offering to exchange a combination of shares of TrustCo common stock and cash totaling $17.00. More specifically, you would receive, for each of your Hudson shares, TrustCo common stock having a market value of $6.80 (the number of shares to be determined by the average closing price of TrustCo stock on the Nasdaq over a 20-day period ending 5 days before the closing on our offer) and $10.20 net in cash. We intend, as soon as possible after completion of the offer, to merge Hudson with a wholly owned subsidiary of TrustCo. Each share of Hudson stock that has not been exchanged or accepted for exchange in the offer would be converted into the same number of shares of TrustCo stock as is paid in the offer. We may delay completion of this offer if the delay will allow us to complete the TrustCo-Hudson merger. We cannot, however, provide any assurances that we will be able to complete the TrustCo-Hudson merger within a short period of time after completion of our exchange offer.

INFORMATION ABOUT TRUSTCO AND HUDSON (PAGES 19 AND 20)


         TRUSTCO BANK CORP NY, 320 State Street, Schenectady, New York 12305
(518) 377-3311.


         TrustCo is a New York corporation and a bank holding company registered under the Bank Holding Company Act of 1956, headquartered in Schenectady, New York. TrustCo provides a full range of financial and fiduciary services through its subsidiaries, Trustco Bank, National Association and Trustco Savings Bank, which have 54 banking offices in the upstate New York area. As of June 30, 2000, TrustCo had, on a consolidated basis, total assets of approximately $2.4 billion, total deposits of approximately $2.0 billion and total shareholders' equity of approximately $176.1 million. On February 21, 2000, TrustCo entered into an agreement to acquire Landmark Financial Corp., Canajoharie, New York, for $21.00 per share, cash. This transaction was completed on July 28, 2000. As of June 30, 2000, Landmark had, on a consolidated basis, total assets of approximately $25.4 million, total deposits of approximately $21.9 million and total shareholders' equity of approximately $1.9 million.


HUDSON RIVER BANCORP, INC. One Hudson City Centre, Hudson, New York 12534
(518) 828-4600


         Hudson is a savings and loan holding company whose primary subsidiary is Hudson River Bank & Trust Company, a New York-chartered savings bank that operates 17 banking offices throughout New York's Capital Region. At June 30, 2000, Hudson had, on a consolidated basis, total assets of approximately $1.2 billion, total deposits of approximately $745.0 million and total shareholders' equity of approximately $200.1 million.

REASONS FOR THE TRUSTCO EXCHANGE OFFER (PAGE 34)


         We believe that our acquisition of Hudson represents an opportunity to enhance value for both Hudson and TrustCo stockholders. Among the benefits that we believe Hudson stockholders would obtain from the combination of TrustCo and Hudson are the following:


         - PREMIUM TO CURRENT VALUE. Our offer represents a premium over the market price of Hudson common. The following table shows the amount of the premium our offer would have represented over the closing price of Hudson common on June 23, 2000 (the last trading day prior to our announcement of our initial offer for Hudson), August 18, 2000 (the date Cohoes announced its shareholders had failed to approve the Hudson-Cohoes merger) and October 2, 2000 (the last trading day prior to announcement of our revised offer).

                                                                    Premium
                                                           -------------------------
                                  Closing Price of
            Date                 Hudson Common Stock       Amount         Percentage
            ----                 -------------------       ------         ----------
            June 23, 2000             $10.375               $6.63             64%
           August 18, 2000             11.500                5.50             48
           October 2, 2000              13.25                3.75             28



         - BETTER LONG-TERM GROWTH PROSPECTS. We believe that a combination of TrustCo and Hudson has better long-term growth prospects than Hudson individually, potentially resulting in increased shareholder value over the long-term.


         - IMPROVED CASH DIVIDENDS. We anticipate that Hudson shareholders' pro forma dividends will exceed the Hudson current annual dividend rate. The following table shows the pro forma dividend that we would anticipate paying to Hudson shareholders and the amount of the increase in that dividend over Hudson's current annual dividend rate assuming an exchange ratio based upon the closing price of TrustCo common on June 23, 2000, August 18, 2000 and October ___, 2000.
                  TrustCo's current annualized dividend is $0.60 per share, and Hudson's current annualized dividend is $0.20 per share. Because the actual number of shares of TrustCo common stock that Hudson's stockholders will receive is not yet fixed, the estimated amount of cash dividends Hudson's stockholders will receive will fluctuate with the value of TrustCo common stock.



                                                                                         TrustCo Proposal
                                    Closing Price of               Exchange        Pro Forma Equivalent Dividend
                Date              Trustco Common Stock               Ratio               Per Hudson Share
                ----              --------------------             --------        ------------------------------
             June 23, 2000               $10.875                     0.625                     0.38
           August 18, 2000                12.000                     0.567                     0.34
           October 2, 2000                12.125                     0.561                     0.34


         - SUPERIOR PERFORMANCE. Based on past performance of TrustCo stock (for example, TrustCo has realized more than a 23% average annual total return for each of the three-year, five-year and seven-year periods ended December 31, 1999), we believe that Hudson stockholders will realize superior performance over Hudson's common stock. It should be noted, however, that each specific aspect of the performance of TrustCo's common stock may not, in all cases, be superior to that of Hudson's common stock.

COMPARATIVE MARKET PRICE INFORMATION

         TrustCo, Hudson and Cohoes common stock trade on the Nasdaq under the symbols "TRST", "HRBT" and "COHB", respectively.


         The following table lists the closing prices on the Nasdaq of the stock of TrustCo and Hudson, the value of the TrustCo offer per share of Hudson stock, and the estimated number of whole shares of TrustCo stock to be exchanged for each share of Hudson stock on June 23, 2000, the last trading day before we announced our initial offer to acquire Hudson, and on October 2, 2000, the last trading day prior to announcement of our revised offer. Because the value of the TrustCo stock you will receive per share of Hudson stock is fixed at $6.80, the number of shares of TrustCo stock you will receive will fluctuate as the market price of TrustCo stock changes. The prices set forth below do not reflect the effect of the 15% stock split declared by TrustCo's board of directors on August 15, 2000, which is payable on November 13, 2000.


                                             Value of    Estimated
                                             Hudson       Number         If you own 100
                                             Common      of Shares      shares of Hudson,
                                              Stock      of TrustCo      you receive the
                                             Under        Common         following number
                                             TrustCo      Stock To         of shares OF
                     Trustco      Hudson      Offer      Be Received         Trustco
                     -------      ------     -------     -----------    -----------------
June 23, 2000        $10.875      $10.375      $6.80         0.625              62
August 18, 2000       12.00        11.50        6.80         0.567              57
October 2, 2000       12.125       13.25        6.80         0.561              56



         Based upon the closing price of TrustCo common stock on October ___, 2000 (the last trading day prior to the date of this Prospectus), Hudson stockholders would receive, upon completion of the TrustCo offer, 0.___ shares of TrustCo common stock for each of shares of Hudson common stock held by them.

         The table below sets forth the high and low last sale prices for TrustCo's, and Hudson's common stock for the periods indicated, as reported on Nasdaq. TrustCo's fiscal year ends December 31 and Hudson's fiscal year ends March 31. The prices set forth below do not reflect the effect of the 15% stock split declared by TrustCo's board of directors on August 15, 2000, which is payable on November 13, 2000.


                                             Trustco Common             Hudson Common*
                                            ---------------           ----------------
     Year            Quarter Ended          High        Low           High        Low
     ----            -------------          ----        ---           ----        ---
     1998       March 31                   $12.88     $10.60           --          --
                June 30                     12.99      11.20           --          --
                September 30                13.59      10.82         13.75        9.38
                December 31                 15.00      11.41         11.75        8.75

     1999       March 31                    15.00      12.47         12.00       10.06
                June 30                     14.50      12.50         11.75        9.88
                September 30                15.28      12.22         12.13       10.75
                December 31                 15.44      12.75         11.25        9.75

     2000       March 31                    13.75      10.25         10.56        9.50
                June 30                     12.75      10.63         12.06        9.13
                September 30                13.06      11.13         13.38       10.63
                (through  October  ___,
                2000)

*        Hudson stock started trading in July 1998.

         You can obtain current stock price quotations for TrustCo and Hudson from a newspaper, on the Internet or by calling your broker.


DIVIDEND POLICY OF TRUSTCO (PAGE 16)

         The holders of TrustCo stock receive dividends if and when declared by the TrustCo board of directors out of legally available funds. Our past practice, as discussed on pages 33 and 34, has been to pay dividends at a rate of 65% to 85% of operating earnings. For each of the past two fiscal quarters, we have paid a quarterly cash dividend of $0.15 per share, and, on August 15, 2000, TrustCo's board of directors declared a quarterly dividend of $0.15 per share, payable October 2, 2000 to shareholders of record on September 8, 2000. Also on August 15, 2000, TrustCo's board approved a 15% stock split, with the additional shares of TrustCo common stock to be payable on November 13, 2000 to shareholders of record on October 20, 2000. Following completion of the offer and a TrustCo-Hudson merger, we expect to continue paying quarterly cash dividends on a basis consistent with our past practice. However, the declaration and payment of dividends will depend upon business conditions, operating results, capital and reserve requirements and consideration of other relevant factors. No assurance can be given that we will continue to pay dividends on our stock in the future.

THE OFFER (PAGE 36)


         WE ARE OFFERING TO EXCHANGE A COMBINATION OF SHARES OF TRUSTCO STOCK AND CASH TOTALING $17.00 FOR EACH SHARE OF HUDSON STOCK

         We are offering, upon the terms and subject to the conditions set forth in this Prospectus and in the letter of transmittal, to exchange a combination of shares of TrustCo stock and cash totaling $17.00 for each outstanding share of Hudson stock that is validly tendered on or before the expiration date and not properly withdrawn. The stock component of the exchange consideration will consist of TrustCo stock an aggregate value of $6.80, and the cash component will be $10.20. The term "expiration date" means 12:00 midnight, New York time, on __________, 2000, unless we extend the period of time for which this offer is open, in which case the term "expiration date" means the latest time and date on which the offer, as so extended, expires. We are not making any assurance that we will exercise our right to extend our offer, although we currently intend to do so until all conditions have been satisfied or waived.

         The following table shows the number of shares of TrustCo stock we will pay to Hudson stockholders in exchange for each share of Hudson stock assuming various average closing prices of TrustCo stock. The actual number of shares of TrustCo stock that Hudson stockholders will receive will be based upon the average closing price of the TrustCo stock on the Nasdaq over a 20-day period ending 5 days before the closing on our offer.


           AVERAGE CLOSING PRICE                                      NUMBER OF
             OF TRUSTCO STOCK           OFFER PRICE      CASH       TRUSTCO SHARES
           ----------------------       -----------      -----      ---------------
                   $15.00                   $17.00       $10.20         0.453
                    14.00                    17.00        10.20         0.486
                    13.00                    17.00        10.20         0.523
                    12.00                    17.00        10.20         0.567
                    11.00                    17.00        10.20         0.618
                    10.00                    17.00        10.20         0.680

         If the $__________ closing price of TrustCo stock on October ___, 2000 were the average closing price for TrustCo's offer, Hudson shareholders would receive 0._______ shares of TrustCo stock for each of their shares of Hudson stock.

         OUR OFFER IS SUBJECT TO CERTAIN CONDITIONS

         Our offer to exchange shares of TrustCo stock for shares of Hudson stock is subject to several conditions referred to under "THE EXCHANGE OFFER--Certain Conditions of the Exchange Offer," including the following conditions:

         - tender of enough shares of Hudson stock so that, after completion of the offer, we own at least a majority of the shares of Hudson stock (on a fully diluted basis);





         -        the valid termination of the Hudson-Cohoes option agreement;

         - the execution of a definitive merger agreement between TrustCo and Hudson and the approval thereof by Hudson's board of directors and its shareholders;


         - the receipt of all required regulatory approvals for this offer and the merger of TrustCo (or its subsidiary) and Hudson and of Trustco Bank and Hudson River Bank & Trust Company;

         - our receipt at the time of closing of this offer of an opinion that the offer and the TrustCo-Hudson merger can be accomplished as a tax-free transaction;


         - our being satisfied that the provisions of Section 203 of the Delaware General Corporation Law and certain anti-takeover provisions found in Hudson's Certificate of Incorporation do not apply to or otherwise restrict our offer and the proposed TrustCo-Hudson merger; and

         - if required under the rules of the Nasdaq Stock Market, the approval by our stockholders of the issuance of TrustCo stock in our offer for Hudson.

         These conditions must be satisfied or waived on or prior to the expiration of our offer.

         OUR OFFER IS CURRENTLY SCHEDULED TO EXPIRE ON _______, 2000

         Our offer is currently scheduled to expire on __________, 2000. However, we currently intend to extend our offer from time to time as necessary until all the conditions to the offer have been satisfied or waived. See "THE EXCHANGE OFFER--Extension, Termination and Amendment."

         OUR OFFER MAY BE EXTENDED, TERMINATED OR AMENDED

         We expressly reserve the right, in our sole discretion, at any time or from time to time, to extend the period of time during which our offer remains open, and we can do so by giving oral or written notice of such extension to the exchange agent. If we decide to extend our offer, we will make an announcement to that effect no later than 9:00 A.M., New York time, on the next business day after the previously scheduled expiration date. We are not making any assurance that we will exercise our right to extend our offer, although we currently intend to do so until all conditions have been satisfied or waived. During any such extension, all shares of Hudson stock previously tendered and not withdrawn will remain subject to the offer, subject to your right to withdraw your Hudson shares.

         Subject to the SEC's applicable rules and regulations, we also reserve the right, in our sole discretion:

         - to delay our acceptance for exchange or our exchange of any shares of Hudson stock pursuant to our offer, or to terminate our offer and not accept for exchange or exchange any shares of Hudson stock not previously accepted for exchange or exchanged, upon the failure of any of the conditions of the offer to be satisfied on or prior to the expiration date, or upon the failure of the condition relating to regulatory approvals to be satisfied at any time after the expiration date regardless of whether we previously accepted for exchange or exchanged any shares of Hudson stock; and


         - to waive any condition (other than the conditions relating to any required TrustCo stockholder approval, regulatory approvals and the effectiveness of the Registration Statement for the shares of TrustCo stock to be issued in our offer) or otherwise to amend the offer in any respect, by giving oral or written notice of such delay, termination or amendment to the exchange agent and by making a public announcement.


         We will follow any extension, termination, amendment or delay, as promptly as practicable, with a public announcement. Subject to applicable law (including rules 14d-4(c) and 14d-6(d) under the 1934 Act, which require that any material change in the information published, sent or given to the stockholders in connection with the offer be promptly sent to stockholders in a manner reasonably designed to inform them of such change) and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

         Upon the terms and subject to the conditions of our offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for exchange, and will exchange, shares of Hudson stock validly tendered and not properly withdrawn as promptly as practicable after the expiration date, and promptly after they are tendered during any subsequent offering period.

         TENDERED SHARES MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXCHANGE OF SUCH SHARES

         Your tender of shares of Hudson stock pursuant to the offer is irrevocable, except that shares of Hudson stock tendered pursuant to the offer may be withdrawn at any time after __________, 2000 and prior to the time that your shares have been exchanged for TrustCo stock following completion of our offer.

         WE MAY PROVIDE A SUBSEQUENT OFFERING PERIOD

         We may, although we do not currently intend to, elect to provide a subsequent offering period of three to twenty business days after the acceptance of shares of Hudson stock pursuant to the offer if the requirements under rule 14d-11 of the 1934 Act have been met. You will not have the right to withdraw shares of Hudson stock that you tender in the subsequent offering period, if any.

         PROCEDURE FOR TENDERING SHARES

         For you to validly tender shares of Hudson stock pursuant to our offer:

         - a properly completed and duly executed letter of transmittal, along with any required signature guarantees, or an agent's message (which is explained below) in connection with a book-entry transfer, and any other required documents, must be received by the exchange agent at its address set forth on the back cover of this Prospectus, and certificates for tendered shares of Hudson stock must be received by the exchange agent at such address, or those shares must be tendered pursuant to the procedures for a book-entry tender set forth in "THE EXCHANGE OFFER--Procedure for Tendering Shares" (and a confirmation of receipt of such tender received), in each case before the expiration date; or

         - you must comply with the guaranteed delivery procedures set forth in "THE EXCHANGE OFFER--procedure for Tendering Shares."


NO APPRAISAL RIGHTS IN CONNECTION WITH THE OFFER (PAGE 76)


         The offer does not entitle you to appraisal rights with respect to your shares of Hudson stock. Hudson stockholders who have not validly tendered their shares in the offer and do not vote in favor of the proposed TrustCo-Hudson merger will not have the right under the Delaware General Corporation Law to dissent and demand appraisal of their shares of Hudson stock.


TRUSTCO WILL ACCOUNT FOR THE MERGER USING THE "PURCHASE" METHOD (PAGE 53)


         TrustCo will account for the TrustCo-Hudson merger as a purchase for financial reporting purposes.


FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE (PAGE 23)


         This Prospectus, including information included or incorporated by reference in this document, contains forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of each of TrustCo, Hudson and Cohoes, as well as information relating to the exchange offer. Also, statements preceded by, followed by or that include the words "will," "may," "should," "continue," "believes," "expects," "intends," "anticipates," or similar expressions, are forward-looking statements. These forward-looking statements involve various risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to various factors.

OFFER TO ACQUIRE COHOES (PAGE 35)

         On June 8, 2000, TrustCo made an offer to acquire all of the issued and outstanding shares of Cohoes for TrustCo stock valued at $16.00 for each Cohoes share. TrustCo has increased its offer to purchase each Cohoes share to $18.00, consisting of a combination TrustCo stock valued at $7.20 and $10.80 in cash. TrustCo intends to commence an exchange offer for Cohoes on October ___, 2000. Neither this offer nor the proposed TrustCo-Hudson merger is conditioned on the approval or consummation of TrustCo's offer to Cohoes.

                SELECTED HISTORICAL AND PRO FORMA PER SHARE DATA

                                  (unaudited)

         The following tables show book value per share as of June 30, 2000 for each of TrustCo, Hudson, Cohoes, TrustCo/Hudson combined and TrustCo/Hudson/Cohoes combined. The per share information for TrustCo does not reflect the effect of the 15% stock split declared by TrustCo's board of directors on August 15, 2000, which is payable on November 13, 2000. Also shown is historical net income per share and dividends per share information for each of TrustCo, Hudson and Cohoes for the six months ended June 30, 2000 and the twelve months ended December 31, 1999 and similar pro forma information for TrustCo/Hudson combined and TrustCo/Hudson/Cohoes combined for the six months ended June 30, 2000. Also shown, for comparative purposes, is historical net income per share information for Hudson for the twelve months ended March 31, 2000 and Cohoes for the twelve months ended June 30, 2000, their most recently reported fiscal year ends.

         The information concerning Hudson and Cohoes is derived from previously filed Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and previously released press releases. TrustCo does not make any representation with respect to either Hudson or Cohoes amounts and has not performed any procedures to ensure their accuracy or reasonableness.

         The information shown for TrustCo has been prepared from historical financial information from previously filed Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and previously released press releases.

         The information is for illustrative purposes only. The companies would likely have performed differently had they always been combined. The information should not be relied on as an indication of future results that the combined company will experience after the transaction is completed. The pro forma results are also not necessarily indicative of the future financial position or future operating results of the combined company. In particular, TrustCo expects to achieve operating cost savings as a result of the Hudson and Cohoes transactions. See "BACKGROUND OF THE EXCHANGE OFFER--Benefits of the transaction" No adjustments have been included in the combined pro forma operating amounts for the anticipated operating cost savings.

                                                               6 MONTHS           12 MONTHS
                                                                 ENDED               ENDED                  FISCAL
                                                             JUNE 30, 2000      DECEMBER 31, 1999         YEAR-END (1)
                                                             -------------      -----------------         ------------
NET INCOME PER COMMON SHARE:
Historical - Basic
             TrustCo                                           $      0.39            $       0.71          $     0.71
             Hudson                                                   0.37                    0.59                0.65
             Cohoes                                                   0.42                    0.70                0.74
Pro forma combined TrustCo/Hudson                                     0.34                    0.61
Pro forma combined TrustCo/Hudson/Cohoes                              0.32                    0.58

Historical - Diluted
             TrustCo                                            $     0.38            $       0.68          $     0.68
             Hudson                                                   0.37                    0.59                0.65
             Cohoes                                                   0.42                    0.70                0.74
Pro forma combined TrustCo/Hudson                                     0.33                    0.59
Pro forma combined TrustCo/Hudson/Cohoes                              0.31                    0.56

DIVIDENDS PER COMMON SHARE (4):

Historical
             TrustCo                                            $     0.30            $       0.56
             Hudson                                                   0.08                    0.09
             Cohoes                                                   0.14                    0.18
Equivalent dividends per common share
             Hudson (2)                                         $     0.17                    0.31
             Cohoes (3)                                               0.18            $       0.33

                                                                                          TANGIBLE
PER COMMON SHARE AT JUNE 30, 2000:                              BOOK VALUE              BOOK VALUE
                                                       -------------------------------------------
Historical
             TrustCo                                            $     3.30            $       3.30
             Hudson                                                  13.07                   12.33
             Cohoes                                                  15.33                   15.13
Pro forma combined TrustCo/Hudson                                     4.52                    3.42
Pro forma combined TrustCo/Hudson/Cohoes                              4.97                    3.39


(1) For the Fiscal Year-End amount, TrustCo has a fiscal year end of December 31, 1999, Cohoes has a fiscal year end of June 30, 2000 and Hudson has a fiscal year end of March 31, 2000.

(2) Equivalent dividends per share are calculated for Hudson by multiplying the historical TrustCo dividends per share by the estimated transaction exchange rate of 0.56, which is calculated by dividing the Hudson acquisition price of $6.80 by the $12.25 market value of TrustCo stock on September 28, 2000.

(3) Equivalent dividends per share are calculated for Cohoes by multiplying the historical TrustCo dividends per share by the estimated transaction exchange rate of 0.59, which is calculated by dividing the Cohoes acquisition price of $7.20 by the $12.25 market value of TrustCo stock on September 28, 2000.

(4) Because the exact exchange ratio of TrustCo stock to Hudson stock has not yet been determined, the pro forma estimated dividend rate is subject to fluctuation.

              SELECTED HISTORICAL FINANCIAL INFORMATION FOR TRUSTCO

         The following is a summary of selected consolidated financial data of TrustCo for each of the years in the five-year period ended December 31, 1999 and the six-month periods ended June 30, 2000 and 1999. This information is derived from reports previously filed by TrustCo with the SEC. See "WHERE YOU CAN FIND MORE INFORMATION." You should read this summary together with these financial statements and their accompanying notes. We believe that this financial information includes all adjustments necessary for a fair presentation of such information. Results for the interim periods do not necessarily indicate results that may be expected for any other interim or annual period. This information does not reflect the effect of our acquisition of Landmark, which we completed on July 28, 2000.

                              TRUSTCO BANK CORP NY
                    SELECTED HISTORICAL FINANCIAL INFORMATION
                                   (UNAUDITED)
               (IN THOUSANDS EXCEPT RATIOS AND PER SHARE AMOUNTS)

                                                   AT JUNE 30,                          AT DECEMBER 31,
                                               -----------------       ------------------------------------------------------------
                                               2000         1999          1999        1998         1997         1996         1995
                                               ----         ----          ----        ----         ----         ----         ----
Selected Consolidated Financial Data:
Total assets                              $2,367,107     $2,409,016  $2,364,022   $2,485,080   $2,372,265   $2,261,780   $2,176,185
Loans, net                                 1,319,680      1,269,893   1,293,989    1,268,328    1,244,821    1,190,321    1,177,822
Securities available for sale                661,478        713,174     640,830      717,410      601,899      618,670      640,206
Deposits                                   1,979,144      2,044,731   1,994,909    2,107,414    2,021,863    1,953,146    1,930,649
Borrowings                                   162,109        142,178     152,782      147,924      127,850      111,662       56,654
Shareholders' equity                         176,132        176,528     166,356      185,842      178,825      162,400      160,099
                                               FOR THE SIX MONTHS
                                                 ENDED JUNE 30,                   FOR THE YEAR ENDED DECEMBER 31,
                                               ------------------       -----------------------------------------------------------
                                                 2000         1999        1999        1998         1997         1996         1995
                                                 ----         ----        ----        ----         ----         ----         ----
Selected Operating Data:
Interest income                                  $85,276    $83,264    $167,205     $174,050     $172,005     $166,647     $161,552
Interest expense                                  36,026     37,852      74,013       88,347       86,520       82,342       80,200
                                                --------     ------    --------     --------     --------     --------     --------
Net interest income                               49,250     45,412      93,192       85,703       85,485       84,305       81,352
Provision for loan losses                          1,650      3,013       5,063        4,610        5,414        6,577       12,698
                                                --------    -------    --------    ---------     --------    ---------     --------
Net interest income after provision               47,600     42,399      88,129       81,093       80,071       77,728       68,654
Noninterest income                                 6,857      9,670      15,416       22,122       17,222       10,313       14,067
Noninterest expense                               23,354     23,555      45,636       48,765       46,226       42,015       44,440
                                                --------     ------    --------     --------     --------     --------     --------
Income before income taxes                        31,103     28,514      57,909       54,450       51,067       46,026       38,281
Income tax expense                                10,336      9,699      19,724       19,435       18,892       17,327       12,754
                                               ---------      -----    --------     --------     --------     --------     --------
Net income                                      $ 20,767  $  18,815   $  38,185    $  35,015    $  32,175    $  28,699    $  25,527
                                                 =======   ========    ========     ========     ========     ========     ========

Selected Operating Ratios and Other Data:(2)
Return on average assets                             1.78%    1.56%       1.58%        1.44%        1.40%        1.29%        1.23%
Return on average shareholders' equity(1)           24.30    22.47       22.52        21.47        20.23        19.05        18.03
Cash dividend payout ratio                          77.19    78.62       79.16        75.97        72.34        70.38        69.55
Efficiency ratio                                    37.84    39.79       38.62        40.26        40.61        39.51        42.52
Net interest margin                                  4.50     4.01        3.82         3.81         4.02         4.07         4.18
Book value per share                                $3.30    $3.29       $3.11        $3.47        $3.32        $3.01        $2.98
Cash dividends per share                             0.30     0.275       0.56         0.50         0.43         0.38         0.33
Basic earnings per share                             0.39     0.35        0.71         0.65         0.59         0.53         0.48
Diluted earnings per share                           0.38     0.34        0.68         0.63         0.58         0.52         0.47
Basic earnings per share adjusted for 15% stock
split                                                0.34     0.30        0.62         0.56         0.51         0.46         0.42
Diluted earnings per share adjusted for 15% stock
split                                                0.33     0.29        0.59         0.54         0.50         0.45         0.41

--------------------------------
(1) Calculated excluding the market value adjustment on securities available for sale.
(2) Where appropriate ratios have been presented on an annualized basis.

              SELECTED HISTORICAL FINANCIAL INFORMATION FOR HUDSON

         The following is a summary of selected consolidated financial data of Hudson and Hudson River Bank & Trust Company for each of the years in the five-year period ended March 31, 2000 and the three-month periods ended June 30, 2000 and 1999. This information is derived from reports previously filed by Hudson and Hudson River Bank & Trust Company with the SEC. See "WHERE YOU CAN FIND MORE INFORMATION." You should read this summary together with Hudson's financial statements and their accompanying notes. Certain Hudson financial information has been reclassified to conform with TrustCo's financial information. Results for the interim periods do not necessarily indicate results that may be expected for any other interim or annual period.

                           HUDSON RIVER BANCORP, INC.
                    SELECTED HISTORICAL FINANCIAL INFORMATION
                                   (UNAUDITED)
           (DOLLARS IN THOUSANDS EXCEPT RATIOS AND PER SHARE AMOUNTS)

                                               AT AND FOR THE THREE
                                              MONTHS ENDED JUNE 30 ,                       AT OR FOR THE YEARS ENDED MARCH 31,
                                              ----------------------       ----------------------------------------------------
                                                2000          1999         2000         1999        1998       1997        1996
                                                ----          ----         ----         ----        ----       ----        ----
Earnings:
Interest income                                   $22,142      $16,824    $  76,423    $  63,526   $ 55,387   $ 52,881    $ 49,082
Interest expense                                    9,673        6,239       30,509       26,000     25,977     25,426      24,086
                                                    -----        -----     --------     --------   --------   --------    --------
Net interest income                                12,469       10,585       45,914       37,526     29,410     27,455      24,996
                                                   ------       ------     --------     --------   --------   --------    --------
Provision for loan losses                           1,425        1,700        6,200        7,341      8,491      3,826       1,090
Other operating income                                694          592        2,588        2,418      2,845      1,825       1,635
Other operating expenses                            7,580        6,301       27,788       26,612     19,030     16,187      14,199
                                                    -----        -----     --------     --------   --------   --------    --------
Income before tax expenses                          4,158        3,176       14,514        5,991      4,734      9,267      11,342
Tax expense                                         1,515        1,115        4,988        2,184      1,903      3,607       4,298
                                                    -----        -----     --------     --------   --------   --------    --------
Net income                                         $2,643       $2,061     $  9,526     $  3,807   $  2,831   $  5,660    $  7,044
                                                   ======       ======     ========     ========   ========   ========    ========

Per Share Data (1):

Basic earnings per share                            $0.19        $0.13        $0.65        $0.17         --         --          --
Diluted earnings per share                          $0.19        $0.13         0.65         0.17         --         --          --
Book value at period end,
         including unallocated ESOP
         shares and unvested RRP shares            $13.07        12.43        12.85        12.39         --         --          --
Tangible book value per share, including
         unallocated ESOP shares and
         unvested RRP shares                        12.33        12.25        12.11        12.21         --         --          --

Average Balances and Shares
Total assets                                   $1,146,510     $868,415     $996,448     $809,385   $659,984   $640,867    $597,435
Earning assets                                  1,083,249      837,055      950,380      778,691    628,747    612,296     571,263
Loans                                             833,831      590,507      698,403      522,974    507,293    471,295     444,645
Securities available for sale                     232,350      223,741      231,931      156,405     39,357     53,445      26,889
Securities held to maturity                         8,384       19,508       14,899       47,738     71,966     83,343      92,243
Deposits                                          701,622      551,406      682,029      608,936    577,721    562,922     530,339
Short-term FHLB advances                          138,021       38,469       65,542        2,916      3,699      4,459         745
Long-term FHLB borrowings                          30,600           --       18,386           --         --         --          --
Shareholders' equity                              199,861      216,658      207,953      185,770     67,780     63,322      56,261
Shares outstanding (thousands):
     Basic                                         13,672       15,293       14,556       16,302         --         --          --
     Diluted                                       13,673       15,293       14,577       16,302         --         --          --

                                      AT OR FOR THE THREE
                                      MONTHS ENDED JUNE 30,                      AT OR FOR THE YEARS ENDED MARCH 31,
                                      ---------------------      --------------------------------------------------------------
                                         2000         1999          2000          1999          1998         1997         1996
                                         ----         ----          ----          ----          ----         ----         ----
Financial Ratios:

Return on average assets                  0.92%       0.85%           0.96%        0.47%          0.43%       0.88%        1.18%
Return on average equity                  5.30        3.83            4.58         2.05           4.18        8.94        12.52
Net interest margin                       4.62        5.09            4.83         4.82           4.68        4.48         4.38
Efficiency ratio (2)                     53.38       52.32           52.61        50.48          56.78       54.18        51.89
Expense ratio (2)                         2.46        2.69            2.56         2.49           2.77        2.47         2.31
Equity to assets at period end           17.31       24.26           17.46        24.89          10.18       10.00         9.56
Tangible equity to tangible assets at    16.49       23.99
      period end                                                     16.62        24.62          10.10        9.96         9.50
Allowance to nonperforming loans        158.28      100.47          190.50       143.77          52.32       29.37        32.57
Allowance to loans                        2.43        2.61            2.38         2.47           1.62        1.19         0.79

(1) Per share data only applied to periods since Hudson's initial public offering on July 1, 1998.

(2) Ratio does not include other real estate owned and repossessed property expenses, net securities transactions, and goodwill and other intangibles amortization for each period. The 1999 ratio does not include a charitable contribution to the Hudson River Bank & Trust Company Foundation.

              SELECTED HISTORICAL FINANCIAL INFORMATION FOR COHOES

         The following is a summary of selected consolidated financial data of Cohoes for each of the years in the five-year period ended June 30, 2000. This information is derived from earnings releases and reports previously filed by Cohoes and Cohoes Savings Bank with the SEC. See "WHERE YOU CAN FIND MORE INFORMATION." You should read this summary together with Cohoes' financial statements and their accompanying notes. Certain Cohoes financial information has been reclassified to conform with TrustCo's financial information.

                              COHOES BANCORP, INC.
                    SELECTED HISTORICAL FINANCIAL INFORMATION
                                   (UNAUDITED)
           (DOLLARS IN THOUSANDS EXCEPT RATIOS AND PER SHARE AMOUNTS)

                                                                      AT JUNE 30,
                                                 -------------------------------------------------------
                                                  2000       1999        1998        1997        1996
                                                  ----       ----        ----        ----        ----
Selected Consolidated Financial Data:

Total assets                                     $727,014   $650,470    $535,716    $491,700    $463,363
Cash and cash equivalents                          12,658     11,114      14,229      16,664       8,900
Loans, net                                        600,413    521,005     412,759     398,530     393,970
Investment securities                              55,129     54,455      45,424      25,273      25,969
Securities available for sale                      32,570     44,742      48,720      35,475      20,886
Deposits                                          498,875    446,123     449,541     429,390     404,539
Borrowings                                         96,201     49,045      19,897          --       2,116
Shareholders' equity                              121,306    139,430      53,282      49,092      44,290
Real estate owned                                     561        724         509       1,874         421
Nonperforming loans                                 4,043      4,993       5,649       6,688       7,793

                                                             FOR THE FISCAL YEAR ENDED JUNE 30
                                                 -------------------------------------------------------
                                                  2000       1999        1998        1997        1996
                                                  ----       ----        ----        ----        ----
Selected Operating Data:

Interest income                                  $ 49,685    $43,038     $38,423     $36,285     $35,383
Interest expense                                   22,540     20,334      19,262      17,821      18,164
                                                   ------     ------      ------      ------      ------
Net interest income                                27,145     22,704      19,161      18,464      17,219
Provision for loan losses                           1,600      1,235       1,400       1,325         490
                                                   ------     ------      ------      ------      ------
Net interest income after provision for loan
  losses                                           25,545     21,469      17,761      17,139      16,729
Noninterest income                                  2,381      2,916       2,743       2,790       2,467
Noninterest expense                                18,655     20,443      13,767      12,314      11,919
                                                   ------     ------      ------      ------      ------
Income before income taxes                          9,271      3,942       6,737       7,615       7,277
Income tax expense                                  3,392      1,511       2,650       2,972       2,882
                                                  -------    -------     -------     -------     -------
Net income                                       $  5,879    $ 2,431     $ 4,087     $ 4,643     $ 4,395
                                                  =======     ======      ======       =====       =====

Selected Operating Ratios and Other Data:(2)
Performance ratios:
Yield on average interest-earning assets             7.42%      7.42%      7.96%        8.04%       7.98%
Rate paid on average interest-bearing
  liabilities                                        4.02       4.06       4.33         4.27        4.42
Net interest rate spread                             3.40       3.36       3.63         3.77        3.56
Net interest income after provision for loan
  losses to noninterest expenses                   136.93     105.02     129.01       139.18      140.36
Noninterest expenses as a percent of average
  assets                                             2.69       3.40       2.75         2.62        2.59
Return on average assets                             0.85       0.40       0.82         0.99        0.95
Return on average equity                             4.62       2.53       7.88         9.87       10.28
Ratio of average equity to average assets           18.35      15.95      10.35        10.03        9.28
Efficiency ratio                                    63.18      79.79      62.85        57.94       60.55
Basic earnings per share (1)                        $0.74      $0.37        N/A          N/A         N/A
Diluted earnings per share (1)                       0.74       0.37        N/A          N/A         N/A
Dividends per share                                  0.26       0.06        N/A          N/A         N/A
Dividend payout ratio                               35.14%     16.22%       N/A          N/A         N/A
Book value per share                               $15.33     $14.62        N/A          N/A         N/A
Weighted average shares outstanding (thousands):
         Basic                                      7,998      8,798        N/A          N/A         N/A
         Diluted                                    7,998        N/A        N/A          N/A         N/A

Asset Quality Ratios:

Nonperforming loans as a percent of total loans      0.67%      0.95%      1.36%        1.66%       1.96%
Nonperforming assets as a percent of total assets    0.63       0.88       1.15         1.74        1.77
Allowance for loan losses as a percent of
  total loans                                        0.83       0.77       0.85         0.77        0.82
Allowance for loan losses as a percent of
  nonperforming loans                                124%        81%        63%          46%         42%


(1) Earnings per share for fiscal year 1999 reflects earnings since conversion.

                SELECTED PRO FORMA COMBINED FINANCIAL INFORMATION

         The following tables show selected pro forma financial data for TrustCo/Hudson combined, TrustCo/Cohoes combined and TrustCo/Hudson/Cohoes combined.

         The information concerning Hudson and Cohoes is derived from previously filed Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and previously released press releases. TrustCo does not make any representation with respect to either Hudson or Cohoes amounts and has not performed any procedures to ensure their accuracy or reasonableness.

         The information shown for TrustCo has been prepared from historical financial information from previously filed Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and previously released press releases.

         The information is for illustrative purposes only. The companies would likely have performed differently had they always been combined. The information should not be relied on as an indication of future results that the combined company will experience after the transaction is completed. The pro forma results are also not necessarily indicative of the future financial position or future operating results of the combined company. In particular, TrustCo expects to achieve operating cost savings as a result of the Hudson and Cohoes transactions. See "BACKGROUND OF THE EXCHANGE OFFER--Benefits of the transaction". No adjustments have been included in the combined pro forma operating amounts for the anticipated operating cost savings.

The following table shows selected financial information for TrustCo and Hudson on a pro forma combined basis:

                              TRUSTCO BANK CORP NY
                                       AND
                           HUDSON RIVER BANCORP, INC.
                   PRO FORMA COMBINED SELECTED FINANCIAL DATA
                                   (unaudited)

                          SUMMARY FINANCIAL INFORMATION
                             TRUSTCO/HUDSON COMBINED



                                                  AT JUNE 30, 2000
                                                ----------------------
(in thousands, except per share information)
Selected Consolidated Financial Data:
Total assets                                             $3,428,925
Loans, net                                                2,142,181
Securities available for sale                               827,288
Goodwill and other intangibles*                              68,317
Deposits                                                  2,724,176
Borrowings                                                  344,533
Shareholders' equity                                        280,247

                                            FOR THE SIX MONTHS                FOR THE TWELVE MONTHS
Selected Operating Data:                    ENDED JUNE 30, 2000               ENDED DECEMBER 31, 1999
                                            -----------------------           -----------------------
Interest income                                     $122,950                           $228,699
Interest expense                                      54,668                            101,571
                                                      ------                            -------
Net interest income                                   68,282                            127,128
Provision for loan losses                              4,575                             11,263
Noninterest income                                     8,280                             17,811
Noninterest expense                                   39,812                             74,715
Income tax expense                                    11,287                             21,159
                                                      ------                             ------
Net income                                           $20,888                            $37,802
                                                     =======                            =======

Net income per share:
Basic                                                $  0.34                             $ 0.61
Diluted                                                 0.33                               0.59
Basic - Adjusted for TrustCo 15% stock split            0.29                               0.53
Diluted - Adjusted for TrustCo 15% stock split          0.29                               0.51


*Goodwill to be amortized over 20 years using the straight-line method.

NOTE:
   The pro forma selected results of operations do not take into consideration any potential cost savings or revenue enhancements that will likely be realized as a result of these transactions. TrustCo currently estimates that approximately 50% of the noninterest expense of Hudson can be eliminated

See the notes to the Unaudited Pro Forma Combined Financial Information.

The following table shows selected financial information for TrustCo and Cohoes on a pro forma combined basis:

                              TRUSTCO BANK CORP NY
                                       AND
                              COHOES BANCORP, INC.
                   PRO FORMA COMBINED SELECTED FINANCIAL DATA
                                   (unaudited)

                          SUMMARY FINANCIAL INFORMATION
                             TRUSTCO/COHOES COMBINED

(in thousands, except per share information)
                                                                   AT JUNE 30, 2000
                                                                   ----------------
Selected Consolidated Financial Data:
Total assets                                                          $3,032,626
Loans, net                                                             1,920,093
Securities available for sale                                            656,423
Goodwill and other intangibles*                                           26,165
Deposits                                                               2,474,019
Borrowings                                                               258,310
Shareholders' equity                                                     233,098

                                                                  FOR THE SIX MONTHS               FOR THE TWELVE MONTHS
Selected Operating Data                                           ENDED JUNE 30, 2000             ENDED DECEMBER 31, 1999
                                                                  -------------------             -----------------------
Interest income                                                         $107,849                           $208,128
Interest expense                                                          47,943                             94,225
                                                                        --------                           --------
Net interest income                                                       59,906                            113,905
Provision for loan losses                                                  2,300                              6,888
                                                                        --------
Noninterest income                                                         8,506                             17,281
Noninterest expense                                                       33,746                             63,458
Income tax expense                                                        11,106                             21,472
                                                                        --------                           --------
Net income                                                               $21,260                           $ 39,366
                                                                        ========                           ========

Net income per share:

Basic                                                                     $ 0.37                             $ 0.67
Diluted                                                                     0.36                               0.65
Basic - Adjusted for TrustCo 15% stock split                                0.32                               0.59
Diluted - Adjusted for TrustCo 15% stock split                              0.31                               0.57


*Goodwill to be amortized over 20 years using the straight-line method.

NOTE:
    The pro forma selected results of operations do not take into consideration any potential cost savings or revenue enhancements that will likely be realized as a result of these transactions. TrustCo currently estimates that approximately 50% of the noninterest expense of Cohoes can be eliminated.

See the notes to the Unaudited Pro Forma Combined Financial Information.

The following table shows selected financial information for TrustCo, Hudson and Cohoes on a pro forma combined basis:

                              TRUSTCO BANK CORP NY
                           HUDSON RIVER BANCORP, INC.
                                       AND
                              COHOES BANCORP, INC.
                   PRO FORMA COMBINED SELECTED FINANCIAL DATA
                                   (unaudited)

                          SUMMARY FINANCIAL INFORMATION
                         TRUSTCO/HUDSON/COHOES COMBINED


(in thousands, except per share information)
                                                                   AT JUNE 30, 2000
                                                                   ----------------
Selected Consolidated Financial Data:
Total assets                                                          $4,094,444
Loans, net                                                             2,742,594
Securities available for sale                                            822,233
Goodwill and other intangibles*                                           94,482
Deposits                                                               3,219,051
Borrowings                                                               440,734
Shareholders' equity                                                     337,213

                                                                   FOR THE SIX MONTHS               FOR THE TWELVE MONTHS
Selected Operating Data:                                           ENDED JUNE 30, 2000             ENDED DECEMBER 31, 1999
                                                                   -------------------             -------------------------
Interest income                                                         $145,523                           $269,622
Interest expense                                                          66,585                            121,783
                                                                        --------                           --------
Net interest income                                                       78,938                            147,839
Provision for loan losses                                                  5,225                             13,088
Noninterest income                                                         9,929                             19,676
Noninterest expense                                                       50,204                             92,537
Income tax expense                                                        12,057                             22,907
                                                                        --------                           --------
Net income                                                              $ 21,381                           $ 38,983
                                                                        ========                           ========

Net income per share:
Basic                                                                     $ 0.32                             $ 0.58
Diluted                                                                     0.31                               0.56
Basic - Adjusted for TrustCo 15% stock split                                0.28                               0.57
Diluted - Adjusted for TrustCo 15% stock split                              0.27                               0.49


*Goodwill to be amortized over 20 years using the straight-line method.

NOTE:
   The pro forma selected results of operations do not take into consideration any potential cost savings or revenue enhancements that will likely be realized as a result of these transactions. TrustCo currently estimates that approximately 50% of the noninterest expense of Hudson and Cohoes can be eliminated.

See the notes to the Unaudited Pro Forma Combined Financial Information.

                         SUMMARY OF RECENT DEVELOPMENTS

                              TRUSTCO BANK CORP NY


         The following is a summary of selected consolidated financial data of TrustCo for the nine months ended September 30, 2000 and 1999. This information is derived from unaudited consolidated financial statements. We believe that this financial information includes all adjustments necessary for a fair presentation of such information. Results for the interim periods do not necessarily indicate results that may be expected for any other interim or annual period.



                                                       (UNAUDITED)
                                    (IN THOUSANDS EXCEPT RATIOS AND PER SHARE AMOUNTS)

                                               AT                AT
                                          SEPTEMBER 30,     DECEMBER 31,
                                              2000               1999
                                          -------------     ------------
Selected Consolidated Financial Data:
Total assets                                  $2,395,659        $2,364,022
Loans, net                                     1,380,424         1,293,989
Securities available for sale                    638,686           640,830
Deposits                                       1,993,313         1,994,909
Borrowings                                       166,454           152,782
Shareholders' equity                             184,320           166,356

                                                   FOR THE NINE MONTHS
                                                    ENDED SEPTEMBER 30,
                                                 -------------------------
                                                   2000             1999
                                                 --------         --------
Selected Operating Data:
Interest income                                  $129,374         $125,355
Interest expense                                   55,399           56,123
Net interest income                                73,975           69,232
Provision for loan losses                           2,560            4,013
Net interest income after provision                71,415           65,219
Noninterest income                                 10,824           13,568
Noninterest expense                                35,101           35,055
Income before income taxes                         47,138           43,732
Income tax expense                                 15,610           14.495
                                                   ------           ------
Net income                                       $ 31,528         $ 28,787
                                                 ========         ========

Selected Operating Ratios and Other Data
Return on average assets                            1.78%             1.59%
Return on average shareholders' equity(1)          24.31             22.72
Cash dividend payout ratio                         76.28             77.08
Efficiency ratio                                   37.54             38.97
Net interest margin                                 4.50              4.09
Book value per share                               $3.45             $3.21
Cash dividends per share                            0.45              0.41
Basic earnings per share                            0.59              0.54
Diluted earnings per share                          0.57              0.51
Basic earnings per share adjusted for
     15% stock split                                0.51              0.47
Diluted earnings per share adjusted for
     15% stock split                                0.50              0.45



(1)Calculated excluding the market value adjustment on securities available for sale.


         TrustCo reported net income for the third quarter of 2000 of $10.8 million, or $0.195 diluted earnings per share, compared to $10.0 million, or $0.178 diluted earnings per share, for the third quarter of

1999. The third quarter results represent increases of 8% and 10% in net income and diluted earnings per share, respectively, for 2000 compared to 1999.


         Net income for the nine months ended September 30, 2000 was $31.5 million, or $0.571 diluted earnings per share, compared to $28.8 million, or $0.514 diluted earnings per share, for the nine month period ended September 30, 1999. (The per share information does not reflect the effect of the 15% stock split declared by TrustCo's board of directors on August 15, 2000, which is payable on November 13, 2000.) The year to date results reflect increases of 10% and 11% in net income and diluted earnings per share, respectively, for the nine months ended September 30, 2000 compared to the similar period in 1999. Return on equity was 24.3% for both the third quarter and year to date, compared to 23.2% and 22.7% for the comparable periods in 1999.


         Net interest margin increased in the third quarter of 2000 to 4.50% from 4.25% in 1999. Taxable equivalent net interest income increased by $1.1 million to $25.9 million in the third quarter of 2000, compared to $24.8 million for the same quarter in 1999. Similarly, for the nine months ended September 30, 2000, taxable equivalent net interest income was $77.3, compared to $72.1 in 1999. The growth in margin and net interest income is the result of a plan executed by TrustCo in 1999 to limit its dependency on high-cost deposits. As a result, the average balance of deposits has decreased by $69.1 million for first nine months of 2000 compared to the same period in 1999. The average balance of deposits for the nine months ended September 30, 2000 and 1999 was $1.99 billion and $2.06 billion, respectively.

                                  RISK FACTORS

         In deciding whether to tender your shares of Hudson stock pursuant to our offer, you should read carefully this Prospectus and the documents to which we refer you. You should also carefully consider the following factors.

IF WE DO NOT SUCCESSFULLY INTEGRATE TRUSTCO'S AND HUDSON'S OPERATIONS, THE ANTICIPATED BENEFITS OF THE ACQUISITION OF HUDSON MAY NOT BE FULLY REALIZED


         If we complete the offer and our proposed merger, we will integrate two companies that have previously operated independently. We have not previously acquired an organization where there is the potential for management to be uncooperative in the integration process, and we have acquired only one organization, Trustco Savings Bank (with total assets of approximately $25.4 million), within the past nine years. There can be no assurance that we will not encounter difficulties in our efforts to integrate the operations of Hudson with our operations. The diversion of the attention of management to the integration effort and any difficulties encountered in combining our operations could adversely affect the combined company's business and results of operations. These risks could be increased if we complete our proposed acquisition of Cohoes in that we will integrate three companies that have previously operated independently.


THERE IS NO GUARANTEE THAT WE WILL ACHIEVE OUR PROJECTED COST SAVINGS OF APPROXIMATELY $15 MILLION ON A PRE-TAX BASIS

         We have estimated that, by combining TrustCo and Hudson, we could realize cost savings of approximately $15 million. See "BACKGROUND OF THE EXCHANGE OFFER--Benefits of the Transaction." Because we have been unable to discuss any of our cost savings assumptions or analyses with management of Hudson and because we have had no access to Hudson's internal information about its operations, in connection with the preparation of our cost savings estimates, we have relied on publicly available information concerning Hudson, our general knowledge of the markets in which we and Hudson compete and our past experience with respect to our own operations and our integration of acquired financial institutions. If we were permitted access to Hudson's internal information about its operations or if we were able to discuss our assumptions or analyses with Hudson's management, our cost savings estimate might differ. No assurance can be given that the estimated cost savings will be achieved or will occur in the time period anticipated. Furthermore, there can be no assurance that cost savings which are realized will not be offset by increases in other expenses, other charges to earnings or losses of revenue, including losses due to problems in integrating the Hudson operations into TrustCo.


         We expect to realize a significant portion of the cost savings through merging our subsidiary, Trustco Bank, National Association, with Hudson's subsidiary, Hudson River Bank & Trust Company, which will require the approval of the Office of the Comptroller of Currency and the New York Banking Department. We will file applications seeking these approvals as soon as possible, and the execution of a merger agreement and receipt of board, shareholder and regulatory approval of this merger is a condition to completion of our offer. These significant cost savings will not be realized unless and until we are able to integrate these operations. While we are not able to specifically quantify this portion of our estimated cost savings, we believe that it would constitute a majority of our estimated cost savings.


THERE IS NO GUARANTEE THAT WE WILL NOT SUFFER NET REVENUE RUN-OFF AS A RESULT OF INTEGRATING HUDSON'S BUSINESSES INTO OURS

         In formulating our earnings estimates, we have not assumed any net run-off of revenue attributable to our acquisition of Hudson. This assumption is based on our prior acquisition experience where we have been able to grow net interest income and non-interest income while achieving targeted cost savings. In addition, we have not made any decisions with respect to branch closings because we do not have access to internal information of Hudson from which we would expect to make such decisions. Accordingly, our earnings estimates do not assume the closure of any Hudson (or TrustCo) branches, although we would anticipate that certain branches will be closed.
We believe that any revenue reduction resulting from any branch closings would be offset by additional cost savings associated with such branch closings. If we were permitted access to non-public information regarding Hudson's business plans and operations, our assumption of no net revenue run-off might differ. Although we intend generally to integrate Hudson's operations and implement our cost savings measures in a manner that is designed to minimize the loss of revenues, there can be no assurance that some revenue will not be lost. Factors that could cause a loss of revenues include unanticipated loss of customers due to a lack of customer acceptance of our deposit, lending and investment products.

THERE CAN BE NO ASSURANCE THAT THE INTEGRATION PROCESS WILL NOT BE ADVERSELY AFFECTED IF HUDSON'S SENIOR EXECUTIVE MANAGEMENT OR OTHER EMPLOYEES ARE UNCOOPERATIVE IN THAT PROCESS

         As noted above, we have not previously engaged in an acquisition where there is the potential for management and other employees to be uncooperative with us in the integration process. Our proposal is not dependent upon the retention of Hudson's senior executive management, and we have no reason to believe that Hudson employees below the level of senior executive management would be uncooperative in the integration process, either before the completion of our proposed merger or thereafter. However, there can be no assurance that there will not be some level of uncooperativeness on the part of Hudson's senior executive management and/or its other employees which could adversely affect the integration process.

YOUR BOARD OF DIRECTORS MAY DELAY SATISFACTION OF CERTAIN CONDITIONS TO OUR
OFFER

         Several of the conditions to our offer will require action by the Hudson board of directors. See "THE EXCHANGE OFFER--Certain Conditions of the Exchange Offer." There can be no assurance that the Hudson board will take action to cause the satisfaction of these conditions to our offer.

THERE IS NO GUARANTEE THAT WE WILL BE SUCCESSFUL IN OUR ATTEMPT TO MERGE WITH BOTH HUDSON AND COHOES


         TrustCo's separate exchange offers for each of Hudson and Cohoes are not conditioned on the successful completion of the other. Accordingly, it is possible that the exchange offers could result in: (i) a three-way combination of TrustCo, Hudson and Cohoes; (ii) a combination of TrustCo and Hudson; (iii) a combination of TrustCo and Cohoes; or (iv) neither exchange offer could be successfully consummated. TrustCo does not anticipate, however, that the nature of its business operations would vary materially as a consequence of its combining with only one of, as opposed to both of, Hudson and Cohoes. The businesses of Hudson and Cohoes are similar in that both are community-oriented financial institutions with a primary focus on obtaining deposit accounts from the general public and originating primarily residential mortgage loans and, to a lesser extent, commercial and multi-family real estate loans. The market areas of TrustCo, Hudson and Cohoes are adjacent and complementary to one another, but, because the direct overlap of their branch locations is not extensive, the costs savings and efficiencies that could be anticipated to result from only a single acquisition would not be materially different from those to be anticipated from that acquisition even if both acquisitions were to be consummated. See the pro forma financial information on pages 16 and 23, which reflects the alternative possibilities for the successful completion of the respective exchange offers described above.

THE ACTUAL VALUE OF THE TRUSTCO COMMON STOCK RECEIVED BY HUDSON'S SECURITY HOLDERS IN EXCHANGE FOR SHARES OF HUDSON COMMON STOCK MAY BE MORE THAN OR LESS THAN $6.80 PER SHARE AT THE TIME OF EXCHANGE


         The actual value of the TrustCo common stock received by Hudson's security holders in exchange for shares of Hudson common stock may be more than or less than $6.80 per share at the time of exchange. This results from the fact that the exact number of shares of TrustCo common stock that will comprise the stock component of the consideration offered by TrustCo in exchange for Hudson common stock will be determined based upon the average closing price of the TrustCo stock on the Nasdaq over a twenty-day period, with the twenty-day period ending five days prior to the closing of the offer. It is possible that, in this five day interim period, the closing price of TrustCo common stock may fluctuate such that it is more or less than the foregoing average price used to calculate the exact exchange ratio. If the value of TrustCo common stock decreases during the five day interim period, the stock component of the exchange consideration received by Hudson stockholders may have a value of less than $6.80 per Hudson share and may comprise less than 40% of the total exchange consideration received. In addition, the payment of cash in lieu of fractional shares may also reduce the value of the stock component of the exchange consideration to less than 40% of the total exchange consideration.


IF TRUSTCO IS ABLE TO CONSUMMATE BOTH THE HUDSON MERGER AND THE COHOES MERGER, THERE IS A RISK THAT TRUSTCO MAY ENCOUNTER DIFFICULTY IN MAINTAINING ITS CURRENT DIVIDEND LEVEL

         Because the actual number of shares of TrustCo common stock that Hudson stockholders will receive is not yet fixed, the estimated amount of cash dividends Hudson stockholders will receive will fluctuate with the value of TrustCo common stock. In the past five years, on a compounded basis, TrustCo has achieved an 16% annual growth rate in its per share dividend. During the year ended December 31, 1999, TrustCo paid out approximately 79% of its net income in the form of cash dividends. Although TrustCo believes that, upon the completion of its proposed acquisition of Hudson, it will have the resources to continue to pay dividends consistent with its past practices, the declaration and payment of dividends is within the discretion of TrustCo's board of directors and, to the extent that TrustCo's board determines that the payment of such dividends may have an adverse effect upon TrustCo's growth potential, level of customer service or financial condition, the board may decide to reduce dividend payment rates.

IF SUCCESSFUL, THE OFFER WILL RESULT IN THE CREATION OF GOODWILL

         If TrustCo's offers to acquire Hudson and Cohoes are successful, TrustCo will account for the acquisitions as a purchase business combination and will record goodwill on its financial statements in an amount equal to the difference between the fair market value of Hudson's and Cohoes assets and liabilities and the purchase price paid by TrustCo for Hudson and Cohoes. If the transactions had occurred on June 30, 2000, TrustCo estimates that its acquisitions of Hudson and Cohoes would have resulted in the creation of goodwill in the amounts of $57.0 million and $24.6 million, respectively, and that the total amount of goodwill recorded on TrustCo's financial statements (including the existing amounts of goodwill on Cohoes' and Hudson's financial statements) would total $94.5 million. TrustCo will amortize the goodwill over a period of 15 to 20 years. The amortization of the goodwill will result in charges against TrustCo's future earnings and could result in TrustCo having fewer resources for paying dividends to shareholders. The section of this prospectus headed "Pro Forma Combined Financial Information" contains a more detailed analysis of the effect of the proposed acquisitions on the operations of the resulting company. The actual amount of goodwill created in the proposed acquisitions will depend upon the fair market value of Hudson's and Cohoes' assets and liabilities at the time the acquisitions are completed. There can be no assurance that the goodwill created by the acquisitions will be greater or less than that projected in the pro forma data.

IF SUCCESSFUL, THE OFFER WILL RESULT IN A BOOK VALUE PER SHARE DILUTION

         If successful, TrustCo's offers to acquire Hudson and Cohoes would result in dilution of the tangible book value per share of Hudson and Cohoes stockholders. As of June 30, 2000, the tangible book value per share of TrustCo, Hudson and Cohoes was $3.30, $12.33 and $15.13 respectively. Upon completion of TrustCo's proposed acquisition of Cohoes and Hudson, TrustCo's pro forma tangible book value would be $3.39 per share. If only the TrustCo-Hudson merger occurs, TrustCo's pro forma tangible book value would be $3.42 per share.


IF COMPLETION OF OUR OFFER DOES NOT QUALIFY AS A REORGANIZATION UNDER THE INTERNAL REVENUE CODE, YOU MAY BE TAXED ON THE FULL AMOUNT OF THE CONSIDERATION YOU RECEIVE FROM US


         In the opinion of our counsel, exchanges of Hudson common stock for TrustCo common stock pursuant to the exchange offer and the merger of TrustCo and Hudson should be treated for federal income tax purposes as a reorganization within the meaning of Section 368 of the Internal Revenue Code. In such event, holders of shares of Hudson common stock will recognize gain (but not loss) only up to the extent of cash received (excluding cash received in lieu of fractional shares). Cash received in lieu of a fractional shares of TrustCo common stock will be treated as received in redemption of such fractional share interest, and a Hudson shareholder will recognize gain or loss measured by the difference between the amount of cash received and the portion of the basis of the TrustCo common stock allocable to such fractional interest.


         If we complete our offer in a manner in which the offer does not qualify for the tax treatment described above, you may be taxed on any gain you realize up to the full $17.00 per share exchange consideration. We have conditioned this offer upon our receipt of an opinion of counsel at the time we complete the offer that the offer qualifies as a reorganization under Section 368, although we may waive this condition. See "THE OFFER - Material Federal Income Tax Consequences" for a more detailed discussion of the federal income tax consequences of the transactions we propose.

                        BACKGROUND OF THE EXCHANGE OFFER

PAST CONTACTS

         From time to time, TrustCo is involved in due diligence investigations, discussions and negotiations concerning possible business combination transactions with other financial institutions. TrustCo generally seeks to acquire financial institutions that would: (i) complement its overall strategic focus; (ii) provide opportunities for growth in markets where the target financial institution conducts business; and (iii) improve TrustCo's retail banking franchise.

         On August 26, 1999, Robert A. McCormick, TrustCo's President and Chief Executive Officer, and Robert T. Cushing, TrustCo's Vice President and Chief Financial Officer, met with Carl A. Florio, Hudson's Chief Executive Officer, to discuss TrustCo's plan of putting together approximately six local banks under TrustCo management to produce a strong locally owned and managed entity. At that meeting, McCormick proposed a price of $14 per share in TrustCo stock for each share of Hudson, which was approximately 1.3 times the market price of Hudson common stock at that time. At the August 26, 1999 meeting, Mr. Florio indicated that Hudson had no present intention of engaging in such a transaction with TrustCo and that he believed Hudson's board of directors supported this view. Two days later, without further discussion or investigation, Mr. Florio confirmed to TrustCo that Hudson had no interest in such a merger. According to the proxy statement provided to shareholders by Hudson in connection with its proposed merger with Cohoes, Mr. Florio had, prior to the meeting with Mr. McCormick, already discussed a potential merger with Harry L. Robinson, Cohoes' President and Chief Executive Officer, and the chief financial officers of Hudson and Cohoes had also already met to discuss such a merger.

         On April 25, 2000, Hudson and Cohoes announced that they had entered into their merger agreement and the related option agreement. Following announcement of the proposed Hudson-Cohoes merger, TrustCo reviewed its strategic options, including the possibility of proceeding with one or more offers for either or both of Hudson and Cohoes.

         On June 8, 2000, TrustCo sent a letter to Mr. Earl Schram, Jr., the Chairman of the Board of Hudson, proposing a merger of TrustCo and Hudson. Pursuant to the proposal, TrustCo would acquire Hudson in a merger (the "TrustCo-Hudson Merger") in which each share of Hudson's common stock would be exchanged for shares of TrustCo common stock valued at $14.00. On June 23, 2000, Hudson informed TrustCo that Hudson's Board of Directors had unanimously rejected the proposed TrustCo-Hudson Merger.

         On June 26, 2000, TrustCo publicly announced its intention to commence a tender offer to exchange shares of TrustCo common stock valued at $14.00 for each share of Hudson's common stock. Also on June 26, 2000, Hudson publicly announced that it remained fully committed to the proposed merger with Cohoes.

         On July 7, 2000, TrustCo filed a Form 425 with the SEC for the purpose of disclosing that it had published a newspaper notice to shareholders of Hudson and Cohoes, briefly describing that the boards of both Hudson and Cohoes had rejected the TrustCo offer, and emphasizing that a Hudson/Cohoes merger may not be in the best interests of the Hudson and Cohoes shareholders.

         On July 10, 2000, TrustCo sent a letter to Mr. Schram, requesting a meeting to discuss the proposed TrustCo-Hudson combination. On July 21, 2000, Hudson rejected TrustCo's request for such a meeting.

         On July 11, 2000, TrustCo filed proxy materials with the SEC for the purpose of soliciting votes by Hudson and Cohoes stockholders against the proposed Hudson-Cohoes merger.

         On July 14, 2000, TrustCo filed a Form 425 with the SEC for the purpose of disclosing that it had published a newspaper notice to shareholders of Hudson and Cohoes, briefly describing the parameters of the offer and asking for the support of Hudson and Cohoes shareholders.

         On July 21, 2000, TrustCo filed a Form 425 with the SEC for the purpose of disclosing that it had published a newspaper notice to shareholders of Hudson and Cohoes, comparing the dividend yield and other financial performance data of Hudson, Cohoes and TrustCo.

         On July 31, 2000, TrustCo began to solicit proxies from the shareholders of both Hudson and Cohoes in opposition to the proxies solicited by the management for the August 17, 2000 meetings of the shareholders of Hudson and Cohoes to consider and vote upon the proposed merger of Hudson and Cohoes (the "Hudson-Cohoes Merger").

         On August 18, 2000, Cohoes announced that its shareholders did not approve the Hudson-Cohoes Merger, although Hudson announced that its shareholders had approved the merger.

         On August 24, 2000, Mr. McCormick and Mr. Cushing met again with Mr. Florio and Mr. Schram to discuss a potential business combination between TrustCo and Hudson. Mr. Florio indicated that he would discuss TrustCo's interest with Hudson's board of directors. On August 30, 2000, TrustCo sent a letter to Mr. Schram and Mr. Florio that outlined the terms of a potential transaction between TrustCo and Hudson. Mr. Florio subsequently advised TrustCo that its proposal would be discussed at Hudson's board meeting on September 28, 2000. After that meeting, Hudson advised TrustCo that the Hudson board had decided not to pursue a potential business combination with TrustCo.

         On September 28, 2000, Hudson and Cohoes publicly announced the termination of the Hudson-Cohoes Merger agreement because it was not approved by the requisite vote of the shareholders of Cohoes at the special meeting held on August 17, 2000. Hudson and Cohoes also publicly announced the amendment of their agreement granting each company an option to purchase up to 19.9% of the issued and outstanding shares of the other should any third party pursue a transaction with Hudson or Cohoes (the "Stock Option Agreements"). Hudson and Cohoes publicly announced that the amendment capped the economic value of their respective stock options in each other at $3.5 million.

PURPOSE OF THE EXCHANGE OFFER; THE TRUSTCO-HUDSON MERGER

         The purpose of our offer (the "Exchange Offer") is to acquire control of, and ultimately the entire equity interest in, Hudson and to consolidate the operations of Hudson and TrustCo to achieve operational efficiencies and cost savings. TrustCo will not complete the Exchange Offer if it cannot effect the TrustCo-Hudson Merger and, consequently, the Exchange Offer is conditioned upon the removal of various impediments to consummation of the TrustCo-Hudson Merger, the execution of a definitive merger agreement and receipt of required board, shareholder and regulatory approvals. As soon as practicable after consummation of the Exchange Offer, TrustCo intends to cause to occur simultaneously: (i) the merger of Hudson with a subsidiary of TrustCo pursuant to which each outstanding share of Hudson common stock ("Hudson Common Stock") (except for treasury shares and shares held by TrustCo or any subsidiary of TrustCo other than in a fiduciary capacity) would be converted into the right to receive shares of TrustCo common stock ("TrustCo Common Stock") with an aggregate value equal to $6.80 and $10.20 in cash; and (ii) the integration of the operations of Hudson River Bank & Trust Company with Trustco Bank, National Association ("Trustco Bank") or another subsidiary of TrustCo.

BENEFITS OF THE TRANSACTION

         Following the TrustCo-Hudson Merger, TrustCo intends to consolidate all supervisory functions of Hudson into TrustCo, transfer all remaining assets of Hudson to Trustco Bank and consolidate the business and operations of Hudson River Bank & Trust Company with Trustco Bank, resulting in operational efficiencies and cost savings.

         TrustCo believes that the merger of Trustco Bank and Hudson River
Bank & Trust Company will provide increased opportunities for growth and diversification in and service to the market served by each organization and added flexibility in responding to various factors currently influencing the banking and financial services industries, including rapid technological and regulatory changes, increased competition and the geographic expansion of markets. The TrustCo-Hudson Merger will allow TrustCo to extend its natural marketplace in New York and is expected to result in greater economies of scale through coordination of intra-market operations and a stronger financial position through an increased asset base. Although estimates of specific cost savings resulting from the consolidation are inherently subjective, TrustCo presently believes that, if the TrustCo-Hudson Merger and the integration of Trustco Bank with Hudson River Bank & Trust Company are consummated, TrustCo would be able to achieve pre-tax cost savings of approximately $8 million in the first year, and an additional $7 million in the second year following the TrustCo-Hudson Merger. See "SELECTED PRO FORMA COMBINED FINANCIAL INFORMATION."

OFFER TO ACQUIRE COHOES

         On June 8, 2000, TrustCo sent a letter to Mr. Duncan MacAffer, the Chairman of the Board of Cohoes, proposing the merger of TrustCo and Cohoes. Pursuant to the proposal, TrustCo would acquire Cohoes in a merger (the "TrustCo-Cohoes Merger") in which each share of Cohoes common stock would be exchanged for shares of TrustCo Common Stock valued at $16.00. On June 23, 2000, Cohoes informed TrustCo that a merger with TrustCo was contrary to Cohoes' strategic business plan and declined to have any discussions with TrustCo.

         On June 26, 2000, TrustCo publicly announced its intention to commence a tender offer to exchange shares of TrustCo Common Stock valued at $16.00 for each share of Cohoes' common stock. Also on June 26, 2000, Cohoes publicly announced that it remained fully committed to the proposed merger with Hudson.

         TrustCo actively solicited Cohoes stockholders to vote against the Hudson-Cohoes Merger. Although Hudson's stockholders approved the Hudson-Cohoes Merger at Hudson's annual meeting of stockholders on August 17, 2000, Cohoes' stockholders, at a special meeting on the same date, failed to approve the merger.

         TrustCo has nominated M. Norman Brickman, Thomas P. Collins, Thomas O. Maggs and Peter A. Pastore as candidates for election to Cohoes' board of directors at Cohoes' 2000 annual meeting of shareholders and has filed a preliminary proxy statement with the Securities and Exchange Commission with respect to its solicitation of proxies for use at Cohoes' annual meeting for the purpose of electing Messrs. Brickman, Collins, Maggs and Pastore.

         TrustCo expects to commence its exchange offer for Cohoes on October ___, 2000 by mailing a prospectus and the related letter of transmittal to Cohoes stockholders. In the exchange offer, TrustCo would exchange a combination of shares of TrustCo Common Stock and cash totaling $18.00 for each outstanding share of Cohoes common stock validly tendered and not withdrawn. The stock component of the Cohoes exchange consideration will be comprised of TrustCo Common Stock with an aggregate value equal to $7.20, and the cash component will be $10.80 net. If TrustCo's exchange offer is successful, TrustCo intends to follow the exchange offer with the TrustCo-Cohoes Merger. TrustCo will file applications with federal and state bank regulatory agencies to obtain the regulatory approvals necessary to complete that exchange offer, the TrustCo-Cohoes Merger and the merger of Trustco Bank with Cohoes' subsidiary, Cohoes Savings Bank. Promptly after the SEC declares that registration statement effective, TrustCo intends to file with the SEC proxy materials to be used for soliciting the approval by TrustCo's stockholders of the issuance of TrustCo Common Stock in the Cohoes exchange offer and the TrustCo-Cohoes Merger, if such approval is required.

         The consummation of the Cohoes exchange offer on the part of TrustCo is subject to the same or similar conditions (or the waiver thereof) as this Exchange Offer. However, neither the consummation of the Cohoes exchange offer nor the TrustCo-Cohoes Merger is a condition precedent to this Exchange Offer.

MAXIMUM EXPECTED POST-MERGER DIVIDEND

         During the year ended December 31, 1999, TrustCo paid out approximately 79% of its net income in the form of cash dividends. Assuming that TrustCo realizes $7.0 million in cost savings from combining with Hudson in the first year after that combination and an additional $8.0 million in cost savings in the second year and also that TrustCo continues to pay the same percentage of income in the form of cash dividends, TrustCo anticipates that the dividend rate for the year ended December 31, 1999 would have been $0.54 per share in the first year following completion of its acquisition of Hudson and $0.60 per share, which is the same as TrustCo's annualized dividend rate of $0.60 per share for 2000, in the second year. It is not anticipated that the Exchange Offer will adversely affect TrustCo's ability to pay dividends. (The foregoing dividend rates do not reflect the potential impact of TrustCo's proposed acquisition of Cohoes.)

                               THE EXCHANGE OFFER

         The following description contains, among other information, a summary of the Exchange Offer and the related letter of transmittal (the "Letter of Transmittal") and is qualified in its entirety by reference to the full text of the Letter of Transmittal which is incorporated herein by reference and attached hereto as Appendix A to this Prospectus. SHAREHOLDERS ARE URGED TO READ CAREFULLY THE LETTER OF TRANSMITTAL.

GENERAL

         TrustCo hereby offers, upon the terms and subject to the conditions of the Exchange Offer described in this Prospectus and the related Letter of Transmittal, to exchange $17.00 in a combination of shares of TrustCo Common Stock and cash (the "Exchange Consideration") for each outstanding share of Hudson Common Stock validly tendered on or prior to the Expiration Date (as defined herein) and not withdrawn. A tendering Hudson shareholder may, by properly completing the Letter of Transmittal, elect to receive the Exchange Consideration for his or her Hudson Common Stock.

         The number of shares of TrustCo Common Stock constituting a part of the Exchange Consideration for purposes of the Exchange Offer will be calculated with reference to the average closing price of the TrustCo Common Stock on the Nasdaq for the 20-day period ending 5 days prior to the closing date under the Exchange Offer. Since the value of the TrustCo Common Stock component of the Exchange Consideration is fixed at $6.80 per share of Hudson Common Stock exchanged, the number of shares of TrustCo Common Stock that a tendering Hudson shareholder will receive under the Exchange Offer will fluctuate as the market price of the TrustCo Common Stock fluctuates. Based on the closing sales price of a share of TrustCo Common Stock as reported on Nasdaq on __________________, 2000, tendering holders of Hudson Common Stock would receive _____ shares of TrustCo Common Stock as the Exchange Consideration. TRUSTCO RESERVES THE RIGHT TO AMEND THE EXCHANGE OFFER, INCLUDING THE COMPOSITION OR AMOUNT OF THE EXCHANGE CONSIDERATION, FOR ANY REASON. IF TRUSTCO SO AMENDS THE EXCHANGE OFFER, IT WILL EXTEND THE EXCHANGE OFFER FOR A PERIOD OF TEN BUSINESS DAYS IF THE EXCHANGE OFFER IS SCHEDULED TO EXPIRE PRIOR THERETO.

         The term "Expiration Date" means 12:00 midnight, New York City time, on _______________, 2000, unless and until TrustCo extends the period of time for which the Exchange Offer is open, in which event the term "Expiration Date" means the latest time and date at which the Exchange Offer, as so extended by TrustCo, expires. TrustCo presently anticipates electing to extend the Exchange Offer from time to time until such time as all of the conditions to the Exchange Offer have been satisfied or waived; however, TrustCo will not be obligated to do so. See "THE EXCHANGE OFFER--Certain Legal Matters" and "-- Certain Conditions of the Exchange Offer."

         Tendering shareholders will not be obligated to pay any charges or expenses of ChaseMellon Shareholder Services, the exchange agent for this Exchange Offer (the "Exchange Agent"), or any brokerage commissions. Except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the exchange of Hudson Common Stock pursuant to the Exchange Offer will be paid by or on behalf of TrustCo.

         TrustCo's obligation to exchange shares of TrustCo Common Stock and cash for Cohoes Common Stock pursuant to the Exchange Offer is subject to a number of conditions referred to below under "THE EXCHANGE OFFER--Certain Conditions of the Exchange Offer," including a minimum tender condition, a regulatory approval condition and the other conditions described below.

         If by 12:00 midnight, New York City time, on _________________, 2000, or any later time to which the Expiration Date and this Exchange Offer have been extended, all of the above conditions have not been satisfied or waived, TrustCo may elect either to: (i) extend the Expiration Date and this Exchange Offer and retain all shares of Hudson Common Stock theretofore tendered until the expiration of the Expiration Date and this Exchange Offer, as extended, subject to the right of a tendering shareholder to withdraw his or her Hudson Common Stock; (ii) waive the remaining conditions (other than the regulatory approval condition, the TrustCo stockholder approval condition (if such approval is required) and the effectiveness of the registration statement of which this Prospectus is a part), extend the Exchange Offer for a period of ten business days if the Exchange Offer is scheduled to expire prior thereto and thereafter exchange all tendered shares of Hudson Common Stock; or (iii) terminate the Exchange Offer and exchange none of the Hudson Common Stock and return all tendered shares of Hudson Common Stock. TrustCo will not accept for exchange any shares of Hudson Common Stock pursuant to the Exchange Offer until such time as the Regulatory Approval Condition and the TrustCo Stockholder
Approval Condition have been satisfied and the Registration Statement has become effective. See "THE EXCHANGE OFFER -- Certain Legal Matters" and "--Certain Conditions of the Exchange Offer--REGULATORY APPROVAL CONDITION", "--TRUSTCO STOCKHOLDER APPROVAL CONDITION" and "--EFFECTIVE REGISTRATION STATEMENT."

         A request is being made to Hudson for use of Hudson's shareholder list and security position listing for the purpose of disseminating the Exchange Offer to holders of Hudson Common Stock. The Prospectus and the related Letter of Transmittal will be mailed to record holders of Hudson Common Stock and will be furnished to brokers, banks and similar persons whose names or the names of whose nominees appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Hudson Common Stock.

EXTENSION, TERMINATION AND AMENDMENT

         TrustCo expressly reserves the right, in its sole discretion, at any time on or prior to the Expiration Date, to extend the period of time during which the Exchange Offer is to remain open by giving oral or written notice of such extension to the Exchange Agent. There can be no assurance that TrustCo will exercise its right to extend the Expiration Date and this Exchange Offer, although it is presently anticipated that the Expiration Date and this Exchange Offer will be extended in order to permit the conditions to be satisfied. If TrustCo amends the Exchange Offer, it will extend the Expiration Date and this Exchange Offer for a period of ten business days if the Exchange Offer is scheduled to expire prior thereto. During any such extension, all shares of Hudson Common Stock previously tendered and not withdrawn will remain subject to the Exchange Offer, subject to the right of a tendering shareholder to withdraw his or her Hudson Common Stock. See "THE EXCHANGE OFFER -- Withdrawal Rights." TrustCo also reserves the right to delay acceptance for exchange of, or exchange of, any Hudson Common Stock pursuant to the Exchange Offer, regardless of whether such shares of Hudson Common Stock were theretofore accepted for exchange, and to amend or terminate the Exchange Offer and not accept for exchange or exchange any Hudson Common Stock not theretofore accepted for exchange, or exchanged, upon the failure of any of the conditions of the Exchange Offer to be satisfied or waived on or before the Expiration Date. Any such extension, termination, amendment or delay will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which TrustCo may choose to make such public announcement, TrustCo will not, unless otherwise required by rules of the SEC, have any obligation to make any such public announcement other than by making a release to the Dow Jones News Service. If, prior to the Expiration Date, TrustCo increases the consideration offered to holders of Hudson Common Stock, such increase will be applicable to all holders whose shares of Hudson Common Stock are accepted for exchange pursuant to the Exchange Offer and, if at the time notice of such increase is first published, sent or given to holders of Hudson Common Stock, the Exchange Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Exchange Offer will be extended until the expiration of such period of ten business days. For purposes of the Exchange Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, New York City time.

EXCHANGE OF SHARES; EXCHANGE CONSIDERATION

         Upon the terms and subject to the conditions of the Exchange Offer, the acceptance for exchange and the exchange of the outstanding shares of Hudson Common Stock validly tendered and not withdrawn will be made as soon as practicable after the Expiration Date. Subject to applicable rules of the SEC, TrustCo expressly reserves the right to delay acceptance for exchange or the exchange of Hudson Common Stock in order to comply with any applicable law.

         For purposes of the Exchange Offer, TrustCo will be deemed to have accepted for exchange and thereby acquired tendered Hudson Common Stock as, if and when TrustCo gives oral or written notice to the Exchange Agent of its acceptance of the tenders of such shares of Hudson Common Stock. Delivery of the Exchange Consideration in exchange for the Hudson Common Stock pursuant to the Exchange Offer will be made by the Exchange Agent as soon as practicable after receipt of such notice. The Exchange Agent will act as agent for tendering shareholders for the purpose of receiving the Exchange Consideration from TrustCo and transmitting such Exchange Consideration to tendering shareholders. Under no circumstances will interest be paid by TrustCo by reason of any delay in making such exchange.

         If any tendered shares of Hudson Common Stock are not acceptable for exchange pursuant to the terms and conditions of the Exchange Offer for any reason, or if certificates are submitted for more shares of Hudson Common Stock than are tendered, certificates for such un-exchanged Hudson Common Stock will be returned to the tendering Hudson shareholder by the Exchange Agent as soon as practicable following consummation or termination of the Exchange Offer.

CASH IN LIEU OF FRACTIONAL SHARES OF TRUSTCO COMMON STOCK

         No certificates representing fractional shares of TrustCo Common Stock will be issued by TrustCo pursuant to the Exchange Offer. In lieu thereof, each tendering shareholder who would otherwise be entitled to a fractional share of TrustCo Common Stock will receive additional cash in an amount equal to the average closing price of one share of TrustCo Common Stock on Nasdaq over the 20-day period ending 5 days before the closing of the Exchange Offer multiplied by the fractional share of TrustCo Common Stock that such tendering shareholder was otherwise entitled to receive.

WITHDRAWAL RIGHTS

         Shares of Hudson Common Stock tendered pursuant to the Exchange Offer may be withdrawn at any time after ___________, 2000 and prior to the expiration of the Exchange Offer and the acceptance of Hudson Common Stock for exchange pursuant to the Exchange Offer.

         For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at its address set forth on the back cover of this Prospectus and must specify the name of the person having tendered the shares of Hudson Common Stock to be withdrawn, the number of shares of Hudson Common Stock to be withdrawn and the name of the registered holder, if different from that of the person who tendered such shares of Hudson Common Stock.

         The signature(s) on the notice of withdrawal must be guaranteed by a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc. (the "NASD") or by a commercial bank or trust company having an office or correspondent in the United States (collectively, "Eligible Institutions") unless such shares of Hudson Common Stock have been tendered for the account of any Eligible Institution. If certificates have been delivered or otherwise identified to the Exchange Agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the shares of Hudson Common Stock withdrawn must also be furnished to the Exchange Agent as aforesaid prior to the physical release of such certificates. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by TrustCo in its sole discretion, whose determination will be final and binding.
Neither TrustCo, the Exchange Agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification. Any shares of Hudson Common Stock properly withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer. However, withdrawn shares of Hudson Common Stock may be re-tendered by following one of the procedures described under "THE EXCHANGE OFFER --
Procedure for Tendering Shares" at any time prior to the Expiration Date.

PROCEDURE FOR TENDERING SHARES

         To tender shares of Hudson Common Stock pursuant to the Exchange Offer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with the certificates representing the tendered Hudson Common Stock and any other required documents, must be transmitted to and received by the Exchange Agent at its address set forth on the back cover of this Prospectus. THE METHOD OF DELIVERY OF ALL REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

         Signatures on all Letters of Transmittal must be guaranteed by an Eligible Institution in cases where shares of Hudson Common Stock are tendered by a registered holder of Hudson Common Stock who has completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal. If the certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if certificates for un-exchanged shares of Hudson Common Stock are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed as aforesaid.

         By executing a Letter of Transmittal as set forth above, the tendering shareholder irrevocably appoints designees of TrustCo as such shareholder's proxies, each with full power of substitution, to the full extent of such shareholder's rights with respect to the shares of Hudson Common Stock tendered by such shareholder and accepted for exchange by TrustCo and with respect to any and all other shares of Hudson Common Stock and other securities issued or issuable in respect of the Hudson Common Stock on or after ____________________, 2000. Such appointment will be effective when, and only to the extent that, TrustCo exchanges the Exchange Consideration for Hudson Common Stock tendered by such shareholder. To such extent, all prior proxies appointed by such shareholder will be revoked. Such designees will be empowered, among other things, to vote such shares of Hudson Common Stock as they in their sole discretion deem proper at any annual, special or adjourned meeting of Hudson's shareholders or otherwise. TrustCo reserves the right to require that, in order for shares of Hudson Common Stock to be deemed validly tendered, immediately upon TrustCo's exchange of such Hudson Common Stock TrustCo must be able to exercise full voting rights with respect to such shares of Hudson Common Stock.

         If a shareholder desires to tender shares of Hudson Common Stock pursuant to the Exchange Offer and such shareholder's certificates are not immediately available or time will not permit his Letter of Transmittal, stock certificates and any other required documents to reach the Exchange Agent prior to the Expiration Date, his tender may nevertheless be effected if all the following conditions are met: (i) such tender is made by or through an Eligible Institution; (ii) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by TrustCo herewith is received by the Exchange Agent as provided below on or prior to the Expiration Date; and
(iii) the certificates for all tendered shares of Hudson Common Stock, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal, are received by the Exchange Agent within five business days after the date of execution of such Notice of Guaranteed Delivery.

         The Notice of Guaranteed Delivery may be delivered by hand to the Exchange Agent or transmitted by telegram, telex, facsimile transmission or mail to the Exchange Agent and must include a signature guaranteed by an Eligible Institution in the form set forth in such Notice.

         In any event, the exchange of Exchange Consideration for Hudson Common Stock tendered and accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates therefor properly completed, duly executed Letter(s) of Transmittal and any other required documents.

         To avoid backup federal income tax withholding with respect to the Exchange Consideration received by a shareholder pursuant to the Exchange Offer, the shareholder must provide the Exchange Agent with his correct taxpayer identification number or certify that he or she is not subject to backup Federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal.

         All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Hudson Common Stock will be determined by TrustCo in its sole discretion, whose determination will be final and binding. TrustCo reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance of or exchange for which may, in the opinion of TrustCo's counsel, be unlawful. TrustCo also reserves the absolute right to waive on or prior to the Expiration Date any of the conditions of the Exchange Offer which it is legally permitted to waive (other than the Regulatory Approval Condition, the TrustCo Stockholder Approval Condition and the effectiveness of the Registration Statement) or any defect or irregularity in the tender of any shares of Hudson Common Stock. No tender of Hudson Common Stock will be deemed to have been validly made until all defects and irregularities have been cured or waived. TrustCo's interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and instructions thereto) will be final and binding. Neither TrustCo, the Exchange Agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any shares of Hudson Common Stock or will incur any liability for failure to give any such notification.

         A tender of Hudson Common Stock pursuant to the procedures described above will constitute a binding agreement between the tendering shareholder and TrustCo upon the terms and subject to the conditions of the Exchange Offer.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

         In the opinion of Lewis, Rice & Fingersh, L.C., counsel to TrustCo, exchanges of Hudson Common Stock for TrustCo Common Stock pursuant to the Exchange Offer and the TrustCo-Hudson Merger should be treated for federal income tax purposes as a reorganization within the meaning of ss.368 of the Code. In such event, no gain or loss will be recognized by holders of shares of Hudson Common Stock, except as described below under "Tax Consequences to Hudson Shareholders if the Exchange Offer and the TrustCo-Hudson Merger Qualify as a Reorganization." This opinion is based on the view of Lewis, Rice & Fingersh, L.C. that the Exchange Offer and the TrustCo-Hudson Merger should be treated as a single transaction and on certain assumptions and representations, including that: (i) each Hudson shareholder holds his or her shares of Hudson Common Stock and will hold the TrustCo Common Stock to be received as a capital asset within the meaning of ss.1221 of the Code; (ii) the continuity of shareholder interest requirement applicable to corporate reorganizations (which requires the receipt of an equity interest in TrustCo by holders owning a significant percentage of the shares of Hudson Common Stock prior to the consummation of the Exchange Offer) will be satisfied; (iii) TrustCo will continue Hudson's historic business or will use a significant portion of Hudson's historic business assets in a business; (iv) the Exchange Offer and the TrustCo-Hudson Merger will be consummated as contemplated by this Prospectus; and (vi) there are valid business reasons for undertaking the Exchange Offer and the TrustCo-Hudson Merger.

         In rendering their opinion, Lewis, Rice & Fingersh, L.C. have further assumed that: (i) upon consummation of the Exchange Offer, there will be no significant contingencies preventing the prompt consummation of the TrustCo-Hudson Merger; (ii) upon consummation of the Exchange Offer, TrustCo will not have waived any of the conditions relating to its obligation to consummate the Exchange Offer in a manner that could prevent a prompt consummation of the TrustCo-Hudson Merger; and (iii) the TrustCo-Hudson Merger will in fact be consummated promptly after the consummation of the Exchange Offer. A significant delay in the consummation of the TrustCo-Hudson Merger would substantially increase the risk that the Exchange Offer will not qualify as part of a reorganization within the meaning of Section 368(a)(1)(A) of the Code. The consequences of a failure to so qualify are discussed below under "Tax Consequences if the Exchange Offer and the TrustCo-Hudson Merger
Do Not Qualify as a Reorganization."

         In deciding whether two steps are part of a single transaction qualifying as a reorganization, courts have applied three tests: (i) the binding commitment test, which requires a binding commitment at the time of the first step to complete the second step; (ii) the interdependence test which requires that two steps be so interdependent that the first step would have been fruitless without the second; and (iii) the end result test which requires that the steps be pre-arranged parts of a single transaction. Because there is a lack of uniformity in applying these tests, it is difficult to predict with certainty whether the Internal Revenue Service (the "IRS") or a court would amalgamate two steps into a single transaction for federal income tax purposes.
Furthermore, there is no authority directly on point addressing the transactions described herein and the relevant authorities upon which this opinion is based are subject to various interpretations. A decision by the IRS or a court to not treat the Exchange Offer and the TrustCo-Hudson Merger as part of a single transaction would substantially increase the risk that the Exchange Offer will not qualify as part of a reorganization within the meaning of Section 368(a)(1)(A) of the Code. See "Tax Consequences if the Exchange Offer and the TrustCo-Hudson Merger Do Not Qualify as a Reorganization." However, based on all the facts and circumstances described herein, in the view of Lewis, Rice & Fingersh, L.C., the Exchange Offer and the TrustCo-Hudson
Merger should be treated as part of a single transaction.


         In order for the Exchange Offer and the TrustCo-Hudson Merger to qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, the so-called continuity of shareholder interest requirement must be satisfied. As applied to the transaction described herein, the continuity of shareholder interest requirement requires the Hudson Shareholders to exchange a "substantial part" of the value of their shares of Hudson Common Stock for TrustCo Common Stock. The IRS will not issue private letter rulings for reorganizations under Section 368(a)(1)(A) of the Code. The IRS's position has historically been not to issue such a ruling unless shareholders of the target entity (in this instance, Hudson Shareholders) exchanged at least 50 percent by value of the total outstanding shares of Hudson Common Stock for TrustCo Common Stock in the reorganization, such value being determined as of the effective date of the reorganization. Because the Hudson Shareholders are only exchanging 40 percent by value of the total outstanding shares of Hudson Common Stock, the IRS would not issue a letter ruling on whether the transaction described herein qualifies as a reorganization. However, this failure to satisfy a requirement for the issuance of a private letter ruling is not determinative of whether the Exchange Offer and TrustCo-Hudson Merger will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. A federal court decision has previously determined a transaction to be a valid reorganization in which 38 percent of the value of the acquired corporation's stock was exchanged.


         The Trustco Bank-Hudson River Bank & Trust Company Merger should have no adverse effect on the qualification of the TrustCo-Hudson Merger as a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

         The following discussion summarizes the material federal income tax consequences of the Exchange Offer to the shareholders of Hudson. This summary does not address all aspects of federal taxation that may be relevant to particular Hudson shareholders, nor does this summary address the effect of any applicable foreign, state, local or other tax laws. This discussion may not apply to certain classes of taxpayers, including, without limitation, insurance companies, tax-exempt organizations, financial institutions, dealers in securities, foreign persons, persons who acquired shares of Hudson Common Stock pursuant to an exercise of employee stock options or rights or otherwise as compensation and persons who hold shares of Hudson Common Stock as part of a straddle or conversion transaction.

         This discussion is based upon the opinion of Lewis, Rice & Fingersh, L.C. and the existing provisions of the Code, currently applicable regulations promulgated under the Code, current published administrative positions of the IRS such as revenue rulings and revenue procedures, and existing judicial decisions, all of which are subject to change either prospectively or retroactively. Any change in such authorities may adversely affect the discussion herein.

         The opinion of Lewis, Rice & Fingersh, L.C. is based, among other things, on the assumptions listed above, which assumptions have been made with the consent of TrustCo, and the written representations of TrustCo. TrustCo will not request a ruling from the IRS with respect to the federal income tax consequences of the Exchange Offer and the TrustCo-Hudson Merger. An opinion of counsel is not binding on the IRS, and the IRS is not precluded from taking contrary positions.

         HUDSON SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PRECISE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE EXCHANGE OFFER.

         TAX CONSEQUENCES TO HUDSON SHAREHOLDERS IF THE EXCHANGE OFFER AND THE TRUSTCO-HUDSON MERGER QUALIFY AS A REORGANIZATION

         In order for the Exchange Offer and the TrustCo-Hudson Merger to qualify as a reorganization under the Code, it is necessary that Exchange Offer and the TrustCo-Hudson Merger be viewed as a single transaction.

         TrustCo has represented that it will not complete the Exchange
Offer unless it can also effect the TrustCo-Hudson Merger and, consequently, has conditioned its obligation to accept shares of Hudson Common Stock under the Exchange Offer by requiring the elimination of various impediments to consummation of the TrustCo-Hudson Merger. See "THE EXCHANGE OFFER--Certain Conditions of the Exchange Offer--Removal of Impediments Condition." Thus, TrustCo views the Exchange Offer and the TrustCo-Hudson Merger as interdependent parts of a single transaction. For federal income tax purposes, the IRS should treat the Exchange Offer and the TrustCo-Hudson Merger as interrelated steps which do not have economic significance independent of each other. Accordingly, it is anticipated that the Exchange Offer and the TrustCo-Hudson Merger together should qualify as a reorganization for federal income tax purposes and a Hudson shareholder who receives the Exchange Consideration generally will realize gain equal to the excess, if any, of: (1) the fair market value of the TrustCo Common Stock and the amount of cash received over (2) such shareholder's adjusted tax basis in the Hudson Common Stock exchanged therefor, but will recognize gain (but not loss) only up to the extent of cash received (excluding cash received in lieu of fractional shares, which will be taxed as described below).

         Such recognized gain will constitute capital gain, unless as discussed below, the receipt of the cash has the effect of a distribution of a dividend for federal income tax purposes, in which case such recognized gain will be treated as ordinary dividend income to the extent of such shareholder's ratable share of TrustCo's accumulated earnings and profits. Any capital gain recognized will constitute long-term capital gain if the Hudson shareholder's holding period for the Hudson Common Stock exchanged is greater than one year as of the date of the exchange.

         The aggregate tax basis of the TrustCo Common Stock received by a Hudson shareholder, including for this purpose any fractional share of TrustCo Common Stock for which cash is received, in exchange for Hudson Common Stock pursuant to the Exchange Offer and the TrustCo-Hudson Merger generally will equal that shareholder's aggregate tax basis of his Hudson Common Stock surrendered in exchange therefor, decreased by the amount of the cash portion of the Exchange Consideration received (excluding any cash received in lieu of fractional shares) and increased by the amount of gain recognized. The holding period of such shares of TrustCo Common Stock will include the holding period of the Hudson Common Stock surrendered in exchange therefor, provided that the such shares of Hudson Common Stock are held as capital assets at the time of the Exchange Offer and TrustCo-Hudson Merger.

         In general, the determination of whether the gain recognized by a Hudson shareholder will be treated as capital gain or a dividend distribution will depend upon whether and to what extent the exchange reduced the Hudson shareholder's deemed percentage stock ownership interest in TrustCo. For purposes of this determination, a Hudson shareholder will be treated as if such shareholder first exchanged all of such shareholder's Hudson Common Stock solely for TrustCo Common Stock and TrustCo immediately thereafter redeemed a portion of such TrustCo Common Stock in exchange for the cash portion of the Exchange Consideration that the Hudson shareholder actually received. The gain recognized in the exchange followed by a deemed redemption will be treated as capital gain if, with respect to the Hudson shareholder, the deemed redemption is (i) "substantially disproportionate" or (ii) "not essentially equivalent to a dividend."

         In general, the determination of whether the deemed redemption will be "substantially disproportionate" requires a comparison of (i) the percentage of the outstanding voting stock of TrustCo that such Hudson shareholder is deemed actually and constructively to have owned immediately before the deemed redemption by TrustCo and (ii) the percentage of the outstanding voting stock of TrustCo actually and constructively owned by such shareholder immediately after the deemed redemption by TrustCo. Generally, the deemed redemption will be substantially disproportionate with respect to a Hudson shareholder if the percentage described in (ii) above is less than 80 percent of the percentage described in (i) above. Whether the deemed redemption is "not essentially equivalent to a dividend" with respect to a Hudson shareholder will depend on the shareholder's particular circumstances. In order for the deemed redemption to be "not essentially equivalent to a dividend," the deemed redemption must result in a "meaningful reduction" in such Hudson shareholder's deemed percentage stock ownership of TrustCo Common Stock. The IRS has ruled that a minority shareholder in a publicly traded corporation whose relative stock interest is minimal and that exercises no control with respect to corporate affairs is considered to have a "meaningful reduction" generally if such shareholder has some reduction in such shareholder's percentage stock ownership.

         In applying the foregoing tests, a shareholder may be deemed to own stock that is owned by other persons, such as a family member, a trust, or other entities, in addition to stock actually owned. Because the constructive ownership rules are complex, each Hudson shareholder should consult its own tax advisor as to the applicability of these rules.

         Cash received in lieu of a fractional shares of TrustCo Common Stock will be treated as received in redemption of such fractional share interest, and a Hudson shareholder will recognize gain or loss measured by the difference between the amount of cash received and the portion of the basis of the TrustCo Common Stock allocable to such fractional interest. Such gain or loss generally will constitute capital gain or loss and will be long-term capital gain or loss if the Hudson shareholder's holding period in the Hudson Common Stock exchanged was greater than one year as of the date of the exchange.

         TAX CONSEQUENCES TO HUDSON SHAREHOLDERS IF THE EXCHANGE OFFER AND THE TRUSTCO-HUDSON MERGER DO NOT QUALIFY AS A REORGANIZATION

         If the TrustCo-Hudson Merger is not consummated or is consummated in a way that causes the Exchange Offer and the TrustCo-Hudson Merger not to be a "reorganization," or if the TrustCo-Hudson Merger is consummated but the Exchange Offer is treated for federal income tax purposes as a separate transaction, or if the Exchange Offer and the TrustCo-Hudson Merger together are determined not to qualify as a reorganization as described above, exchanges pursuant to the Exchange Offer will be taxable transactions for federal income tax purposes. In that event, each exchanging shareholder of Hudson Common Stock will recognize gain or loss for federal income tax purposes measured by the difference between such shareholder's basis in the Hudson Common Stock exchanged and the amount of cash plus the fair market value of the TrustCo Common Stock received by such shareholder in the Exchange Offer. Such gain or loss will be capital gain or loss if the shares of Hudson Common Stock were held as a capital asset and will be long-term gain or loss if such Hudson Common Stock had been held for more than one year at the time of the exchange.

         Exchanges pursuant to the TrustCo-Hudson Merger may likewise be taxable transactions if the Exchange Offer is treated as a separate taxable transaction. However, even if the Exchange Offer were a taxable transaction, the TrustCo-Hudson Merger itself might be considered a reorganization. In that event, a shareholder of Hudson Common Stock receiving TrustCo Common Stock and cash would be subject to the federal income tax rules concerning reorganizations discussed above with respect to the TrustCo Common Stock and cash received in the TrustCo-Hudson Merger (but not with respect to any TrustCo Common Stock and cash received by such shareholder in the Exchange Offer).

         If the TrustCo-Hudson Merger does not qualify as a reorganization for tax purposes, the TrustCo-Hudson Merger could be treated as a taxable acquisition of Hudson' assets by TrustCo. TrustCo could be treated as the transferee of Hudson in connection with such sale and could be liable for federal income tax on Hudson if the fair market value of such assets exceeds the adjusted bases therein. As of the date of this Prospectus, TrustCo cannot determine the amount of any such gain.

EFFECT OF EXCHANGE OFFER ON MARKET FOR SHARES

         As of August 4, 2000, according to Hudson's Quarterly Report on Form 10-Q filed on August 10, 2000, there were 15,310,560 shares of Hudson Common Stock outstanding.

         The exchange of Hudson Common Stock pursuant to the Exchange Offer will reduce the number of shares of Hudson Common Stock that might otherwise trade publicly and the number of holders of Hudson Common Stock and, pending consummation of the TrustCo-Hudson Merger, could adversely affect the liquidity and market value of the remaining Hudson Common Stock held by the public.

         Hudson Common Stock is quoted in the over-the-counter market on Nasdaq. If the Exchange Offer is consummated, the extent of the public market for the remaining shares of Hudson Common Stock, and the availability of price quotations, will depend upon the number of holders, the aggregate market value of the Hudson Common Stock remaining, the interest of securities firms in maintaining a market in the Hudson Common Stock and other factors.

RESALE OF TRUSTCO COMMON STOCK

         The TrustCo Common Stock to be issued pursuant to the Exchange Offer will be freely transferable under the 1933 Act except for shares issued to any Hudson shareholder who may be deemed to be an "affiliate" of Hudson for purposes of Rule 145 under the 1933 Act. Under Rule 145, such "affiliates" may not sell their TrustCo Common Stock acquired in connection with the Exchange Offer except pursuant to an effective registration statement under the 1933 Act covering such shares or in compliance with Rule 145 promulgated under the 1933 Act or another applicable exemption from the registration requirements of the 1933 Act. This Prospectus does not cover resales of shares of TrustCo Common Stock received by any person who may be deemed to be an "affiliate" of Hudson. Persons who may be deemed to be "affiliates" of Hudson generally include individuals who, or entities that, control, are controlled by or are under common control with Hudson, and may include certain officers and directors of Hudson as well as principal shareholders of Hudson.

CERTAIN LEGAL MATTERS

         GENERAL

         Except as set forth below, based upon an examination of publicly available information filed by Hudson with the SEC and other publicly available information with respect to Hudson, TrustCo is not aware of any license or regulatory permit which appears to be material to the business of Hudson and which is likely to be adversely affected by TrustCo's acquisition of Hudson Common Stock pursuant to the Exchange Offer or, except as disclosed below, of any approval or other action by any state, federal or foreign government or governmental agency that would be required prior to the acquisition of Hudson Common Stock pursuant to the Exchange Offer. TrustCo presently intends to take such actions with respect to any approvals as will enable it to acquire the Hudson Common Stock as expeditiously as possible. In this regard, TrustCo expressly reserves the right to challenge the validity and applicability of any state, foreign or other statutes or regulations purporting to require approval of the commencement or consummation of the Exchange Offer and the TrustCo-Hudson Merger.

         There can be no assurance that any license, permit, approval or other action, if needed, would be obtained and, if obtained, there can be no assurance as to the date of any such license, permit or approval or the absence of any litigation challenging any such license, permit or approval. Similarly, there can be no assurance that adverse consequences might not result to Hudson or to its business in the event of adverse regulatory action or inaction. TrustCo's obligation under the Exchange Offer to accept for exchange and exchange Hudson Common Stock is subject to satisfaction of the Regulatory Approval Condition as well as other conditions which could be triggered by an adverse regulatory development. See "THE EXCHANGE OFFER -- General" and "-- Certain Conditions of the Exchange Offer."

         REGULATORY MATTERS

         The acquisition of Hudson Common Stock pursuant to the Exchange Offer (the "Acquisition") and the consummation of the TrustCo-Hudson Merger are subject to the prior approval by the Federal Reserve Board pursuant to the Bank Holding Company Act of 1956, as amended (the B.H.C.A.) and the New York State Banking Department (the "NYBD").

         In determining whether to approve the Acquisition and the TrustCo-Hudson Merger, the Federal Reserve Board, the OCC and the NYBD will consider, among other things: (i) competitive factors; (ii) the financial and managerial resources and future prospects of TrustCo and Hudson; (iii) the convenience and needs of the community served by TrustCo and Hudson; and (iv) supervisory factors. These factors are discussed herein. It is anticipated that TrustCo's applications to the Federal Reserve Board, the OCC and the NYBD will be filed on or about __________, 2000.


         The federal bank regulatory agencies are prohibited from approving any transaction under the applicable statutes which: (i) would result in a monopoly or which would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States; or (ii) may have the effect in any section of the United States of substantially lessening competition, or tending to create a monopoly, or resulting in a restraint of trade; unless in each case the agencies find that the anti-competitive effects of the transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

         In reviewing a transaction under the applicable statutes, the federal banking agencies will also consider the financial and managerial resources of the companies and their subsidiary banks and the convenience and needs of the communities to be served. As part of, or in addition to, consideration of the above factors, it is anticipated that the agencies will consider the regulatory status of TrustCo and Hudson and their subsidiaries and the overall capital and safety and soundness standards established by the Federal Deposit Insurance Corporation Improvement Act of 1991 and the regulations promulgated thereunder.


         Under the Community Reinvestment Act of 1977, as amended (the "C.R.A."), the federal banking agencies must also take into account the record of performance of each of TrustCo and Hudson and their subsidiaries in meeting the credit needs of the entire community, including low and moderate income neighborhoods, served by each company. As of the date of this Prospectus, the Trustco Bank and Hudson River Bank & Trust Company received C.R.A.
ratings of satisfactoryand outstanding, respectively, in their most recent C.R.A. examinations.


         The B.H.C.A. and the Bank Merger Act, the Federal Reserve Board and OCC, regulations require publication of notice of, and the opportunity for public comment on, the application submitted by TrustCo for approval of the Acquisition and authorize the Federal Reserve Board to hold a public hearing in connection therewith if the Federal Reserve Board determines that such a hearing would be appropriate. Any such hearing or comments provided by third parties could prolong the period during which the application is subject to review by the Federal Reserve Board.

         As noted above, the Acquisition may not be consummated until 30 days after Federal Reserve Board approval, during which time the D.O.J. may challenge the Acquisition on antitrust grounds and seek the divestiture of certain assets and liabilities. With the approval of the Federal Reserve Board and the D.O.J., the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action by the D.O.J. would stay the effectiveness of Federal Reserve Board approval of the Acquisition unless a court specifically orders otherwise. In reviewing the Acquisition, the D.O.J. could analyze the effect of the Acquisition on competition differently than the Federal Reserve Board and, thus, it is possible that the D.O.J. could reach a different conclusion than the Federal Reserve Board regarding the competitive effects of the Acquisition. Failure of the D.O.J. to object to the Acquisition may not prevent the filing of antitrust actions by private persons or state attorneys general.

         In general, the Federal Reserve Board and the D.O.J. will examine the impact of the Acquisition on competition in various product and geographic markets, including competition for deposits and loans, especially loans to small and middle market businesses.

         ANTICIPATED APPROVALS

         While TrustCo expects to receive the approvals from the Federal Reserve Board, the OCC and the NYBD and other relevant agencies required to consummate the Acquisition, TrustCo cannot predict when, or give any assurance that, such approvals will be received. It is anticipated that, in any event, the approval process (including the mandatory waiting periods) could take four to six months from the date the applications are filed. Any such approvals may be issued subject to prior compliance with material conditions, which conditions might be unacceptable to TrustCo and would entitle TrustCo to terminate the Exchange Offer. In any event, the receipt of all such regulatory approvals and the expiration of all waiting periods is a non-waivable condition to the Exchange Offer.

CERTAIN CONDITIONS OF THE EXCHANGE OFFER

         TrustCo's obligation to accept Hudson Common Stock pursuant to the Exchange Offer is subject to a number of conditions, which are described below. TrustCo reserves the absolute right to waive on or before the Expiration Date any of the conditions of the Exchange Offer other than the conditions regarding regulatory approval, the TrustCo stockholder approval (if required) and the effectiveness of the Registration Statement.

         MINIMUM TENDER CONDITION

         The Exchange Offer is conditioned upon there being validly tendered and not withdrawn prior to the Expiration Date a number of shares of Hudson Common Stock which, together with the shares of Hudson Common Stock beneficially owned by TrustCo and its affiliates for their own respective accounts, would represent at least a majority of the Hudson Common Stock outstanding on a fully diluted basis (i.e., as though all options or other securities convertible into or exercisable for shares of Hudson Common Stock had been so converted, exercised or exchanged) on the date shares of Hudson Common Stock are accepted by TrustCo pursuant to the Exchange Offer (the "Minimum Tender Condition"). According to the Hudson Proxy Statement, there were 15,310,560 shares of Hudson Common Stock outstanding on June 20, 2000 and 2,499,525 shares of Hudson Common Stock in the aggregate reserved for issuance pursuant to Hudson's Stock Option and Incentive Plan and Hudson's Recognition and Retention Plan. Based on the foregoing, TrustCo believes that the Minimum Tender Condition would have been satisfied on June 20, 2000 if, in addition to the 108,500 shares of Hudson Common Stock currently owned beneficially by TrustCo and its affiliates for their own respective accounts, at least an aggregate of 7,546,781 shares of Hudson Common Stock outstanding on June 20, 2000, in addition to shares of Hudson Common Stock in an amount at least equal to 50.1% of any outstanding options to acquire Hudson Common Stock, had been validly tendered pursuant to the Exchange Offer and not withdrawn. TrustCo reserves the right (but is not obligated), subject to the rules and regulations of the SEC, to waive or amend on or before the Expiration Date the Minimum Tender Condition and to purchase fewer than such number of shares of Hudson Common Stock as would satisfy the Minimum Tender Condition pursuant to the Exchange Offer.

         REGULATORY APPROVAL CONDITION

         The Exchange Offer and the TrustCo-Hudson Merger are subject to the receipt of all regulatory approvals sought by TrustCo in connection with the transactions contemplated by the Exchange Offer and the TrustCo-Hudson Merger without the imposition of any material condition unacceptable to TrustCo, the expiration of all required waiting periods, and the compliance by TrustCo with any terms or conditions of such approvals (the "Regulatory Approval Condition"). See "THE EXCHANGE OFFER--Certain Legal Matters." While TrustCo expects to receive the requisite governmental approvals, TrustCo cannot predict when, or give any assurance that, such approvals will be received. TrustCo may not waive the Regulatory Approval Condition.

         REMOVAL OF IMPEDIMENTS CONDITION

         Hudson's Certificate of Incorporation (the "Hudson Certificate") provides that certain business combinations with an interested stockholder require the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of stock of Hudson entitled to vote in the election of directors. Generally, an interested stockholder is any person, other than Hudson or any subsidiary of Hudson, that is the beneficial owner, directly or indirectly, of more than 10% of the voting power of the outstanding voting stock of Hudson. The business combination provisions relating to interested stockholders also apply to affiliates of interested stockholders. Business combinations subject to the 80% stockholder approval requirement include, among other things, any merger or consolidation of Hudson or any subsidiary of Hudson with the interested stockholder or an affiliate of the interested stockholder. A business combination with an interested stockholder may avoid the 80% stockholder approval requirement, needing only an affirmative vote of a majority of the voting power of the outstanding shares of stock of Hudson entitled to vote in the election of directors, if the business combination has been approved by a majority of the disinterested directors of Hudson, the fair market value of the consideration received per share by the holders of Hudson Common Stock equals or exceeds the higher of certain fair price determinations, the interested stockholder and its affiliates refrain from engaging in certain self-dealing transactions with Hudson prior to consummation of the business combination, and a proxy or information statement describing the proposed business combination and complying with the requirements of the 1934 Act has been mailed to stockholders of Hudson at least 30 days prior to the consummation of such business combination.
Hudson's Certificate also provides that, with certain exceptions, a beneficial owner of more than 10% of the voting stock of Hudson is prohibited from voting more than 10% of the stock of Hudson (the "10% Limit").

         The Delaware General Corporation Law (the "DGCL") contains a statute designed to provide Delaware corporations with protection against certain takeover attempts. The statute, which is codified in Section 203 of the DGCL ("Section 203"), among other things, prohibits Hudson (a Delaware corporation) from engaging in certain business combinations (including a merger) with a person who is the beneficial owner of 15% or more of Hudson's outstanding voting stock (an "Interested Stockholder") during the three-year period following the date such person became an Interested Stockholder. This restriction does not apply if: (i) before such person became an Interested Stockholder, the board of directors approved the transaction in which the Interested Stockholder becomes an Interested Stockholder or approved the business combination; or (ii) upon consummation of the transaction which resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of Hudson outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding, those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the Interested Stockholder. Section 203 provides that a Delaware corporation may exempt itself from the requirements of the statute by adopting an amendment to the corporation's certificate of incorporation. Hudson's Certificate does not exempt Hudson from the requirements of Section 203. A copy of Section 203 is attached hereto as Appendix B.

         The New York charter of Hudson River Bank & Trust Company, the thrift subsidiary of Hudson, contains a provision which currently prevents any person from acquiring, directly or indirectly, more than ten percent of any class of stock of Hudson River Bank & Trust Company. Because Hudson River Bank & Trust Company is owned and controlled by Hudson, the acquisition of Hudson Common Stock pursuant to the Exchange Offer may be deemed to be an indirect acquisition of the equity securities of Hudson River Bank & Trust Company which, accordingly, may result in a violation of the New York charter of Hudson River Bank & Trust Company. This ownership limitation is being maintained on a permissive basis by Hudson River Bank & Trust Company and may be lawfully removed by amendment to its charter. The charter of Hudson River Bank & Trust Company could be amended through the adoption of appropriate resolutions by the board of directors of Hudson River Bank & Trust Company -- who are substantially the same individuals as the directors of Hudson -- which resolutions would thereafter be approved by the Hudson Board of Directors (the "Hudson Board") acting on its behalf as the sole stockholder of Hudson River Bank & Trust Company.

         All of the above are impediments to the consummation of the TrustCo-Hudson Merger. The Exchange Offer is subject to the condition (the "Removal of Impediments Condition") that TrustCo is not required to exchange shares of Hudson Common Stock and may terminate, amend or extend the Exchange Offer on or prior to the Expiration Date, unless the above impediments are removed. This can be satisfied in one of two ways; either: (i) the Hudson Board approves the Exchange Offer and the Hudson Board and Hudson shareholders (by a majority vote of the outstanding shares of Hudson stock) approve the TrustCo-Hudson Merger; or (ii) TrustCo being satisfied, in its reasonable discretion, that Section 203 and the anti-takeover provisions of Hudson's Certificate and the charter of Hudson River Bank & Trust Company are invalid or are not applicable to the transactions contemplated by the

Exchange Offer and the TrustCo-Hudson Merger. The consideration offered pursuant to the Exchange Offer meets the fair price requirements of the business combination provisions of Hudson's Certificate and, except for the required approval of Hudson's directors and shareholders, satisfaction of the other conditions would be within TrustCo's control. Accordingly, the approval of the Exchange Offer and the TrustCo-Hudson Merger by the Hudson Board (other than any director nominated by TrustCo and thereafter elected to the Hudson Board) would obviate the 80% vote requirement of Hudson's Certificate and also make Section 203 inapplicable to the transaction. As part of its approval of the TrustCo-Hudson Merger, the Hudson Board would also have to:
(a) make appropriate arrangements for amendment to the charter of Hudson River Bank & Trust Company to eliminate the 10% or greater ownership prohibition contained therein; and (b) call a meeting of shareholders of Hudson to approve the TrustCo-Hudson Merger.

         The exact timing and details of the closing of the TrustCo-Hudson Merger between TrustCo and Hudson following the Exchange Offer will necessarily depend upon a variety of factors, including the means and methods employed by the Hudson Board in approving, and causing to be held a meeting of Hudson shareholders for the purpose of approving, the TrustCo-Hudson Merger. Although TrustCo intends to propose and to seek consummation of the TrustCo-Hudson Merger as soon as reasonably practicable following the Exchange Offer, no assurances can be given that the consummation of the Exchange Offer may not be delayed due to the timing of the Hudson Board and shareholder approvals. TrustCo may delay completion of the Exchange Offer if the delay will allow it to complete the TrustCo-Hudson Merger.

         TRUSTCO STOCKHOLDER APPROVAL CONDITION

         The Exchange Offer is conditioned, among other things, upon the approval of the issuance of shares of TrustCo Common Stock pursuant to the Exchange Offer by the holders of a majority of the outstanding shares of TrustCo Common Stock if required under the rules of the Nasdaq Stock Market. Pursuant to the rules of the Nasdaq Stock Market, if the number of shares of TrustCo Common Stock to be issued in the Exchange Offer and the TrustCo-Hudson Merger will exceed 20% of the number of outstanding shares prior to such issuance, the issuance must be approved by TrustCo's stockholders. While TrustCo does not currently anticipate that the number of shares of TrustCo Common Stock to be issued in the Exchange Offer and the TrustCo-Hudson Merger will exceed the 20% of the currently outstanding numbers of shares, changes in the price of TrustCo Common Stock or a determination that the TrustCo Common Stock is to be issued in TrustCo's proposed acquisition of Cohoes should be aggregated with the shares of TrustCo Common Stock to be issued in the Exchange Offer and the TrustCo-Hudson Merger may result in a requirement under the Nasdaq Stock Market rules that shareholder approval is required. This TrustCo Stockholder Approval Condition is a non-waivable condition to the Exchange Offer if the rules of the Nasdaq Stock Market require such an approval.

         TAX OPINION

         The Exchange Offer is conditioned, among other things, upon the receipt by TrustCo at the time the Exchange Offer is completed of an opinion of counsel that the Exchange Offer and the TrustCo-Hudson Merger qualify as a reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"). The law firm of Lewis, Rice & Fingersh, L.C. has indicated that it will issue such opinion based upon and subject to the assumptions and other matters set forth in "THE EXCHANGE OFFER--Material Federal Income Tax Consequences."

         MATERIAL ADVERSE EFFECT CONDITION

         The Exchange Offer is subject to the condition (the "Material Adverse Effect Condition") that, since June 30, 1999, there has been no material adverse change, or any prospective material adverse change, in the financial condition, business or assets of Hudson. This condition will be deemed satisfied unless, after June 30, 1999 and prior to the close of business on the Expiration Date any of the following events occur:

                  (a) there is threatened, instituted or pending any action or proceeding before any domestic or foreign court or governmental agency or other regulatory or administrative agency or commission, including but not limited to any such investigation, action or proceeding which was in existence on or prior to June 30, 1999: (i) seeking to obtain any material damages from Hudson; (ii) seeking to prohibit or restrict Hudson's ownership or operation of any material portion of its business or assets, or to compel Hudson to dispose of or hold separate all or any material portion of Hudson's business or assets; (iii) which otherwise is reasonably likely to materially adversely affect Hudson or the value of the Hudson Common Stock; (iv) which imposes material limitations on the ability of TrustCo effectively to acquire or hold or to exercise full rights of ownership of the Hudson Common Stock, including, without limitation, the right to vote the shares of Hudson Common Stock acquired by it on all matters properly presented to the stockholders of Hudson or any material condition unacceptable to TrustCo; or (v) which is reasonably likely to enjoin, restrain or prohibit, or result in material damages in respect of, or which is related to or arises out of, the Exchange Offer or the TrustCo-Hudson Merger or the consummation of the transactions contemplated hereby; or

                  (b) any change (or any condition, event or development involving a prospective change) has occurred or is threatened in the business, properties, assets, liabilities, capitalization, stockholders' equity, financial condition, results of operations or prospects of Hudson (including, without limitation, the disposition of assets) which, in the reasonable judgment of TrustCo, is or may be materially adverse to Hudson or to the value of the Hudson Common Stock, or TrustCo becomes aware of any fact (including, but not limited to, any such change, condition, event or development) which, in the reasonable judgment of TrustCo, has or may have materially adverse significance with respect to Hudson or any of its subsidiaries or to the value of the Hudson Common Stock; and

which, in the reasonable judgment of TrustCo, makes it inadvisable to proceed with the Exchange Offer.

         The foregoing conditions are for the sole benefit of TrustCo and may be asserted by TrustCo on or before the Expiration Date regardless of the circumstances giving rise to any such conditions (including any action or inaction by TrustCo) or may be waived on or before the Expiration Date by TrustCo in whole or in part. The failure by TrustCo to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed a continuing right which may be asserted at any time and from time to time on or before the Expiration Date.

         TERMINATION OF THE HUDSON-COHOES OPTION AGREEMENT

         The Exchange Offer is conditioned, among other things, upon the termination of the Stock Option Agreement, dated April 25, 2000, between Hudson and Cohoes (the "Hudson-Cohoes Option Agreement") and the surrender by Cohoes to Hudson of the options granted to Cohoes thereunder. The Hudson-Cohoes Option Agreement was entered into in connection with the Hudson-Cohoes Merger Agreement. Under the Hudson-Cohoes Option Agreement, Hudson granted Cohoes an unconditional, irrevocable option to purchase up to $3.5 million of Hudson Common Stock.

         On September 28, 2000, Hudson and Cohoes announced that they had amended the Hudson-Cohoes Option Agreement to cap the economic value of the option at $3.5 million.

         Cohoes may exercise the option if, but only if, both an "Initial Triggering Event" and a "Subsequent Triggering Event" has occurred prior to the occurrence of an "Exercise Termination Event."

         An "Initial Triggering Event" includes any of the following events or transactions: (i) Hudson, without Cohoes' prior consent, enters into an agreement to be acquired (i.e., 10% or more of the voting power of the Hudson Common Stock), or the Hudson Board recommends that the Hudson shareholders approve such an acquisition transaction with any person other than Cohoes;
(ii) any person other than Cohoes acquires beneficial ownership (or the right to acquire beneficial ownership) of 10% or more of the outstanding shares of Hudson Common Stock; (iii) any person publicly announces that it has made or intends to make a proposal to engage in an acquisition transaction with Hudson; (iv) the Hudson Board (without having received Cohoes' consent): (a) withdraws its recommendation to the Hudson stockholders that they approve the Hudson-Cohoes Merger; or (b) authorizes, recommends or proposes an agreement to enter into an acquisition transaction with anyone other than Cohoes; or
(c) provides information to or engages in negotiations with a third party relating to a possible acquisition transaction; (v) any person (other than Cohoes) files with the SEC a registration statement or tender offer materials with respect to a potential exchange offer than would constitute such an acquisition transaction; (vi) Hudson willfully breaches any covenant or obligation contained in the Hudson-Cohoes Merger Agreement after an overture is made by a third party to Hudson or its shareholders to engage in a possible acquisition transaction and such breach would entitle Cohoes to terminate the Hudson-Cohoes Merger Agreement and has not been cured within the time period prescribed in the Hudson-Cohoes Option Agreement or (vii) any person (other than Cohoes and without Cohoes' consent) files an application or notice with any federal or state thrift or bank regulatory or antitrust authority to engage in such an acquisition transaction. The Exchange offer, and TrustCo's activities in connection therewith and with the TrustCo-Hudson Merger, constitute an "Initial Triggering Event."

         A "Subsequent Triggering Event" means: (i) the acquisition by any person (other than Cohoes) of beneficial ownership of 25% or more of the outstanding Hudson Common Stock; or (ii) the occurrence of an "Initial Triggering Event" described in clause (i) of the immediately preceding paragraph (but by substitution 25% for 10%). The Exchange Offer, and TrustCo's activities in connection therewith and with the TrustCo-Hudson Merger, will constitute a "Subsequent Triggering Event."

         An "Exercise Termination Event" means any of the following: (i) such time as the Hudson-Cohoes Merger becomes effective; (ii) a termination of the Hudson-Cohoes Merger Agreement in accordance with its term; or (iii) the passage of certain prescribed times after termination of the Hudson-Cohoes Merger Agreement if such termination follows the occurrence of an "Initial Triggering Event." By its terms the Option Agreement is not expected to terminate prior to August 17, 2001.

         Since there has been an Initial Triggering Event, and since the closing of the Exchange Offer and the TrustCo-Hudson Merger will constitute a Subsequent Triggering Event, Hudson and Cohoes will need to mutually agree to terminate the Hudson-Cohoes Option Agreement to satisfy this condition.

         DEFINITIVE TRUSTCO-HUDSON MERGER AGREEMENT

         The Exchange Offer is conditioned, among other things, upon TrustCo and Hudson entering into a definitive agreement with respect to the TrustCo-Hudson Merger which is approved by the Hudson Board and Hudson's shareholders. TrustCo considers the Exchange Offer and the TrustCo-Hudson Merger to be related steps in one overall transaction whereby TrustCo acquires all of the issued and outstanding shares of Hudson Common Stock. See "THE EXCHANGE OFFER--Material Federal Income Taxes." Whether this condition can be satisfied depends upon the willingness of the Hudson Board to enter into such a definitive agreement.

         EFFECTIVE REGISTRATION STATEMENT

         The Exchange Offer is conditioned, among other things, upon the Registration Statement of which this Prospectus is a part becoming effective. This is a non-waivable condition to the Exchange Offer. This condition has been satisfied.

WAIVER OF CONDITIONS

         With the exception of the Regulatory Approval Condition, the TrustCo Stockholder Approval Condition (to the extent the approval of TrustCo's stockholders is required) and the effectiveness of this Registration Statement condition, each of the conditions to the offer discussed above must either be satisfied or waived by TrustCo on or before the Expiration Date.

FEES AND EXPENSES

         TrustCo has engaged Georgeson Shareholder Communications Inc. to act as TrustCo's information agent (the "Information Agent") with respect to the Exchange Offer. TrustCo will pay the Information Agent a fee of $10,000 for its services in connection with the Exchange Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

         TrustCo will pay the Exchange Agent reasonable and customary compensation for its services in connection with the Exchange Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Exchange Agent against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

         Brokers, dealers, commercials banks and trust companies will be reimbursed by TrustCo for customary mailing and handling expenses incurred by them in forwarding material to their customers.

ACCOUNTING TREATMENT

         Upon consummation of the Exchange Offer, TrustCo will account for the acquisition of the Hudson Common Stock as a purchase business combination. See "PRO FORMA COMBINED FINANCIAL INFORMATION--Summary of Purchase Accounting Adjustments June 30, 2000."

NASDAQ LISTING

         The outstanding shares of TrustCo Common Stock are, and the shares of TrustCo Common Stock to be issued in the Exchange Offer and the TrustCo-Hudson Merger will be, included for quotation on the Nasdaq.

SOURCE OF FUNDS

         TrustCo expects to fund the cash portion of the Exchange
Consideration, i.e. the $10.20 net in cash and the amounts necessary for payments in lieu of fractional shares, from its existing cash assets and the cash assets that will be available to TrustCo upon completion of the merger of Trustco Bank and Hudson River Bancorp, Inc. To the extent the Exchange Consideration is derived from securities TrustCo holds "available for sale", such securities are readily marketable and a large and liquid market exists. TrustCo does not anticipate any difficulty in attracting purchasers for such securities. The aggregate cash portion of the Exchange Consideration totals approximately $151.0 million. Currently, TrustCo has cash assets of approximately $46.0 million on an unconsolidated basis. Upon completion of the merger of Trustco Bank and Hudson River Bank & Trust Company, TrustCo expects that it would have $125.5 million in additional cash assets available to it (in the form of consideration for the bank merger paid by Trustco Bank or dividends paid by Trustco Bank). TrustCo would use these additional cash assets as well as its existing cash assets to pay the merger consideration. TrustCo does not expect to obtain an advance from Trustco Bank to fund the cash portion of the Exchange Consideration.

         If TrustCo completes its proposed acquisition of Cohoes, it expects to fund in a similar manner the cash portion of the consideration to be paid to Hudson's stockholders. The aggregate cash portion of the consideration in the Cohoes transaction totals approximately $86.0 million. Upon completion of the merger of Trustco Bank and Cohoes' subsidiary, Cohoes Saving Bank, TrustCo expects that it would have $83.1 million in additional cash assets available to it. The foregoing amounts are in addition to the $46.0 million already available to TrustCo.


TREATMENT OF HUDSON STOCK OPTIONS

         Hudson maintains an Employee Stock Ownership Plan ("ESOP") for its employees and a Stock Option and Incentive Plan for directors, advisory directors and key employees (collectively the "Option Plans"). Each outstanding option under the Option Plans will be canceled prior to the consummation date of the TrustCo-Hudson Merger and the holder thereof will receive from TrustCo, in payment for such option, cash in the amount of $17.00 less the exercise price of the stock option. Any resulting fractional shares will be paid in cash. It is anticipated that the ESOP will be terminated and any remaining unallocated ESOP shares would be allocated to participants after repayment of the ESOP loan.

                               RECENT DEVELOPMENTS

COHOES AND HUDSON STOCKHOLDER MEETINGS

         On August 17, 2000, Cohoes and Hudson each held meetings of shareholders at which the Hudson-Cohoes Merger Agreement was submitted to shareholders for their approval. On August 18, 2000, although Hudson announced that its shareholders had approved the Hudson-Cohoes Merger, Cohoes announced that its shareholders did not approve the Hudson-Cohoes Merger.

AMBANC TENDER OFFER

         On July 27, 2000, Ambanc Holding Co., Inc. ("Ambanc") announced its intent to commence a tender offer for all outstanding shares of Cohoes. The announcement stated that Ambanc would offer Cohoes' shareholders $16.50 in cash for each share of Cohoes Common Stock. Ambanc also solicited proxies from Cohoes shareholders to vote against the Cohoes-Hudson Merger. On August 9, Ambanc commenced its tender offer. Ambanc has also announced that it has nominated three persons for election to the Cohoes board of directors at Cohoes' next annual meeting of shareholders. On October 6, 2000, Ambanc announced that its offer would expire at midnight, New York City Time, on October 6, 2000, without the conditions to the offer being satisfied and that it had instructed its depositary for the offer to promptly return all shares of Cohoes common stock tendered pursuant to the Offer and not withdrawn.

TERMINATION OF HUDSON-COHOES MERGER AGREEMENT

         On September 28, 2000, Hudson and Cohoes announced that they had terminated the Hudson-Cohoes Merger Agreement. Also on September 28, 2000, Cohoes announced that its board of directors and management, together with their financial and legal advisors, would immediately begin a comprehensive exploration of all strategic options, which could include the sale of Cohoes to a larger financial institution, and that it had engaged Keefe, Bruyette & Woods, Inc. to assist in the evaluation of Cohoes' strategic options. Cohoes also indicated that its board continues to believe that Ambanc's unsolicited tender offer and the price publicly announced by TrustCo were inadequate and not in the best interests of Cohoes stockholders.

                    TRUSTCO'S DIRECTORS AND EXECUTIVE OFFICERS

         Following is a list of TrustCo's Directors and Executive Officers, their business background, business addresses and phone numbers:

         Barton A. Andreoli (President, Towne Construction and Paving) 828 Burdek Street, Schenectady, NY 12306, 518-956-4890; Lionel O. Barthold, RETIRED; Joseph A. Lucarelli (President, Bellevue Builders Supply, Inc.) 504 Duanesburgh Road, Schenectady, NY 12306, 518-355-7190; Anthony J. Marinello (M.D., Ph.D., Family Physician) 963 Route 146, Clifton Park, NY 12065, 518-383-0891 Ext. 222; James H. Murphy, DDS (Orthodontist) 165 Manning Boulevard, Albany, NY 12203, 518-489-6241; Richard J. Murray, Jr., (President, R.J. Murray Company, Inc.) 4021 State Street, Schenectady, NY 12034, 518-372-4751; Kenneth C. Peterson RETIRED; William D. Powers (Chairman, NY Republican State Committee), 315 State Street, Albany, NY 12210, 518-462-2601; William J. Purdy (President, Welbourne & Purdy) P.O. Box 1082, Schenectady, NY 12301; Robert A. McCormick (President and CEO, Trustco Bank. N.A.) P.O. Box 1082, Schenectady, NY 12301, 518-377-3311; Nancy A. McNamara (Senior Vice President, Trustco Bank, N.A.) P.O. Box 1082, Schenectady, NY 12301, 518-377-3641; William F. Terry (Senior Vice President, Trustco Bank, N.A.) P.O. Box 1082, Schenectady, NY 12301, 518-377-3611; Robert
T. Cushing (Senior Vice President and CFO, Trustco Bank, N.A.) P.O. Box 1082, Schenectady, NY 12301, 518-377-3696.

         None of the Directors or Executive Officers of TrustCo have been convicted in a criminal proceeding within the last five years nor have any of the Directors or Executive Officers of TrustCo been a party to any proceeding resulting in the imposition of any restrictions relating to federal or state securities laws.

         Further, to the best of TrustCo's knowledge, none of the above-named individuals own any shares of Hudson common stock nor are any of the above-named individuals a party to any contract, understanding, relationship or arrangement with respect to Hudson securities, nor have any of the above-named individuals undertaken any transaction within the past sixty days with respect to any Hudson securities.

         Further, to the best of TrustCo's knowledge, none of the above-named individuals have entered into or proposed or received any proposed material agreements or arrangements with respect to Hudson.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

         The following unaudited pro forma condensed balance sheet and income statements have been prepared based on the historical results of operations and financial condition of TrustCo, Hudson and Cohoes. Pro forma adjustments and assumptions on which they are based are described in the notes following such balance sheet and income statements. The purchase accounting adjustments were calculated as of the dates indicated in the notes (primarily June 30, 2000).

         TrustCo has not had access to the Hudson or Cohoes records as part of its attempt to allocate the cost of its investment in the fair value of the Hudson and Cohoes assets and liabilities. The allocation of the cost of the investments reflected in the accompanying pro forma information has been made based on available information in some instances and otherwise based on assumptions TrustCo believes to be reasonable. In instances in which there was no reliable basis to make a reasonable estimate, recorded values were considered to approximate fair value. Accordingly, for purposes of these pro forma financial statements, the fair value of loans, deposits and premises and equipment were considered to be carrying value. The excess of the purchase price over the fair value of the net assets has been treated as goodwill.

         The information concerning Hudson and Cohoes is derived from previously filed Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and previously released press releases. TrustCo does not make any representation with respect to either Hudson or Cohoes amounts and has not performed any procedures to ensure their accuracy or reasonableness. Certain Hudson and Cohoes financial information has been reclassified to conform to TrustCo's financial presentation.

         The information shown for TrustCo has been prepared from historical financial information from previously filed Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and previously released press releases. The information is for illustrative purposes only. The companies would likely have performed differently had they always been combined. The information should not be relied on as an indication of future results that the combined company will experience after the transactions are completed, because of a variety of factors, including access to additional information and changes in value.

         TrustCo also expects to achieve operating cost savings as a result of the Hudson and Cohoes transactions. See "BACKGROUND OF THE EXCHANGE OFFER--Benefits of the transaction" No adjustments have been included in the combined pro forma operating amounts for the anticipated operating cost savings.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AT JUNE 30, 2000

     TRUSTCO AND HUDSON COMBINED

                                                                                       TRUSTCO
                                                                                        HUDSON
                                                                         PRO FORMA     COMBINED
                                                TRUSTCO     HUDSON      ADJUSTMENTS   PRO FORMA
                                               ----------- ----------   -----------   ---------
(in thousands)
ASSETS
Cash and cash equivalents                        $287,227     15,481     15,583  (a)    218,132
                                                                         (4,356) (g)
                                                                         (2,100) (h)
                                                                        (93,703) (i)
Securities available for sale                     661,478    232,583     (2,904) (g)    827,288
                                                                         (1,400) (h)
                                                                        (62,469) (i)
Securities held to maturity                             -      5,020          -           5,020
Loans receivable, net                           1,319,680    822,501          -       2,142,181
Other assets                                       98,722     69,265          -         167,987
Goodwill and other intangibles                          -     11,337     56,980  (b)     68,317
                                               ----------- ----------   ------------  ---------
TOTAL ASSETS                                   $2,367,107  1,156,187    (94,369)      3,428,925
                                               =========== ==========   ============  =========
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits                                       $1,979,144    745,032          -       2,724,176
Borrowings                                        162,109    182,424          -         344,533
Other liabilities                                  49,722     28,633     (6,386) (d)     79,969
                                                                          8,000  (f)
                                               ----------- ----------   ------------  -----------
Total liabilities                               2,190,975    956,089      1,614       3,148,678
                                               ----------- ----------   ------------  -----------
Total shareholders' equity                        176,132    200,098   (200,098)(e)     280,247
                                                                        104,115 (i)
                                               ----------- ----------   ------------  -----------
TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY                           $2,367,107  1,156,187    (94,369)      3,428,925
                                               =========== ==========   ============  ===========


See the notes to the Unaudited Pro Forma Combined Financial Information.

     UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS AT JUNE 30, 2000

         TRUSTCO AND COHOES COMBINED

                                                                                                 TRUSTCO
                                                                                                  COHOES
                                                                                  PRO FORMA      COMBINED
                                                           TRUSTCO     COHOES    ADJUSTMENTS    PRO FORMA
                                                          ----------  ---------  ------------   -----------
(in thousands)

ASSETS

Cash and cash equivalents                                 $  287,227     12,658    7,961  (a)      251,409
                                                                                  (3,067) (g)
                                                                                  (2,100) (h)
                                                                                 (51,270) (i)
Securities available for sale                                661,478     32,570   (2,045) (g)      656,423
                                                                                  (1,400) (h)
                                                                                 (34,180) (i)
Securities held to maturity                                        -     55,129        -            55,129
Loans receivable, net                                      1,319,680    600,413        -         1,920,093
Other assets                                                  98,722     24,685        -           123,407
Goodwill and other intangibles                                     -      1,559   24,606  (b)       26,125
                                                          ----------  ---------  ------------   -----------
TOTAL ASSETS                                              $2,367,107   727,014   (61,495)        3,032,626
                                                          ==========  =========  ============   ===========

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:

Deposits                                                  $1,979,144   494,875         -         2,474,019
Borrowings                                                   162,109    96,201         -           258,310
Other liabilities                                             49,722    14,632    (5,155) (d)       67,199
                                                                                   8,000  (f)
                                                          ----------  ---------  ------------   -----------
Total liabilities                                          2,190,975   605,708     2,845         2,799,528
                                                          ----------  ---------  ------------   -----------
Total shareholders' equity                                   176,132   121,306  (121,306) (e)      233,098
                                                                                  56,966  (i)
                                                          ----------  ---------  ------------   -----------
TOTAL LIABILITIES AND
     SHAREHOLDERS' EQUITY                                 $2,367,107   727,014   (61,495)        3,032,626
                                                          ==========  =========  ============   ===========



See the notes to the Unaudited Pro Forma Combined Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS AT JUNE 30, 2000.

         TRUSTCO, HUDSON AND COHOES COMBINED

                                                                                                                 TRUSTCO
                                                                               TRUSTCO                           HUDSON
                                                                               HUDSON                            COHOES
                                                                 PRO FORMA    COMBINED              PRO FORMA    COMBINED
                                          TRUSTCO    HUDSON     ADJUSTMENTS   PRO FORMA    COHOES   ADJUSTMENTS  PRO FORMA
                                        ---------- ----------  -------------  ----------  --------- -----------  ----------
(in thousands)

ASSETS

Cash and cash equivalents               $  287,227     15,481     15,583 (a)    218,132     12,658    7,961 (a)   182,314
                                                                  (4,356)(g)                         (3,067)(g)
                                                                  (2,100)(h)                         (2,100)(h)
                                                                 (93,703)(i)                        (51,270)(i)
Securities available for sale              661,478    232,583     (2,904)(g)    827,288     32,570   (2,045)(g)   822,233
                                                                  (1,400)(h)                         (1,400)(h)
                                                                 (62,469)(i)                        (34,180)(i)
Securities held to maturity                      -      5,020          -          5,020     55,129        -        60,149
Loans receivable, net                    1,319,680    822,501          -      2,142,181    600,413        -     2,742,594
Other assets                                98,722     69,265          -        167,987     24,685        -       192,672
Goodwill and other intangibles                   -     11,337     56,980 (b)     68,317      1,559   24,606 (b)    94,482
                                        ----------  ---------  ------------- ----------  --------- -----------  ----------
TOTAL ASSETS                            $2,367,107  1,156,187    (94,369)     3,428,925    727,014  (61,495)     4,094,444
                                        ==========  =========  ============= ==========  ========= ===========  ==========

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:

Deposits                                $1,979,144    745,032          -      2,724,176    494,875        -      3,219,051
Borrowings                                 162,109    182,424          -        344,533     96,201        -        440,734
Other liabilities                           49,722     28,633     (6,386)(d)     79,969     14,632   (5,155)(d)     97,446
                                                                   8,000 (f)                          8,000 (f)
                                        ----------  ---------  ------------- ----------  --------- -----------  ----------
Total liabilities                        2,190,975    956,089      1,614      3,148,678    605,708    2,845      3,757,231

Total shareholders' equity                 176,132    200,098   (200,098)(e)    280,247    121,306 (121,306)(e)
                                                                 104,115 (i)                         56,966        337,213
                                        ----------  ---------  ------------- ----------  --------- -----------  ----------
TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY                    $2,367,107  1,156,187    (94,369)     3,428,925    727,014  (61,495)     4,094,444
                                        ==========  =========  ============= ==========  ========= ===========  ==========



See the notes to the Unaudited Pro Forma Combined Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME FOR THE 12 MONTHS ENDED DECEMBER 31, 1999

         TRUSTCO AND HUDSON COMBINED

                                                                                                    TRUSTCO
                                                                                                    HUDSON
                                                                                    PRO FORMA      COMBINED
                                                             TRUSTCO     HUDSON    ADJUSTMENTS     PRO FORMA
                                                            ----------  ---------  -------------  ------------
Consolidated Statements of Income:
(in thousands, except per share data)

Interest income:
      Interest and fees on loans                            $106,734      54,677        -            161,411
      Interest and dividends on securities available for
        sale                                                  44,440      14,805    (4,707) (j)       54,538
      Interest and dividends on securities held to
        maturity                                                 -         1,321        -              1,321
      Interest on federal funds sold/short-term
        investments                                           16,031         396    (4,998) (j)       11,429
                                                            ----------  ---------  -------------  ------------
                Total interest income                        167,205      71,199    (9,705)          228,699
                                                            ----------  ---------  -------------  ------------

Interest expense:
      Interest on deposits                                    68,041      24,695        -             92,736
      Interest on short-term borrowings                        5,972       2,863        -              8,835
                                                            ----------  ---------  -------------  ------------
                Total interest expense                        74,013      27,558        -            101,571
                                                            ----------  ---------  -------------  ------------

                Net interest income                           93,192      43,641    (9,705)          127,128

Provision for loan losses                                      5,063       6,200        -             11,263
                                                            ----------  ---------  -------------  ------------
                Net interest income after
                    provision for loan losses                 88,129      37,441    (9,705)          115,865
                                                            ----------  ---------  -------------  ------------

Noninterest income:
      Trust department income                                  8,065         -          -              8,065
      Fees for services to customers                           8,695       1,417        -             10,112
      Net gain/(loss) on securities transactions              (5,446)         86        -             (5,360)
      Other                                                    4,102         892        -              4,994
                                                            ----------  ---------  -------------  ------------
                Total noninterest income                      15,416       2,395        -             17,811
                                                            ----------  ---------  -------------  ------------

Noninterest expense:
      Salaries and employee benefits                          24,994      13,001        -             37,995
      Net occupancy and equipment expense                      9,363       3,953        -             13,316
      Net other real estate owned expense (income)              (700)      1,430        -                730
      Other                                                   11,979       7,846     2,849  (c)       22,674
                                                            ----------  ---------  -------------  ------------
                Total noninterest expense                     45,636      26,230     2,849            74,715
                                                            ----------  ---------  -------------  ------------
Income before income taxes                                    57,909      13,606   (12,554)           58,961
Income taxes                                                  19,724       4,735    (3,300) (j)       21,159
                                                            ----------  ---------  -------------  ------------
Net income                                                   $38,185       8,871    (9,254)           37,802
                                                            ==========  =========  =============  ============
Earnings per share:
      Basic                                                   $ 0.71      $ 0.59                      $ 0.61
      Diluted                                                 $ 0.68      $ 0.59                      $ 0.59
      Basic - Adjusted for TrustCo 15% stock split            $ 0.62         -                        $ 0.53
      Diluted - Adjusted for TrustCo 15% stock split          $ 0.59         -                        $ 0.51


See the notes to the Unaudited Pro Forma Combined Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME FOR THE 12 MONTHS ENDED DECEMBER 31, 1999

         TRUSTCO AND COHOES COMBINED

                                                                                                TRUSTCO
                                                                                                COHOES
                                                                                 PRO FORMA     COMBINED
                                                          TRUSTCO    COHOES     ADJUSTMENTS    PRO FORMA
                                                         --------    ------     -----------    ---------
Consolidated Statements of Income:
(in thousands, except per share data)

Interest income:

      Interest and fees on loans                         $106,734    39,795          -           146,529
      Interest and dividends on securities available
      for sale                                             44,440     2,221      (2,653) (j)      44,008
      Interest and dividends on securities held to
      maturity                                                  -     3,300           -            3,300
      Interest on federal funds sold/short-term
      investments                                          16,031     1,076      (2,816) (j)      14,291
                                                         ---------- ---------  -------------- ------------
                Total interest income                     167,205    46,392      (5,469)         208,128
                                                         ---------- ---------  -------------- ------------
Interest expense:
      Interest on deposits                                 68,041    16,478          -            84,519
      Interest on short-term borrowings                     5,972     3,734          -             9,706
                                                         ---------- ---------  -------------- ------------
                Total interest expense                     74,013    20,212          -            94,225
                                                         ---------- ---------  -------------- ------------
                Net interest income                        93,192    26,180      (5,469)         113,903

Provision for loan losses                                   5,063     1,825          -             6,888
                                                         ---------- ---------  -------------- ------------
                Net interest income after
                    provision for loan losses              88,129    24,355      (5,469)         107,015
                                                         ---------- ---------  -------------- ------------
Noninterest income:
      Trust department income                               8,065         -           -            8,065
      Fees for services to customers                        8,695       810           -            9,505
      Net gain/(loss) on securities transactions           (5,446)     (944)          -           (6,390)
      Other                                                 4,102     1,999           -            6,101
                                                         ---------- ---------  -------------- ------------
                Total noninterest income                   15,416     1,865           -           17,281
                                                         ---------- ---------  -------------- ------------

Noninterest expense:
      Salaries and employee benefits                       24,994     9,601           -           34,595
      Net occupancy and equipment expense                   9,363     3,034           -           12,397
      Net other real estate owned expense (income)          (700)      (140)          -             (840)
      Other                                                11,979     4,097       1,230  (c)      17,306
                                                         ---------- ---------  -------------- ------------
                Total noninterest expense                  45,636    16,592       1,230           63,458
                                                         ---------- ---------  -------------- ------------
Income before income taxes                                 57,909     9,628      (6,699)          60,838
Income taxes                                               19,724     3,607      (1,859) (j)      21,472
                                                         ---------- ---------  -------------- ------------
Net income                                                 38,185     6,021      (4,840)          39,366
                                                         ========== =========  ============== ============
Earnings per share:
      Basic                                                $ 0.71    $ 0.70                       $ 0.67
      Diluted                                              $ 0.68    $ 0.70                       $ 0.65
      Basic - Adjusted for TrustCo 15% stock split         $ 0.62        -                        $ 0.59
      Diluted - Adjusted for TrustCo 15% stock split       $ 0.59        -                        $ 0.57

See the notes to the Unaudited Pro Forma Combined Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME FOR THE 12 MONTHS ENDED DECEMBER 31, 1999

      TRUSTCO, HUDSON AND COHOES COMBINED

                                                                                TRUSTCO                                 TRUSTCO
                                                                                HUDSON                               HUDSON COHOES
                                                                 PRO FORMA      COMBINED                PRO FORMA      COMBINED
                                            TRUSTCO   HUDSON    ADJUSTMENTS    PRO FORMA     COHOES    ADJUSTMENTS     PRO FORMA
                                            -------   ------    -----------    ---------     ------    -----------    ------------
Consolidated Statements of Income:
(in thousands, except per share data)

Interest income:
    Interest and fees on loans              $106,734    54,677        -            161,411     39,795         -             201,206
    Interest and dividends on securities
      available for sale                      44,440    14,805    (4,707)(j)        54,538      2,221     (2,653)(j)         54,106
    Interest and dividends on securities
      held to maturity                           -       1,321        -              1,321      3,300         -               4,621
    Interest on federal funds sold/
      short-term investments                  16,031       396    (4,998)(j)        11,429      1,076     (2,816 (j)          9,689
                                            --------  --------  ------------   -----------  ---------  ------------  --------------
       Total interest income                 167,205    71,199    (9,705)          228,699     46,392     (5,469)           269,622
                                            --------  --------  ------------   -----------  ---------  ------------  --------------

Interest expense:

    Interest on deposits                      68,041    24,695        -             92,736     16,478         -            109,214
    Interest on short-term borrowings          5,972     2,863        -              8,835      3,734         -             12,569
                                            --------  --------  ------------   -----------  ---------  ------------  --------------
       Total interest expense                 74,013    27,558        -            101,571     20,212         -            121,783
                                            --------  --------  ------------   -----------  ---------  ------------  --------------

       Net interest income                    93,192    43,641    (9,705)          127,128     26,180     (5,469)          147,839
Provision for loan losses                      5,063     6,200        -             11,263      1,825         -             13,088
                                            --------  --------  ------------   -----------  ---------  ------------  --------------
       Net interest income after
            provision for loan losses         88,129    37,441    (9,705)          115,865     24,355     (5,469)          134,751
                                            --------  --------  ------------   -----------  ---------  ------------  --------------

Noninterest income:
    Trust department income                    8,065        -         -              8,065       -            -              8,065
    Fees for services to customers             8,695     1,417        -             10,112        810         -             10,922
    Net gain/(loss) on securities
       transactions                           (5,446)       86        -             (5,360)      (944)        -             (6,304)
    Other                                      4,102       892        -              4,994      1,999         -              6,993
                                            --------  --------  ------------   -----------  ---------  ------------  --------------
        Total noninterest income              15,416     2,395        -             17,811      1,865         -             19,676
                                            --------  --------  ------------   -----------  ---------  ------------  --------------

Noninterest expense:

    Salaries and employee benefits            24,994    13,001        -             37,995      9,601         -             47,596
    Net occupancy and equipment expense        9,363     3,953        -             13,316      3,034         -             16,350
    Net other real estate owned expense
        (income)                                (700)    1,430        -                730       (140)        -                590
    Other                                     11,979     7,846     2,849(c)         22,674      4,097      1,230(c)         28,001
                                            --------   --------  ------------   -----------  ---------  ------------  --------------
        Total noninterest expense             45,636    26,230     2,849            74,715     16,592      1,230            92,537
                                            --------   --------  ------------   -----------  ---------  ------------  --------------
Income before income taxes                    57,909    13,606   (12,554)           58,961      9,628     (6,699)           61,890
Income taxes                                  19,724     4,735    (3,300)(j)        21,159      3,607     (1,859)(j)        22,907
                                            --------   --------  ------------   -----------  ---------  ------------  --------------
Net income                                   $38,185     8,871    (9,254)           37,802      6,021     (4,840)           38,983
                                            ========   ========  ============   ===========  =========  ============  ==============
Earnings per share:
    Basic                                    $  0.71   $  0.59                   $    0.61   $   0.70                  $      0.58
    Diluted                                  $  0.68   $  0.59                   $    0.59   $   0.70                  $      0.56
    Basic - Adjusted for TrustCo
           15% stock split                   $  0.62        -                    $    0.53        -                    $      0.51
    Diluted - Adjusted for TrustCo
           15% stock split                   $  0.59        -                    $    0.51        -                    $      0.49

See the notes to the Unaudited Pro Forma Combined Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME FOR THE SIX MONTHS ENDED JUNE 30, 2000


           TRUSTCO AND HUDSON COMBINED

                                                                                                TRUSTCO
                                                                                                HUDSON
                                                                                PRO FORMA      COMBINED
                                                         TRUSTCO    HUDSON     ADJUSTMENTS     PRO FORMA
                                                        ---------- ---------- --------------  ------------

Consolidated Statements of Income:
(in thousands, except per share data)

Interest income:
    Interest and fees on loans                            $55,211     34,439        -              89,650
    Interest and dividends on securities available
      for sale                                             22,598      8,110    (2,447)  (j)       28,261
    Interest and dividends on securities held to
      maturity                                               -           600        -                 600
      Interest on federal funds sold/short-term
      investments                                           7,467          2    (3,030)  (j)        4,439
                                                        ---------- ---------- --------------  ------------
        Total interest income                              85,276     43,151    (5,477)           122,950
                                                        ---------- ---------- --------------  ------------

Interest expense:
    Interest on deposits                                   32,245     13,798        -              46,043
    Interest on short-term borrowings                       3,781      4,844        -               8,625
                                                        ---------- ---------- --------------  ------------
        Total interest expense                             36,026     18,642        -              54,668
                                                        ---------- ---------- --------------  ------------

        Net interest income                                49,250     24,509    (5,477)            68,282

Provision for loan losses                                   1,650      2,925        -               4,575
                                                        ---------- ---------- --------------  ------------
        Net interest income after
          provision for loan losses                        47,600     21,584    (5,477)            63,707
                                                        ---------- ---------- --------------  ------------
Noninterest income:
    Trust department income                                 4,270       -           -               4,270
    Fees for services to customers                          4,362        838        -               5,200
    Net gain/(loss) on securities transactions             (3,369)      -           -              (3,369)
    Other                                                   1,594        585        -               2,179
                                                        ---------- ---------- --------------  ------------
        Total noninterest income                            6,857      1,423        -               8,280
                                                        ---------- ---------- --------------  ------------
Noninterest expense:
    Salaries and employee benefits                         12,108      7,119        -              19,227
    Net occupancy and equipment expense                     4,665      2,539        -               7,204
    Net other real estate owned expense (income)             (302)       586        -                 284
    Other                                                   6,883      4,789     1,425  (c)        13,097
                                                        ---------- ---------- --------------  ------------
        Total noninterest expense                          23,354     15,033     1,425             39,812
                                                        ---------- ---------- --------------  ------------
Income before income taxes                                 31,103      7,974    (6,902)            32,175
Income taxes                                               10,336      2,813    (1,862) (j)        11,287
                                                        ---------- ---------- --------------  ------------
Net income                                                $20,767      5,161    (5,040)            20,888
                                                        ========== ========== ==============  ============
Earnings per share:
    Basic                                                  $ 0.39     $ 0.37                       $ 0.34
    Diluted                                                $ 0.38     $ 0.37                       $ 0.33
    Basic - Adjusted for TrustCo 15% stock split           $ 0.34          -                       $ 0.29
    Diluted - Adjusted for TrustCo 15% stock split         $ 0.33          -                       $ 0.29

See the notes to the Unaudited Pro Forma Combined Financial Information.

       UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
                 FOR THE SIX MONTHS ENDED JUNE 30, 2000

     TRUSTCO AND COHOES COMBINED

                                                                                                  TRUSTCO
                                                                                                   COHOES
                                                                                  PRO FORMA       COMBINED
                                                           TRUSTCO     COHOES     ADJUSTMENTS     PRO FORMA
                                                           -------     ------     -----------     ---------
Consolidated Statements of Income:
(in thousands, except per share data)

Interest income:
    Interest and fees on loans                             $55,211     22,582         -              77,793
    Interest and dividends on securities available
      for sale                                              22,598      1,283      (1,379)(j)        22,502
    Interest and dividends on securities held to
      maturity                                                -         1,680         -               1,680
    Interest on federal funds sold/short-term
      investments                                            7,467        114      (1,707)(j)         5,874
                                                           -------     ------     -----------     ---------
      Total interest income                                 85,276     25,659      (3,086)          107,849
                                                           -------     ------     -----------     ---------

Interest expense:
    Interest on deposits                                    32,245      9,369         -              41,614
    Interest on short-term borrowings                        3,781      2,548         -               6,329
                                                           -------     ------     -----------     ---------
      Total interest expense                                36,026     11,917         -              47,943
                                                           -------     ------     -----------     ---------
      Net interest income                                   49,250     13,742      (3,086)           59,906
Provision for loan losses                                    1,650        650         -               2,300
                                                           -------     ------     -----------     ---------
      Net interest income after
        provision for loan losses                           47,600     13,092      (3,086)           57,606
                                                           -------     ------     -----------     ---------
Noninterest income:
    Trust department income                                  4,270        -           -               4,270
    Fees for services to customers                           4,362        459         -               4,821
    Net gain/(loss) on securities transactions              (3,369)       -           -              (3,369)
    Other                                                    1,594      1,190         -               2,784
                                                           -------     ------     -----------     ---------
      Total noninterest income                               6,857      1,649         -               8,506
                                                           -------     ------     -----------     ---------
Noninterest expense:
    Salaries and employee benefits                          12,108      5,884         -              17,992
    Net occupancy and equipment expense                      4,665      1,598         -               6,263
    Net other real estate owned expense (income)              (302)      (168)        -                (470)
    Other                                                    6,883      2,463         615 (c)         9,961
                                                           -------     ------     -----------     ---------
      Total noninterest expense                             23,354      9,777         615            33,746
                                                           -------     ------     -----------     ---------

Income before income taxes                                  31,103      4,964      (3,701)           32,366
Income taxes                                                10,336      1,820      (1,050)(j)        11,106
                                                           -------     ------     -----------     ---------
Net income                                                 $20,767      3,144      (2,651)           21,260
                                                           =======     ======     ===========     =========
Earnings per share:
    Basic                                                   $ 0.39     $ 0.42                        $ 0.37
    Diluted                                                 $ 0.38     $ 0.42                        $ 0.36
    Basic - Adjusted for TrustCo 15% stock split            $ 0.34        -                          $ 0.32
    Diluted - Adjusted for TrustCo 15% stock split          $ 0.33        -                          $ 0.31

    See the notes to the Unaudited Pro Forma Combined Financial Information.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
               FOR THE SIX MONTHS ENDED JUNE 30, 2000

     TRUSTCO, HUDSON AND COHOES COMBINED

                                                                                  TRUSTCO                               TRUSTCO
                                                                                   HUDSON                            HUDSON COHOES
                                                                    PRO FORMA     COMBINED              PRO FORMA      COMBINED
                                               TRUSTCO   HUDSON    ADJUSTMENTS    PRO FORMA   COHOES   ADJUSTMENTS     PRO FORMA
                                               -------   ------    -----------    ---------   ------   -----------   -------------
Consolidated Statements of Income:
(in thousands, except per share data)

Interest income:
    Interest and fees on loans                 $55,211   34,439         -           89,650    22,582       -            112,232
    Interest and dividends on securities
      available for sale                        22,598    8,110     (2,447)(j)      28,261     1,283    (1,379)(j)       28,165
    Interest and dividends on securities
      held to maturity                            -         600         -              600     1,680       -              2,280
    Interest on federal funds
      sold/short-term investments                7,467        2     (3,030)(j)       4,439       114    (1,707)(j)        2,846
                                               -------   ------    -----------    ---------   ------   -----------   -------------
        Total interest income                   85,276   43,151     (5,477)        122,950    25,659    (3,086)         145,523
                                               -------   ------    -----------    ---------   ------   -----------   -------------

Interest expense:
    Interest on deposits                        32,245   13,798         -           46,043     9,369       -             55,412
    Interest on short-term borrowings            3,781    4,844         -            8,625     2,548       -             11,173
                                               -------   ------    -----------    ---------   ------   -----------   -------------
       Total interest expense                   36,026   18,642         -           54,668    11,917       -             66,585
                                               -------   ------    -----------    ---------   ------   -----------   -------------
       Net interest income                      49,250   24,509     (5,477)         68,282    13,742    (3,086)          78,938

Provision for loan losses                        1,650    2,925         -            4,575       650       -              5,225
                                               -------   ------    -----------    ---------   ------   -----------   -------------
       Net interest income after
         provision for loan losses              47,600   21,584     (5,477)         63,707    13,092    (3,086)          73,713
                                               -------   ------    -----------    ---------   ------   -----------   -------------
Noninterest income:
    Trust department income                      4,270      -           -            4,270       -         -              4,270
    Fees for services to customers               4,362      838         -            5,200      459        -              5,659
    Net gain/(loss) on securities
      transactions                              (3,369)     -           -           (3,369)      -         -             (3,369)
    Other                                        1,594      585         -            2,179    1,190        -              3,369
                                               -------   ------    -----------    ---------   ------   -----------   -------------
      Total noninterest income                   6,857    1,423         -            8,280    1,649        -              9,929
                                               -------   ------    -----------    ---------   ------   -----------   -------------
Noninterest expense:
    Salaries and employee benefits              12,108    7,119         -           19,227    5,884        -             25,111
    Net occupancy and equipment expense          4,665    2,539         -            7,204    1,598        -              8,802
    Net other real estate owned
      expense (income)                            (302)     586         -              284     (168)       -                116
    Other                                        6,883    4,789      1,425 (c)      13,097    2,463        615 (c)       16,175
                                               -------   ------    -----------    ---------   ------   -----------   -------------
      Total noninterest expense                 23,354   15,033      1,425          39,812    9,777        615           50,204
                                               -------   ------    -----------    ---------   ------   -----------   -------------
Income before income taxes                      31,103    7,974     (6,902)         32,175    4,964     (3,701)          33,438
Income taxes                                    10,336    2,813     (1,862)(j)      11,287    1,820     (1,050)(j)       12,057
                                               -------   ------    -----------    ---------   ------   -----------   -------------
Net income                                     $20,767    5,161     (5,040)         20,888    3,144     (2,651)          21,381
                                               =======   ======    ===========    =========   ======   ===========   =============
Earnings per share:
    Basic                                        $0.39    $0.37                      $0.34    $0.42                       $0.32
    Diluted                                      $0.38    $0.37                      $0.33    $0.42                       $0.31
    Basic - Adjusted for TrustCo 15%
      stock split                                $0.34      -                        $0.29        -                       $0.28
    Diluted - Adjusted for TrustCo 15%
      stock split                                $0.33      -                        $0.29        -                       $0.27

     See the notes to the Unaudited Pro Forma Combined Financial Information.

SUMMARY OF PURCHASE ACCOUNTING ADJUSTMENTS

(in thousands, except per share information)

ACQUISITION OF HUDSON:
ENTRY FOR PURCHASE ACCOUNTING ADJUSTMENTS:



(in thousands, except per share information)
                                                      DR.            CR.

         (a)      Cash                            $15,583
         (b)      Goodwill                         56,980
         (d)      Other liabilities                 6,386
         (e)      Shareholders' equity            200,098

         (f)      Other liabilities                                8,000
         (g)      Cash (Federal funds)                             4,356
         (g)      Available-for-sale securities                    2,904
         (h)      Cash (Federal funds)                             2,100
         (h)      Available-for-sale securities                    1,400
         (i)      Cash (Federal funds)                            93,703
         (i)      Available-for-sale securities                   62,469
         (i)      Shareholders' equity                           104,115
                                                  -------        -------
                                                  279,047        279,047
                                                  =======        =======

DETAIL OF THE TRUSTCO/HUDSON PURCHASE ACCOUNTING ADJUSTMENTS:

         (a) To record the net effect of the cash received upon the payoff of the ESOP loan.

                           Dr.      Cash          $ 15,583
                           Cr.      Equity                       $ 15,583

         (b)      Goodwill was calculated as follows:

                  Number of Hudson common shares outstanding     $15,311
                  TrustCo acquisition price                        17.00
                                                                 -------
                                                                 260,287        $ 260,287

                  TrustCo acquisition price                        17.00
                  Estimated weighted average option price          11.42
                                                                 -------
                                                                    5.58
                  Number of options outstanding                    1,301
                                                                 -------
                                                                   7,260            7,260
                  Effective tax rate                                 34%
                                                                 -------
                  Tax benefit of options                         (2,468)           (2,468)

                  Value of Cohoes/Hudson special option
                    (no tax benefit)                                                3,500

                  Estimated transaction costs                      8,000            8,000
                  Effective tax rate                                 34%
                                                                 -------
                  Tax benefit of transaction costs               (2,720)           (2,720)
                                                                                 --------
                  Amount paid by TrustCo for Hudson                               273,859


                                     64

                  Hudson historical equity at  June 30, 2000             200,098
                  ESOP loan                                               15,583

                  Estimated Hudson RRP's                     566
                  TrustCo per share acquisition price      17.00
                                                         -------
                                                           9,622
                  less:  restricted RRP in equity        (6,098)
                                                         -------
                  Additional RRP value                     3,524
                  Effective tax rate                         34%
                                                         -------
                  RRP tax benefit                          1,198           1,198
                                                         =======         -------
                                                                         216,879          216,879
                                                                                         --------
                  Goodwill associated with acquisition of Hudson                         $ 56,980
                                                                                         ========

         (c)      INCOME STATEMENT PRO FORMA ADJUSTMENTS
                  Annual amortization expense over 20 yrs                                                     2,849
                                                                                                              =====
                  Six month amortization expense                                                              1,425
                                                                                                              =====

         (d)      Tax benefit of options                                 (2,468)
                  Tax benefit of transaction costs                       (2,720)             All of these amounts
                  RRP tax benefit                                        (1,198)          were calculated in (c).
                                                                        --------
                                                                         (6,386)
                                                                        ========
                           Dr.      Tax receivable                                          2,468
                           Cr.      Goodwill                                                              2,468
                           Dr.      Tax receivable                                          2,720
                           Cr.      Goodwill                                                              2,720
                           Dr.      Tax receivable                                          1,198
                           Cr.      Equity (RRP)                                                          1,198

         (e)      To eliminate Hudson historical equity of $200,098.

         (f)      To record estimate transaction costs of $8 million as a payable.

                           Dr.      Goodwill                               8,000
                           Cr.      Accounts Payable                                        8,000

         (g) The "cash-out" of Hudson options was calculated below. For pro forma purposes, the cash used is presumed to come 60% from the reduction of federal funds and 40% from the sale of available-for-sale securities.

                  TrustCo acquisition price                                17.00
                  Weighted average option price                            11.42
                                                                           ------
                  Additional option value in acquisition                    5.58
                  Number of options outstanding                            1,301
                                                                           ------
                  Value (in thousands)                                     7,260
                                                                           =====

                           Dr.      Goodwill                               7,260
                           Cr.      Federal funds                            60%            4,356
                           Cr.      Available-for-sale securities            40%            2,904

         (h) The "cash-out" of Hudson options (from the Cohoes/Hudson special option) is calculated below. For pro forma purposes, the cash used is presumed to come 60% from the sale of federal funds and 40% from the sale of available-for-sale securities.

                                     65

                           Dr.      Goodwill                                                3,500
                           Cr.      Federal funds                            60%                              2,100
                           Cr.      Available-for-sale securities            40%                              1,400

         (i)      To record the purchase of the outstanding Hudson common stock.
                  For pro forma purposes, the cash used is presumed to come 60% from the sale of federal funds and 40% from the sale of available-for-sale securities.

                  15,311 Hudson shares outstanding at                           17.00 per share =           260,287

                  Total purchase price                                                    260,287
                  multiplied by 60% cash to be paid                                           60%
                                                                                          -------
                         total                                                            156,172
                                                                                          -------
                  Cash to be taken from:
                           60% from Federal funds (Credit to cash)                         93,703
                           40% from Available-for-sale securities (Credit)                 62,469
                                                                                          -------
                          total                                                           156,172
                                                                                          -------

                  Total purchase price                                                    260,287
                  multiplied by 40% stock                                                     40%
                                                                                          -------
                  Credit to equity                                                        104,115
                                                                                          -------

         (j)      INCOME STATEMENT PRO FORMA ADJUSTMENTS FOR THE 12 MOS. ENDED 12/31/99
                  Loss of interest income on Federal funds (annualized)          100,159  * 4.99%             4,998
                  Loss of interest income on Available-for-sale securities
                         (annualized)                                             66,773  * 7.05%             4,707
                                                                                 ------                       -----
                                                                                 166,932                      9,705
                                                                                 ------                       -----

                  Annual income tax benefit                                        9,705  * 34%               3,300

                  INCOME STATEMENT PRO FORMA ADJUSTMENTS FOR THE 6 MOS. ENDED 6/30/00
                  Loss of interest income on Federal funds (annualized)          100,159  * 6.05%             6,060
                  Loss of interest income on Available-for-sale securities
                         (annualized)                                             66,773  * 7.33%             4,894
                                                                                 -------                     ------
                                                                                 166,932                     10,954
                                                                                 -------                     ------
                  Annual income tax benefit                                       10,954  * 34%               3,724

                  Yield on federal funds sold and available for sale securities for the applicable periods are based on TrustCo's actual results for the respective periods.

                                     66


ACQUISITION OF COHOES:
ENTRY FOR PURCHASE ACCOUNTING ADJUSTMENTS:

                                                           DR.               CR.

         (a)      Cash                                  $7,961
         (b)      Goodwill                              24,606
         (d)      Other liabilities                      5,155
         (e)      Shareholders' equity                 121,306

         (f)      Other liabilities                                        8,000
         (g)      Cash (Federal funds)                                     3,067
         (g)      Available-for-sale securities                            2,045
         (h)      Cash (Federal funds)                                     2,100
         (h)      Available-for-sale securities                            1,400
         (i)      Cash (Federal funds)                                    51,270
         (i)      Available-for-sale securities                           34,180
         (i)      Shareholders' equity                                    56,966
                                                       --------          -------
                                                      $159,028           159,028
                                                       =======           =======

DETAIL OF THE TRUSTCO/COHOES PURCHASE ACCOUNTING ADJUSTMENTS:

         (a)      To record the net effect of the cash received upon the payoff of the ESOP loan.
                           Dr.      Cash                                 $ 7,961
                           Cr.      Shareholders' Equity                                  $ 7,961

         (b)      Goodwill was calculated as follows:

                  Number of Cohoes common shares outstanding               7,912
                  TrustCo acquisition price                                18.00
                                                                         -------
                                                                         142,416          142,416

                  TrustCo acquisition price                                18.00
                  Estimated weighted average option price                12.0625
                                                                         -------
                                                                          5.9375
                  Number of options outstanding                              861
                                                                         -------
                                                                           5,112            5,112
                  Effective tax rate                                         34%
                                                                         -------
                  Tax benefit of options                                 (1,738)          (1,738)

                  Value of Cohoes/Hudson special option (no tax benefit)                    3,500

                  Estimated transaction costs                              8,000            8,000
                  Effective tax rate                                         34%
                                                                         -------
                  Tax benefit of transaction costs                       (2,720)          (2,720)
                                                                                          -------

                  Amount paid by TrustCo for Cohoes                                       154,570

                  Cohoes historical equity at June 30, 2000              121,306
                  ESOP loan                                                7,961

                  Estimated Cohoes RRP's                   345
                  TrustCo acquisition price              18.00
                                                        -------


                                     67

                           Subtotal                     6,210
                  less:  restricted RRP in equity      (4,161)
                                                       -------
                  Additional RRP value
                     in acquisition                      2,049
                  Effective tax rate                       34%
                                                       -------
                  RRP tax benefit                          697               697
                                                          ====           -------
                                                                         129,964          129,964
                                                                                         --------
                  Goodwill associated with acquisition of Cohoes                        $  24,606
                                                                                         ========

         (c)      INCOME STATEMENT PRO FORMA ADJUSTMENTS
                  Annual amortization expense over 20 yrs                                                     1,230
                                                                                                              =====
                  Six month amortization expense                                                                615
                                                                                                               ====

         (d)      Tax benefit of options                                 (1,738)
                  Tax benefit of transaction costs                       (2,720)             All of these amounts
                  RRP tax benefit                                          (697)          were calculated in (c).
                                                                         -------
                                                                         (5,155)
                                                                         =======
                           Dr.      Tax receivable                                          1,738
                           Cr.      Goodwill                                                              1,738
                           Dr.      Tax receivable                                          2,720
                           Cr.      Goodwill                                                              2,720
                           Dr.      Tax receivable                                            697
                           Cr.      Equity (RRP)                                                            697

         (e)      To eliminate Cohoes historical equity of                               $121,306

         (f)      To record estimate transaction costs of $8 million as a payable.

                           Dr.      Goodwill                               8,000
                           Cr.      Accounts Payable                                        8,000

         (g) The "cash-out" of Cohoes options was calculated below. For pro forma purposes, the cash used is presumed to come 60% from the reduction of federal funds and 40% from the sale of available-for-sale securities.

                  TrustCo acquisition price                                18.00
                  Weighted average option price                          12.0625
                                                                         -------
                  Additional option value in acquisition                  5.9375
                  Number of options outstanding                              861
                                                                         -------
                  Value (in thousands)                                     5,112
                                                                           =====

                           Dr.      Goodwill                               5,112
                           Cr.      Federal funds                            60%            3,067
                           Cr.      Available-for-sale securities            40%            2,045

         (h) The "cash-out" of Cohoes options (from the Cohoes/Hudson special option) is calculated below. For pro forma purposes, the cash used is presumed to come 60% from the sale of federal funds and 40% from the sale of available-for-sale securities.

                           Dr.      Goodwill                                                3,500
                           Cr.      Federal funds                            60%                              2,100
                           Cr.      Available-for-sale securities            40%                              1,400


                                     68

         (i)      To record the purchase of the outstanding Cohoes common stock.
                  For pro forma purposes, the cash used is presumed to come 60% from the sale of federal funds and 40% from the sale of available-for-sale securities.

                  7,912 Cohoes shares outstanding at                            18.00 per share =           142,416

                  Total purchase price                                                    142,416
                  multiplied by 60% cash to be paid                                           60%
                                                                                          -------
                         total                                                             85,450
                                                                                          -------
                  Cash to be taken from:
                           60% from Federal funds (Credit to cash)                         51,270
                           40% from Available-for-sale securities (Credit)                 34,180
                                                                                          -------
                          total                                                            85,450
                                                                                          -------
                  Total purchase price                                                    142,416
                  multiplied by 40% stock                                                     40%
                                                                                          -------
                  Credit to equity                                                         56,966
                                                                                          -------

         (j)      INCOME STATEMENT PRO FORMA ADJUSTMENTS FOR THE 12 MOS. ENDED 12/31/99
                  Loss of interest income on Federal funds (annualized)           56,437  * 4.99%             2,816
                  Loss of interest income on Available-for-sale securities
                         (annualized)                                             37,625  * 7.05%             2,653
                                                                                  ------                      -----
                                                                                  94,062                      5,469
                                                                                  ------                      -----

                  Annual income tax benefit                                        5,469  * 34%               1,859

                  INCOME STATEMENT PRO FORMA ADJUSTMENTS FOR THE 6 MOS. ENDED 6/30/00
                  Loss of interest income on Federal funds (annualized)           56,437  * 6.05%             3,414
                  Loss of interest income on Available-for-sale securities
                         (annualized)                                             37,625  * 7.33%             2,758
                                                                                  ------                      -----
                                                                                  94,062                      6,172
                                                                                  ------                      -----

                  Annual income tax benefit                                        6,172  * 34%               2,099

                  Yield on federal funds sold and available for sale securities for the applicable periods are based on TrustCo's actual results for the respective periods.

                     DESCRIPTION OF TRUSTCO'S CAPITAL STOCK

GENERAL

         TrustCo is presently authorized to issue 100,000,000 shares of common stock, par value $1.00 per share (referred to in this Prospectus as "TrustCo Common Stock"), and 500,000 shares of preferred stock, par value $10.00 per share. At July 31, 2000, there were 53,548,191 shares of TrustCo Common Stock issued and outstanding, and no shares of the preferred stock are issued or outstanding.


COMMON STOCK

         VOTING RIGHTS

         Holders of TrustCo Common Stock possess exclusive voting rights in TrustCo, except to the extent that shares of preferred stock issued in the future may have voting rights, if any. Each holder of shares of TrustCo Common Stock is entitled to one vote for each share held of record on all matters submitted to a vote of holders of the TrustCo Common Stock.

         DIVIDEND RIGHTS

         Holders of TrustCo Common Stock are entitled to receive dividends when, as and if declared by TrustCo's Board of Directors (the "TrustCo Board") out of funds legally available therefor, subject to any preferential dividend rights which may attach to preferred stock which may be issued by TrustCo in the future. Under the New York Business Corporation Law (the "New York Law"), TrustCo may pay dividends on TrustCo Common Stock unless TrustCo is or would thereby be made insolvent. Moreover, TrustCo may pay dividends out of surplus only such that the net assets of TrustCo remaining thereafter is at least equal to the amount of its stated capital. If any dividend is paid by TrustCo, in whole or in part, from sources other than earned surplus, the stockholders of TrustCo must be notified of that fact. The ability of TrustCo Bank to pay cash dividends, which is expected to be TrustCo's principal source of income, is restricted by applicable banking laws. Such dividends have previously been TrustCo's principal source of income.

         LIQUIDATION RIGHTS

         In the event of a liquidation, dissolution or winding up of TrustCo, each holder of TrustCo Common Stock would be entitled to receive, after payment of all debts and liabilities of TrustCo, a pro rata portion of all assets of TrustCo available for distribution to holders of the TrustCo Common Stock. If any preferred stock is issued, the holders thereof may have a priority in liquidation or dissolution over the holders of the TrustCo Common Stock.

         OTHER CHARACTERISTICS

         Holders of TrustCo Common Stock do not have preemptive rights with respect to any additional shares of TrustCo which may be issued. The shares of TrustCo Common Stock presently outstanding are, and the shares of TrustCo Common Stock to be issued pursuant to the Exchange Offer will be, when issued and delivered as described herein, duly authorized, validly issued, fully paid and non-assessable. There are no redemption or sinking fund provisions applicable to the shares of TrustCo Common Stock.

         TRANSFER AGENT

         TrustCo Bank is the transfer agent for shares of TrustCo Common Stock.

PREFERRED STOCK

         None of the 500,000 authorized shares of preferred stock of TrustCo are issued. The TrustCo Board is authorized to issue the preferred stock and to fix and state voting powers, designations, preferences or other special rights of such shares and the qualifications, limitations and restrictions thereof. The preferred stock may rank prior to the common stock as to dividend rights or liquidation preference, or both, and may have full or limited voting rights. The TrustCo Board has no present intention to issue any of the preferred stock.

                      DESCRIPTION OF HUDSON'S CAPITAL STOCK

GENERAL

         The following description of Hudson's capital stock is based on information contained in the Annual Report on Form 10-K of Hudson for the year ended March 31, 2000.

         Hudson is authorized to issue 40,000,000 shares of common stock, par value $.01 per share (referred to in this Prospectus as "Hudson Common Stock"), and 5,000,000 shares of preferred stock, par value $.01 per share. At June 8, 2000, there were 15,360,560 shares of Hudson Common Stock issued and outstanding and no shares of the preferred stock were issued and outstanding.

COMMON STOCK

         The holders of shares of Hudson Common Stock are entitled to receive dividends from funds legally available therefor when, as and if declared by the Hudson Board, and are entitled upon liquidation to receive pro rata the net assets of Hudson after satisfaction in full of the prior rights of creditors of Hudson and holders of any shares of preferred stock.

         The holders of shares of Hudson Common Stock are generally entitled to one vote for each share of Hudson Common Stock held on all matters as to which stockholders are entitled to vote, subject to the 10% Limit. The holders of Hudson Common Stock do not have cumulative voting rights.

         Registrar & Transfer Company, 10 Commerce Drive, Cranford, NJ 07016-3572 is the transfer agent and registrar for the shares of Hudson Common Stock.

PREFERRED STOCK

         None of the 5,000,000 authorized shares of preferred stock of Hudson are issued. The Hudson Board is authorized to issue the preferred stock from time to time in one or more series with such designation, powers, preferences and rights, including voting rights, and any qualifications, limitations or restrictions thereof, as may determined by the Hudson Board. The preferred stock may rank prior to the common stock as to dividend rights or liquidation preference, or both, and may have full or limited voting rights.

                        COMPARISON OF SHAREHOLDER RIGHTS

         The rights of holders of Hudson Common Stock who receive TrustCo Common Stock in the Exchange Offer will be governed by the New York Law, the state in which TrustCo is incorporated, and by TrustCo's Amended and Restated Certificate of Incorporation, as amended ("TrustCo's Certificate"), and Bylaws, as amended, and other corporate documents of TrustCo. The rights of holders of Hudson Common Stock, which are governed by the DGCL and Hudson's Certificate and Bylaws, as amended, differ in certain respects from the rights which such holders would have as stockholders of TrustCo. A summary of the material differences between the respective rights of Hudson and TrustCo stockholders is set forth below.

STOCKHOLDER VOTE REQUIRED FOR CERTAIN TRANSACTIONS

         BUSINESS COMBINATIONS

                  TRUSTCO

         The New York Law generally requires that mergers, consolidations and sales, leases, exchanges, or other distributions of all of the assets of a corporation be approved by a vote of not less than two-thirds of all outstanding shares entitled to vote on such transactions. Moreover, generally, holders of shares of any class or series have the right to vote, and to vote as a class, on certain mergers and consolidations which contain provisions that exclude or limit their right to vote, or adversely affect certain of their rights, or authorize shares which have a preference over their shares. In such cases, in addition to the vote of the holders of two-thirds of all outstanding shares entitled to vote thereon, the merger or consolidation must be approved by the holders of a majority of all outstanding shares of such class or series.

         TrustCo's Certificate includes a so-called "fair consideration" provision, which provides that a "business combination" (including a merger, consolidation or acquisition of substantially all assets) involving TrustCo, or any subsidiary of TrustCo, with any person or entity beneficially owning directly or indirectly more than 5% of TrustCo's outstanding voting stock (a "TrustCo 5% stockholder") may not be consummated, even if the normal statutory requirements are met, unless: (i) the transaction is approved by at least two-thirds of the members of the TrustCo Board who are not affiliated with the TrustCo 5% stockholder; or (ii) the transaction meets certain minimum price requirements (in either of which cases only the normal stockholder and director approval requirements of the New York Law would govern the transaction). The primary purpose of TrustCo's "fair consideration" provision is to provide additional safeguards for the remaining stockholders in the event that an individual or entity becomes a majority stockholder of TrustCo. If TrustCo comes under the control of a single person or entity, substantial inequities could befall the minority stockholders. Accordingly, this "fair consideration" provision was included in TrustCo's Certificate to make it more likely that any acquisition of TrustCo will involve payment of a fair price to all stockholders of TrustCo.

                  HUDSON

         Hudson's Certificate provides for a greater than majority stockholder approval requirement for certain business combinations with interested stockholders. Under Hudson's Certificate, certain business combinations with an interested stockholder require the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of stock of Hudson entitled to vote in the election of directors. Generally, an interested stockholder is any person, other than Hudson or any subsidiary of Hudson, that is the beneficial owner, directly or indirectly, of more than 10% of the voting power of the outstanding voting stock of Hudson. The business combination provisions relating to interested stockholders also apply to affiliates of interested stockholders. Business combinations subject to the 80% stockholder approval requirement include: (i) any merger or consolidation of Hudson or any subsidiary of Hudson with an interested stockholder or affiliate thereof; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of Hudson or any Hudson subsidiary to an interested stockholder having an aggregate fair market value equaling or exceeding 25% or more of the combined assets of Hudson and its subsidiaries; (iii) the issuance or transfer by Hudson or any Hudson subsidiary of any stock of Hudson or any Hudson subsidiary to an interested stockholder for any property equaling or exceeding 25% of the combined assets of Hudson and any Hudson subsidiaries; (iv) the adoption of any plan for the liquidation or dissolution of Hudson proposed by or on behalf of an interested stockholder or affiliate thereof; and (v) any reclassification of securities or recapitalization of Hudson, or any merger or consolidation of Hudson with any of its subsidiaries or any other transaction that has the effect of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of Hudson or any subsidiary of Hudson directly or indirectly owned by an interested stockholder or affiliate thereof. A business combination with an interested stockholder may avoid the 80% stockholder approval requirement, needing only an affirmative vote of a majority of the voting power of the outstanding shares of stock of Hudson entitled to vote in the election of directors, if: (a) the business combination does not involve cash or other consideration being received by the stockholders of Hudson solely in their capacity as stockholders of Hudson and the business combination has been approved by a majority of the disinterested directors of Hudson; or (b) the business combination has been approved by a majority of the disinterested directors of Hudson, or each of the following conditions are met: (1) the fair market value of the consideration received per share by the holders of Hudson Common Stock equals or exceeds the higher of certain fair price determinations;
(2) there has been no reduction of dividends or failure to pay dividends after the time the interested stockholder became an interested stockholder, except as approved by a majority of disinterested directors; (3) the interested stockholder and its affiliates have not become the beneficial owners of any additional shares of voting stock of Hudson after the interested stockholder became an interested stockholder; (4) the interested stockholder has not received the benefit, directly or indirectly, of any loans, advances, guarantees, pledges or other financial assistance; and (5) a proxy or information statement describing the proposed business combination and complying with the requirements of the 1934 Act has been mailed to stockholders of Hudson at least 30 days prior to the consummation of such business combination.

         REMOVAL OF DIRECTORS

                  TRUSTCO

         The New York Law provides that any or all of the directors of TrustCo may be removed for cause by a vote of the stockholders. TrustCo's Certificate specifies that an affirmative vote of at least a majority of its outstanding stock is needed to approve any matter on which stockholders are entitled to vote.

                  HUDSON

         Hudson's Certificate provides that any director or the entire Hudson Board may be removed from office at any time, but only for cause and only by the holders of at least 80% of the voting power of all of the outstanding shares of capital stock of Hudson entitled to vote generally in the election of directors. Hudson's 80% stockholder vote requirement for removal of directors precludes a majority stockholder from circumventing Hudson's classified Hudson Board by decreasing the size of the Hudson Board until its nominees have a numerical majority or by removing directors not up for election, filling the resulting vacancy with its nominees, and thereby gaining control of the Hudson Board. Stockholders of Hudson may not remove directors without cause, making it more difficult for a majority stockholder to control the Hudson Board. The restriction on director removal found in Hudson's Certificate also makes it more difficult for stockholders of Hudson to change the composition of the Hudson Board even where the stockholders believe in good faith that such a change would be beneficial to Hudson and to the stockholders of Hudson.

         AMENDMENTS TO CERTIFICATE OF INCORPORATION AND BYLAWS

                  TRUSTCO

         TrustCo's Certificate requires an affirmative vote of at least two-thirds of TrustCo's voting stock to change, modify, or repeal any provision of TrustCo's Certificate or Bylaws.

                  HUDSON

         The DGCL provides that the certificate of incorporation of a Delaware corporation may be amended only if first approved by the corporation's board of directors and thereafter by a majority of the outstanding stock entitled to vote thereon. The DGCL also provides that, if a greater than majority stockholder vote is required to effect an action under a certain article of a Delaware corporation's certificate of incorporation, then amending such an article likewise requires such a greater than majority stockholder vote.

         Hudson's Certificate provides that Hudson may amend or repeal any provision contained in Hudson's Certificate in the manner prescribed described above pursuant to the DGCL. Hudson's Certificate further provides that the affirmative vote of at least 80% of the voting power of all of the outstanding shares of the capital stock of Hudson entitled to vote generally in the election of directors (after giving effect to the 10% Limit described herein under the caption "COMPARISON OF SHAREHOLDER RIGHTS -- Anti-takeover Statutes and Provisions -- HUDSON") is required to amend or repeal the provisions of: (i) Article THIRTEENTH (relating to amending the Hudson's Certificate); (ii) Sections B or C of Article FOURTH (relating to voting restrictions imposed on stockholders owning in excess of 10% of the outstanding shares of Hudson Common Stock); (iii) Sections C and D of Article FIFTH (relating to stockholder special meetings and stockholder action by written consent); (iv) Article SIXTH (relating to the number, classification, qualification, disqualification, director nominations, filling of vacancies and removal of directors of Hudson);
(v) Article SEVENTH (relating to amending the Bylaws); (vi) Article EIGHTH (relating to approval of business combinations with an interested stockholder or its affiliates); (vii) Article TENTH (relating to Hudson's purchase of stock from an interested person); and (viii) Article ELEVENTH (relating to indemnification).

         Hudson's Bylaws provide that the Hudson Board may amend or repeal the Bylaws upon the vote of a majority of the whole board thereof. The stockholders of Hudson, upon the affirmative vote of the holder of at least 80% of the voting power of the voting stock (after giving effect to the 10% Limit), also have the power to amend or repeal the Bylaws of Hudson.

         VOTING RIGHTS

                  TRUSTCO

         Holders of TrustCo Common Stock are entitled to one vote per share in the election of directors and in all other matters to be voted upon by the stockholders generally. A stockholder of TrustCo may vote in person or by proxy. Directors of TrustCo are elected by a plurality of the stockholder votes cast and stockholders of TrustCo Common Stock are not entitled to cumulative voting in the election of directors. All other matters voted on by stockholders are determined by a majority of the stockholder votes cast, except those matters specifically requiring a greater than majority vote pursuant to the New York Law or TrustCo's Certificate.

                  HUDSON

         In accordance with the DGCL, and as provided in the Bylaws of Hudson, each outstanding share of Hudson Common Stock is entitled to one vote on each matter voted on at a stockholders' meeting. A stockholder of Hudson may vote in person or by proxy. Directors of Hudson are elected by a plurality of the stockholder votes cast, and stockholders of Hudson are not entitled to cumulative voting in the election of directors. All other matters voted on by stockholders are determined by a majority of the stockholder votes cast, except those matters specifically requiring a greater than majority vote pursuant to the DGCL or Hudson's Certificate. Notwithstanding the foregoing, Article FOURTH, Section C, of Hudson's Certificate provides that no person who beneficially owns more than 10% of the outstanding shares of Hudson Common Stock may vote shares in excess of that limit. See "COMPARISON OF SHAREHOLDER RIGHTS -- Anti-Takeover Statutes and Provisions -- HUDSON."

SPECIAL MEETING OF STOCKHOLDERS; STOCKHOLDER ACTION BY WRITTEN CONSENT

         TRUSTCO

         The New York Law provides that special meetings of the stockholders of a New York corporation may be called by the board of directors and by such person or persons as may be so authorized by the certificate of incorporation or the bylaws. TrustCo's Certificate provides that special meetings of stockholders of TrustCo may be called at the request of at least two-thirds of the shares of TrustCo Common issued and outstanding. In addition, the Bylaws provide that a special meeting of the stockholders may be called at any time by the TrustCo Board or by TrustCo's Chief Executive Officer.

         Pursuant to the New York Law, stockholders of TrustCo may take any action without a meeting by written consent, which consent must set forth the action so taken and be signed by the holders of all of the outstanding shares entitled to vote thereon. Written consent given by the holders of all outstanding shares entitled to vote has the same effect as a unanimous vote of stockholders.

         HUDSON

         In accordance with the DGCL, Hudson's' Bylaws provides that special meetings of stockholders of Hudson may be called only by the Hudson Board pursuant to a resolution adopted by a majority of the total number of directors which Hudson would have if there were no vacancies on the Hudson Board. Hudson's' Bylaws also provides that any action required or permitted to be taken by the stockholders of Hudson must be effected at a duly called annual or special stockholders' meeting and may not be effected by any consent in writing by such stockholders. The DGCL, in the absence of this provision, permits action by written consent of stockholders signed by the holders of the number of shares that would be required to effect the action at a meeting. Hudson's' restriction against stockholders' ability to call a special stockholders' meeting and against stockholder action by written consent is more restrictive than TrustCo's 2/3 stockholder vote required to call a special meeting and stockholders' act by written consent of all of TrustCo's stockholders. Hudson's more restrictive provisions preclude attempts by stockholders to disrupt the business of Hudson between annual stockholders' meetings, and make it impossible for a stockholder or stockholder group to take action where such action is opposed by a majority of the Hudson Board and management of Hudson. Hudson's' more restrictive provisions also preclude the removal of directors, even if cause exists or a director becomes disqualified, until the next annual stockholders' meeting, where such removal is opposed by a majority of the Hudson Board.

DISSENTERS' RIGHTS

         TRUSTCO

         The New York Law provides that dissenting stockholders are entitled to receive payment of the "fair value" of their shares in connection with certain mergers or consolidations of which the corporation is a party and sales or exchanges of all or substantially all of the assets of a corporation. Under the New York Law, dissenting stockholders: (i) may withdraw their notice of election to dissent within certain specific time periods prior to their acceptance of a corporation's offer to purchase their shares; (ii) are entitled to an advance payment which accompanies a corporation's offer to purchase their shares, if the corporate action has been consummated; and (iii) bear their own costs and expenses as to any court proceeding for a determination of the fair value of their shares.

         HUDSON

         The DGCL provides that, unless the certificate of incorporation of a Delaware corporation provides otherwise, no dissenters' appraisal rights are available to holders of shares that are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by NASD, or are held of record by more than 2,000 stockholders. As the shares of

Hudson Common Stock are a national market system security traded on Nasdaq and Hudson's Certificate does not provide for dissenters' appraisal rights, holders of Hudson Common Stock have no dissenters' appraisal rights in any merger, consolidation or disposition of assets. Stockholders of Hudson may not, therefore, assert dissenters' appraisal rights in connection with the Exchange Offer or the TrustCo-Hudson Merger.

ANTI-TAKEOVER STATUTES AND PROVISIONS

         TRUSTCO


         In general, the New York Law prohibits any business combination (e.g. mergers, consolidations, and acquisitions of substantially all of the assets) between a New York corporation and an "interested stockholder" (defined as any owner of 20% or more of the voting stock of such corporation) unless the corporation's board of directors has approved the business combination or the stock acquisition by which the related party's interest reached 20% (the "Stock Acquisition") prior to the date of the Stock Acquisition. This restriction applies for five years after the date of the Stock Acquisition. Thereafter, the corporation may enter into a business combination with the related party: (i) if the combination is approved by a majority of the corporation's voting stock beneficially owned by stockholders other than the related party; or (ii) if such disinterested stockholders receive a price for their shares equal to or greater than a price determined in accordance with a statutory formula intended to assure that stockholders receive an equitable price in the business combination. As a New York corporation, TrustCo and any potential acquirer of TrustCo would be subject to this provision.


         TrustCo's Certificate and Bylaws contain several provisions which may be deemed to be "anti-takeover" in nature. TrustCo's Certificate contains a "fair consideration" provision which is discussed under "COMPARISON OF SHAREHOLDER RIGHTS -- Stockholder Vote Required for Certain Transactions -- BUSINESS COMBINATIONS -- TRUSTCO." TrustCo's Certificate also provides for a classified board of directors, under which one-third of the directors are elected to three-year terms at each annual stockholders' meeting. In effect, the classified board may increase the time required for any one or more persons owning a majority or controlling block of stock to elect a majority of the directors. Without a classified board, a change in control can be accomplished at a single annual stockholders' meeting. In contrast, with a classified board, at least two successive annual stockholders' meetings may be required to effect a change in control. The TrustCo Board and management of TrustCo believe that a classified board may help to moderate the pace of any change in control of the TrustCo Board and, by increasing the stability of the TrustCo Board, may also increase its effectiveness. Conversely, the additional time required to obtain control of the TrustCo Board also tends to discourage a tender offer or takeover bid, many of which are made at premium prices to stockholders.

         HUDSON

         The DGCL has a "freeze provision" that generally prohibits any business combination, such as a merger or consolidation, between a Delaware corporation and an interested stockholder (which is generally defined as any owner of 15% or more of the outstanding voting stock of a corporation) for three years after the date on which such stockholder becomes an interested stockholder. The Delaware statute provides that if any of the following conditions are met, Delaware's three-year freeze provision will not apply: (i) prior to such date the board of directors of the corporation approved either the business combination or the transaction by which the interested stockholder became an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares held by persons who are directors and also officers and by certain employee stock ownership plans); or (iii) on or subsequent to such date the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock of the corporation which is not owned by the interested stockholder.

         Under the terms of Hudson's Certificate, a record owner of Hudson Common Stock who beneficially owns, directly or indirectly, in excess of 10% of the outstanding shares of Hudson Common Stock is not entitled to vote the shares held in excess of 10% of the outstanding shares of Hudson Common Stock. The number of shares which may be voted by any record owner owning shares in excess of the 10% Limit is equal to the total number of votes which a single record owner of all Hudson Common Stock owned by such person would be entitled to cast, multiplied by a fraction, the numerator of which is the number of shares beneficially owned by such person and owned of record by such record owner and the denominator of which is the total number of shares of Hudson Common Stock beneficially owned by such person owning shares in excess of the 10% Limit.

         As with TrustCo, Hudson's Certificate provides that the Hudson Board is divided into three classes, as nearly equal in number as possible, which are elected for staggered three-year terms. For additional discussion of provisions which may be deemed to have an anti-takeover effect, see "COMPARISON OF SHAREHOLDER RIGHTS -- Special Meeting of Stockholders; Stockholder Action by Written Consent -- HUDSON", and "-- Stockholder Vote Required for Certain Transactions -- REMOVAL OF DIRECTORS -- HUDSON."

INDEMNIFICATION

         TRUSTCO

         The New York Law contains provisions permitting indemnification of officers and directors so long as such persons acted in good faith, and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to a criminal proceeding, if he or she had no reason to believe his or her conduct was unlawful. TrustCo's Bylaws generally permit indemnification, PROVIDED, HOWEVER, that no indemnification will be made to any officer or director if a judgement or final adjudication establishes that his or her acts were committed in bad faith or were the result of an act of deliberate dishonesty, and were material to the cause of action so adjudicated, or that he or she personally gained a financial profit or other advantage to which he or she was not entitled.

         HUDSON

         The DGCL grants Delaware corporations broad indemnification powers, including the authority to provide forms of indemnification in addition to the types of indemnification specifically set forth within the DGCL. Hudson's Certificate provides mandatory indemnification for each person who was or is made a party or threatened to be made a party to or is otherwise involved in any proceeding by reason of the fact that he or she is or was a director or officer of Hudson or a subsidiary of Hudson or is or was serving at the request of Hudson as a director, officer, employee or agent of another corporation. Such mandatory indemnification covers the alleged action whether or not such person was acting in their official capacity. Such indemnification covers all expense, liability and loss, including attorneys' fees, judgments, fines, excise taxes or penalties and amounts paid in settlement reasonably incurred by the indemnitee in connection with the proceeding. Hudson's Certificate provides indemnification to an indemnitee who initiates a proceeding only if the proceeding was authorized by the Hudson Board or was initiated to enforce indemnification rights. Hudson's Certificate provides for payment of indemnification expenses in advance of a proceeding's final disposition provided the indemnitee first delivers to Hudson an undertaking by or on behalf of such indemnitee to repay all amounts so advanced if it is ultimately determined that the indemnitee is not entitled to be indemnified for such expense. In addition to mandatory indemnification, Hudson may in accordance with Hudson's Certificate, to the extent authorized by the Hudson Board, grant rights to indemnification and to the advancement of indemnification expenses to any employee or agent of Hudson to the fullest extent that Hudson is authorized to indemnify and advance expenses to the directors and officers of Hudson. Hudson's Certificate also authorizes Hudson to maintain insurance to protect Hudson and any director, officer, employee or agent of Hudson or another corporation against any expense, liability or loss, whether or not Hudson would have the power to indemnify such person against such expense, liability or loss under the DGCL.

LIMITATION OF LIABILITY OF DIRECTORS

         TRUSTCO

         TrustCo's Certificate provides that, to the fullest extent that the New York Law permits elimination or limitation of the liabilities of directors, no director of TrustCo will be liable to the corporation or its stockholders for any breach of duty in such capacity. The New York Law provides that a director will not be liable if he or she performed his or her duties as a director, including duties as a member of any committee thereof, in good faith and with that degree of care which an ordinarily prudent person in a like position would use under similar circumstances.

         HUDSON

         Hudson's Certificate provides that a director of Hudson will not be personally liable to Hudson or the stockholders of Hudson for monetary damages for breach of fiduciary duty as a director, except for liability resulting from:
(i) any breach of the director's duty of loyalty to Hudson or the stockholders of Hudson; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) unlawful payment of dividend or unlawful stock purchases or redemptions; or (iv) any transaction from which the director derived an improper personal benefit. Stockholders of Hudson do not, therefore, have a cause of action against a director based upon negligent business decisions, including those relating to attempts to acquire control of Hudson. Hudson's Certificate does not, however, preclude all equitable remedies for breach of the duty of care, although such remedies might not be available as a practical matter. Hudson's limitation of director liability may reduce the likelihood of derivative litigation against directors and discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have been beneficial to Hudson and its stockholders.

CONSIDERATION OF NON-STOCKHOLDER INTERESTS

         TRUSTCO

         The New York Law specifically authorizes directors, in considering the best interests of a corporation, to consider the short-term and long-term interests of the corporation and its stockholders as well as the short-term or long-term effects of any action upon: (i) the corporation's prospects for potential growth, development, productivity and profitability; (ii) the corporation's current employees; (iii) the corporation's retired employees and other beneficiaries receiving or entitled to receive retirement, welfare or similar benefits from or pursuant to any plan sponsored, or agreement entered into, by the corporation; (iv) the corporation's customers and creditors; and
(v) the ability of the corporation to provide, as a going concern, goods, services, employment opportunities and employment benefits and otherwise to contribute to the communities in which it does business. The New York Law does not create any duties of any director to any person or entity to consider or afford any particular weight to any of the foregoing criteria, nor does it abrogate any duty of the directors, either statutory or recognized by common law or court decisions.

         HUDSON

         The DGCL does not address a Delaware director's ability to consider non-stockholder interests when discharging his or her duties. Delaware case law, however, provides that in discharging his or her responsibilities, a board of directors of a Delaware corporation must limit consideration of non-stockholder interests, and that a board of directors of a Delaware corporation may consider non-stockholder interests only if those interests are rationally related to benefits accruing to the stockholders of the Delaware corporation. REVLON, INC. V. MACANDREWS & FORBES HOLDINGS, INC., 506 A.2d 173 (Del. 1986). Delaware case law further provides that, when a board of directors of a Delaware corporation decides to sell a Delaware corporation, concern for non-stockholder interests is inappropriate. ID.

         Hudson's Certificate grants the Hudson Board broader discretion than that authorized by Delaware case law. Specifically, Hudson's Certificate provides that the Hudson Board may, when evaluating any tender or exchange offer, any offer to merge or consolidate Hudson with another entity or any offer to purchase all or substantially all of the assets of Hudson, give due consideration to all relevant factors including, without limitation, the social and economic effect of acceptance of any such offer on present and future customers and employees of Hudson and subsidiaries of Hudson, the communities in which Hudson and its subsidiaries operate or are located, and the ability of Hudson and its subsidiaries to fulfill their respective corporate or banking objectives.

                                  LEGAL OPINION

         The legality of the TrustCo Common Stock offered hereby will be passed upon by the law firm of Lewis, Rice & Fingersh, L.C., St. Louis, Missouri. Members of, and attorneys employed by, Lewis, Rice & Fingersh, L.C., owned, directly or indirectly, approximately 11,041 shares of TrustCo Common Stock.

                                     EXPERTS


         The consolidated financial statements contained in TrustCo's Annual Report on Form 10-K for the year ended December 31, 1999 have been audited by KPMG LLP and are incorporated by reference in this document in reliance on that firm's expertise in accounting and auditing. The consolidated financial statements contained in Hudson's Annual Report on Form 10-K for the year ended June 30, 2000 have been audited by Arthur Anderson LLP and are incorporated by reference in this document in reliance on that firm's expertise in accounting and auditing.

     The Exchange Agent for the Exchange Offer is:

                        CHASEMELLON SHAREHOLDER SERVICES


By mail:                        By hand:                      By overnight:

Reorganization Department       Reorganization Department     85 Challenger Road
P.O. Box 3301                   120 Broadway, 13th Floor      Mail Stop - Reorg
South Hackensack, NJ 07606      New York, NY 10271            Ridgefield Park, NJ 07660

Facsimile (for eligible institutions only):          (201) 296-4293

Confirm facsimile by telephone ONLY:                 (201) 296-4860

                                   APPENDIX A

                                    IMPORTANT

            PLEASE SIGN, DATE AND, IF NECESSARY, HAVE YOUR SIGNATURE
          GUARANTEED IN THE BOX ENTITLED "SIGN HERE" ON PAGE 3 OF THIS
                     DOCUMENT WHERE INDICATED BY THE ARROWS.

                              LETTER OF TRANSMITTAL

                                TO TENDER SHARES

                                       OF

                                  COMMON STOCK

                                       OF

                           HUDSON RIVER BANCORP, INC.

                                 (THE "COMPANY")

                         PURSUANT TO THE EXCHANGE OFFER

                           DATED ______________, 2000

                                       BY

                              TRUSTCO BANK CORP NY

                      TO: CHASEMELLON SHAREHOLDER SERVICES

                                 (201) 296-4293


By mail:                      By hand:                     By overnight:

Reorganization Department     Reorganization Department    85 Challenger Road
P.O. Box 3301                 120 Broadway, 13th Floor     Mail Stop - Reorg
South Hackensack, NJ 07606    New York, NY 10271           Ridgefield Park, NJ 07660

Facsimile (for eligible institutions only):          (201) 296-4293

Confirm facsimile by telephone ONLY:                 (201) 296-4860

                       TENDER, PROXY AND POWER OF ATTORNEY

         The undersigned, the registered holder of shares of common stock (the "Shares") of the Company as described in the Exchange Offer referred to above, or the legal representative of the registered holder, hereby accepts, with respect to the Shares tendered, the offer of TrustCo Bank Corp NY ("Offeror"), receipt of which is hereby acknowledged, to acquire the Shares upon the terms and subject to the conditions of the Exchange Offer.

         Accordingly, subject to and effective upon the acquisition by Offeror (pursuant to the Exchange Offer) of the Shares tendered herewith, the undersigned hereby assigns and transfers to or upon the order of Offeror such Shares, including any and all declared but unpaid dividends and other distributions on such Shares, and hereby constitutes and appoints ChaseMellon Shareholder Services (the "Exchange Agent") the true and lawful agent and attorney-in-fact of the undersigned with respect to such Shares with full power of substitution (such power of attorney is deemed to be an irrevocable power coupled with an interest) to: (i) deliver the Shares, together with any and all evidences of transfer and authenticity which may be required by the Exchange Agent, to or upon the order of Offeror upon receipt by the Exchange Agent, as the undersigned's agent, of the shares of Offeror's common stock as set forth in the Exchange Offer; (ii) do all things necessary and appropriate for the transfer of such Shares on the Company's books; (iii) exercise all rights of legal and beneficial ownership of such Shares to which the undersigned would be entitled by virtue of the ownership of such Shares, in accordance with the terms of the Exchange Offer; and (iv) receive all dividends and other distributions due or rights issued in respect to the Shares to which the undersigned would be entitled by virtue of the ownership of such Shares, all in accordance with the terms of the Exchange Offer. Upon such acceptance for acquisition, all prior proxies and powers of attorney given by the undersigned with respect to such Shares will, without further action, be revoked and no subsequent proxies or powers of attorney may be given and, if given, will not be deemed effective.

         The undersigned hereby represents and warrants that the undersigned has full power and authority to tender, exchange, assign and transfer the Shares and that Offeror will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges, voting agreements and encumbrances and not subject to any adverse claim. The undersigned will, upon request, execute and deliver any additional documents deemed by the Exchange Agent or Offeror to be necessary or desirable to complete the exchange, assignment and transfer of the Shares.

         All authority herein conferred or agreed to be conferred survives the death or incapacity of the undersigned and any obligations of the undersigned hereunder are binding upon the heirs, personal representatives, successors and assigns of the undersigned. Except as stated in the Exchange Offer, this tender is irrevocable.

         The undersigned understands that acceptance of the offer contained in the Exchange Offer constitutes an agreement between the undersigned and Offeror, in accordance with the terms and conditions precedent of the Exchange Offer, only when a duly executed and properly completed copy of this Letter of Transmittal, together with any other required documents (including, but not limited to, the Shares), are received by the Exchange Agent. The undersigned further acknowledges receipt and has read the contents of the Exchange Offer and recognizes the various conditions to the offer that are set forth in the Exchange Offer.

         Unless otherwise indicated herein under "Special Payment Instructions," please issue the shares of Offeror's common stock as set forth in the Exchange Offer in the name of the undersigned. Similarly, please mail such shares, unless otherwise indicated herein under "Special Delivery Instructions," and/or send any appropriate documents if a Share is not exchanged, to the undersigned at the address shown below the undersigned's signature. The undersigned recognizes that Offeror has no obligation to transfer any Shares from the name of the registered holder thereof if Offeror does not acquire such Shares pursuant to the Exchange Offer.

                              DESCRIPTION OF SHARES
                    [to be completed by the tendering Holder]


Name and Address of Registered Holder         Certificate Number         Number of Shares
-------------------------------------         ------------------         ----------------



                                   SIGN HERE

                       __________________________________


                       __________________________________
                           (Signature(s) of Owner(s))

                         Dated: ________________, 2000

(must be signed by registered holders(s) exactly as names(s) appear(s) under "Description of Shares" above. If signature is by a person acting in fiduciary capacity or as the registered owners legal representative, please set forth full title. See instruction 4.)

Name(s)__________________________________________
                  (Please Print)

_________________________________________________
                    (Address)

_________________________________________________
                (Include Zip Code)

Phone Number: (___)______________________________

Taxpayer Identification or
 Social Security Number: ________________________

SIGNATURE(S) GUARANTEED

_________________________________________________

_________________________________________________
(See INstruction 1)


                          SPECIAL PAYMENT INSTRUCTIONS

To be completed ONLY if shares of Offeror's common stock and/or the check for cash payable in lieu of fractional shares is to be issued in the name of someone other than the registered owner:

Name ____________________________________________

Address: ________________________________________

         ________________________________________
                 (Include Zip Code)

         ________________________________________
       Tax Identification or Social Security Number


                         SPECIAL DELIVERY INSTRUCTIONS

To be completed ONLY if shares of Offeror's common stock and/or the check for cash payable in lieu of fractional shares is to be sent to someone other than the registered owner at any address other than that shown under "Description of Shares" above.

Name: ___________________________________________

Address: ________________________________________

         ________________________________________
                 (Include Zip Code)

         ________________________________________
       Tax Identification or Social Security Number

                                  INSTRUCTIONS

                               FORMING PART OF THE
                   TERMS AND CONDITIONS OF THE EXCHANGE OFFER

1. SIGNATURE GUARANTEE. No signature guarantee is required if this Letter of Transmittal is signed by the registered owner of the Shares tendered with this Letter of Transmittal and delivery is to be made directly to such registered owner. If such registered owner has completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the previous page, all signatures on this Letter of Transmittal must be guaranteed by a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States of America.

2. EXECUTION AND DELIVERY. This Letter of Transmittal or a facsimile thereof must be properly filled in and signed by the registered owner or owners of the Shares being tendered and should be mailed or delivered with the Shares to the Exchange Agent at the appropriate address set forth herein. The method of delivery of all documents is at the election and risk of the owners of the Shares being tendered. However, it is suggested that all documents be delivered to the Exchange Agent in person or, if sent by mail, be sent by registered mail, return receipt requested, properly insured. No alternative, conditional or contingent tenders will be accepted. All tendering owners of a Share, by execution of this Letter of Transmittal, waive any right to receive any notice of the acceptance of their tender.

3. DESCRIPTION OF SHARES. The Holder should complete the Description of Shares on the preceding page. The name of the "registered holder" should be the name on the certificate or a duly executed stock power or comparable document.

4. COMPLETION OF LETTER OF TRANSMITTAL. Signatures on all documents must correspond with the name of the registered holder of the tendered Shares as set forth on page 3 of this Letter of Transmittal (under the heading "Description of Shares") without alteration, enlargement or any change whatsoever, unless an authorized representative is signing on behalf of the registered owner. If the Shares tendered hereby are owned of record by two or more joint owners, all such owners must sign this Letter of Transmittal. If this Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to Offeror of their authority so to act must be submitted to the Exchange Agent.

5. ADDITIONAL COPIES. Additional copies of the Exchange Offer and this Letter of Transmittal may be obtained from the Exchange Agent at its address set forth on the cover page of this Letter of Transmittal.

6. TRANSFER TAXES. Transfer taxes imposed as a result of the purchase pursuant to the Exchange Offer, if any, will be paid by Offeror, except that applicable transfer taxes will be deducted from a cash payment where such payment is to be made to other than the registered holder, thus involving an additional transfer.

7. WAIVER OF CONDITIONS. The conditions set forth in this Letter of Transmittal are for the sole benefit of Offeror and may be asserted on or before the Expiration Date by Offeror regardless of the circumstances giving rise to any such conditions or may be waived at any one time and from time to time on or before the Expiration Date in Offeror's sole discretion.

8. TAXPAYER IDENTIFICATION NUMBER, SUBSTITUTE FORM W-9. The tendering holder of a Share is required to provide the Exchange Agent with his correct Taxpayer Identification Number ("TIN") on Substitute Form W-9 on the page following the last page of these instructions. Failure to provide the information on the form may subject the tendering holder to 31% withholding on the payment of the exchange consideration. If such holder is an individual, the taxpayer identification number is his social security number. The box in Part 3 of the form may be checked if the tendering holder has not been issued a TIN and has applied for a number or intends to apply for a number in the near future. If the box in Part 3 is checked and the Exchange Agent is not provided with a TIN within 60 days, the Exchange Agent will withhold 31% on all payments of the exchange consideration thereafter until a TIN is provided to the Exchange Agent, and the holder may be subject to a $500 penalty imposed by the Internal Revenue Service. In addition, payments that are made to such holder with respect to an exchanged Share pursuant to the Exchange Offer may be subject to backup withholding. If the backup withholding applies, the Exchange Agent is required to withhold 31% of any payments made to the holder of a Share. Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained.

                               SUBSTITUTE FORM W-9

                         SUBSTITUTE FORM W-9 REQUEST FOR
                TAXPAYER IDENTIFICATION NUMBER AND CERTIFICATION
                 PAYOR'S NAME: CHASEMELLON SHAREHOLDER SERVICES

--------------------------------------------------------------------------------
Name as shown on account (if joint, list first and circle name of the person or entity whose number you enter below):

Name____________________________________________________________________________

Address_________________________________________________________________________

City, State and Zip Code________________________________________________________

--------------------------------------------------------------------------------


--------------------------------------  -------------------------------------  -----------------------------------
SUBSTITUTE                              TAXPAYER IDENTIFICATION  NO.
FORM W-9                                FOR ALL ACCOUNTS                             Social Security Number

Department of the Treasury              Enter your taxpayer identification      __________________________________
Internal Revenue Service                number in the appropriate box.

Payer's Request for                     For most individuals this is your         Employer Identification No.
Taxpayer Identification Number (TIN)    social security number.  If you do
                                        not have a number, see the enclosed     __________________________________
                                        Guidelines.

                                        Note:  If the account is more than
                                        one name, see the chart in the
                                        enclosed Guideline  on which number
                                        to give the payor.
--------------------------------------  -------------------------------------  -----------------------------------



CERTIFICATION - Under penalties of perjury, I certify that:

(1) the number shown on this form is my correct Taxpayer Identification Number (or I am waiting for a number to be issued to me) and

(2) I am not subject to backup withholding either because I have not been notified by the Internal Revenue Service ("IRS") that I am subject to backup withholding as a result of a failure to report all interest or dividends, or the IRS has notified me that I am no longer subject to backup withholding.

CERTIFICATION INFORMATION - You must cross out Item (2) above if you have been notified by the IRS that you are subject to backup withholding because of under reporting interest on dividends on your tax returns. However, if after being notified by the IRS that you were subject to backup withholding you received another notification from the IRS that you are no longer subject to backup withholding, do not cross out Item (2). The certification requirement does not apply to real estate transactions, mortgage interest paid, the acquisition or abandonment of secured property, contributions as to an individual retirement account, and payments other than interest and dividend. Also see "Signing the Certification" under "Specific Instructions" in the enclosed Guidelines.

SIGNATURE:____________________________________    DATE:_________________________

--------------------------------------------------------------------------------

NOTE: FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN BACKUP WITHHOLDING, PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL DETAILS YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU WROTE "APPLIED FOR" IN THE SPACE FOR THE TIN" ON SUBSTITUTE FORM W-9.

--------------------------------------------------------------------------------

            CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

I certify under the penalty of perjury that a taxpayer identification number has not been issued to me and either (a) I have mailed an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office or (b) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number within 60 days, 31% of all reportable payments made to me thereafter will be withheld until I provide a number.

SIGNATURE:____________________________________    DATE:_________________________

--------------------------------------------------------------------------------

         Any questions or requests for assistance or additional copies of the Prospectus and the Letter of Transmittal may be directed to Georgeson Shareholder Communications Inc. at the telephone number and location listed below. You may contact your broker, dealer, commercial bank or other nominee for assistance concerning the Exchange Offer.

                THE INFORMATION AGENT FOR THIS EXCHANGE OFFER IS:

                    GEORGESON SHAREHOLDER COMMUNICATIONS INC.
                           17 STATE STREET, 10TH FLOOR
                            NEW YORK, NEW YORK 10004
                            TOLL FREE 1-800-223-2064

                                   APPENDIX B

         SECTION 203 OF THE DELAWARE GENERAL BUSINESS CORPORATION LAW 203 BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS.

         (a) Notwithstanding any other provisions of this chapter, a corporation shall not engage in any business combination with any interested stockholder for a period of 3 years following the time that such stockholder became an interested stockholder, unless:

         (1) prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or

         (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

         (3) at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder.

         (b) The restrictions contained in this section shall not apply if:

         (1) the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by this section;

         (2) the corporation, by action of its board of directors, adopts an amendment to its bylaws within 90 days of the effective date of this section, expressly electing not to be governed by this section, which amendment shall not be further amended by the board of directors.

         (3) the corporation, by action of its stockholders, adopts an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by this section, provided that, in addition to any other vote required by law, such amendment to the certificate of incorporation or bylaws must be approved by the affirmative vote of a majority of the shares entitled to vote. An amendment adopted pursuant to this paragraph shall be effective immediately in the case of a corporation that both (i) has never had a class of voting stock that falls within any of the three categories set out in subsection (b)(4) hereof, and (ii) has not elected by a provision in its original certificate of incorporation or any amendment thereto to be governed by this section. In all other cases, an amendment adopted pursuant to this paragraph shall not be effective until 12 months after the adoption of such amendment and shall not apply to any business combination between such corporation and any person who became an interested stockholder of such corporation on or prior to such adoption. A bylaw amendment adopted pursuant to this paragraph shall not be further amended by the board of directors;

         (4) the corporation does not have a class of voting stock that is (i) listed on a national securities exchange, (ii) authorized for quotation on The Nasdaq Stock Market or (iii) held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder;

         (5) a stockholder becomes an interested stockholder inadvertently and
(i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder and (ii) would not, at any time within the 3 year period immediately prior to a business combination between the corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership;

         (6) the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this paragraph; (ii) is with or by a person who either was not an interested stockholder during the previous 3 years or who became an interested stockholder with the approval of the corporation's board of directors or during the period described in paragraph
(7) of this subsection (b); and (iii) is approved or not opposed by a majority of the members of the board of directors then in office (but not less than 1) who were directors prior to any person becoming an interested stockholder during the previous 3 years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the corporation (except for a merger in respect of which, pursuant to Section 251(f) of the chapter, no vote of the stockholders of the corporation is required); (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the corporation or of any direct or indirect majority-owned subsidiary of the corporation (other than to any direct or indirect wholly-owned subsidiary or to the corporation) having an aggregate market value equal to 50% or more of either that aggregate market value of all of the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; or (z) a proposed tender or exchange offer for 50% or more of the outstanding voting stock of the corporation. The corporation shall give not less then 20 days notice to all interested stockholders prior to the consummation of any of the transactions described in clauses (x) or (y) of the second sentence of this paragraph; or

         (7) The business combination is with an interested stockholder who became an interested stockholder at a time when the restrictions contained in this section did not apply by reason of any paragraphs (1) through (4) of this subsection (b), provided, however, that this paragraph (7) shall not apply if, at the time such interested stockholder became an interested stockholder, the corporation's certificate of incorporation contained a provision authorized by the last sentence of this subsection (b).

         Notwithstanding paragraphs (1), (2), (3) and (4) of this subsection, a corporation may elect by a provision of its original certificate of incorporation or any amendment thereto to be governed by this section; provided that any such amendment to the certificate of incorporation shall not apply to restrict a business combination between the corporation and an interested stockholder of the corporation if the interested stockholder became such prior to the effective date of the amendment.

         (c) As used in this section only, the term:

         (1) "affiliate" means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

         (2) "associate," when used to indicate a relationship with any person, means (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock, (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

         (3) "business combination," when used in reference to any corporation and any interested stockholder of such corporation, means:

                  (i) any merger or consolidation of the corporation or any direct or indirect majority-owned subsidiary of the corporation with (A) the interested stockholder, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation subsection (a) of this section is not applicable to the surviving entity;

                  (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of such corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the corporation or of any direct or indirect majority-owned subsidiary of the corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation;

                  (iii) any transaction which results in the issuance or transfer by the corporation or by any direct or indirect majority-owned subsidiary of the corporation of any stock of the corporation or of such subsidiary to the interested stockholder, except (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of such corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such, (B) pursuant to a merger under Section 251(g) of this title; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of such corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of such corporation subsequent to the time the interested stockholder became such, (D) pursuant to an exchange offer by the corporation to purchase stock made on the same terms to all holders of said stock, or (E) any issuance or transfer of stock by the corporation, provided however, that in no case under (C)-(E) above shall there be an increase in the interested stockholder's proportionate share of the stock of any class or series of the corporation or of the voting stock of the corporation;

                  (iv) any transaction involving the corporation or any direct or indirect majority-owned subsidiary of the corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

                  (v) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of such corporation) of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subparagraphs (i)-(iv) above) provided by or through the corporation or any direct or indirect majority owned subsidiary.

         (4) "control," including the term "controlling," "controlled by" and "under common control with," means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this section, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

         (5) "interested stockholder" means any person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the corporation, or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the 3-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; provided, however, that the term "interested stockholder" shall not include (x) any person who (A) owned shares in excess of the 15% limitation set forth herein as of, or acquired such shares pursuant to a tender offer commenced prior to, December 23, 1987, or pursuant to an exchange offer announced prior to the aforesaid date and commenced within 90 days thereafter and either (I) continued to own shares in excess of such 15% limitation or would have but for action by the corporation or (II) is an affiliate or associate of the corporation and so continued (or so would have continued but for action by the corporation) to be the owner of 15% or more of the outstanding voting stock of the corporation at any time within the 3-year period immediately prior to the date on which it is sought to be determined whether such a person is an interested stockholder or (B) acquired said shares from a person described in (A) above by gift, inheritance or in a transaction in which no consideration was exchanged; or (y) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of action taken solely by the corporation provided that such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the corporation, except as a result of further corporate action not caused, directly or indirectly, by such person.
For the purpose of determining whether a person is an interested stockholder, the voting stock of the corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of paragraph (8) of this subsection but shall not include any other unissued stock of such corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

         (6) "person" means any individual, corporation, partnership, unincorporated association or other entity.

         (7) "Stock" means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

         (8) "Voting stock" means, with respect to any corporation, stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity.

         (9) "owner" including the terms "own" and "owned" when used with respect to any stock means a person that individually or with or through any of its affiliates or associates:

                  (i) beneficially owns such stock, directly or indirectly; or

                  (ii) has (A) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person's affiliates or associates until such tendered stock is accepted for purchase or exchange; or
(B) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person's right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

                  (iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of clause (ii) of this paragraph), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

         (d) No provision of a certificate of incorporation or bylaw shall require, for any vote of stockholders required by this section a greater vote of stockholders than that specified in this section.

         (e) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all matters with respect to this section. (Last amended by Ch. 79, L. `95, eff. 7-1-95.)

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Sections 721-725 of the New York Law provide for or permit the indemnification of directors and officers of TrustCo under certain circumstances. Generally, a corporation may indemnify a director or officer of the corporation against any judgments, fines, amounts paid in settlement and reasonable expenses if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation and, in criminal actions, had no reasonable cause to believe that his conduct was unlawful.

         Article 11 of TrustCo's Certificate provides that, to the fullest extent elimination or limitation of director liability is permitted by the New York Law, no director of the corporation shall be liable to the corporation or its stockholders for any breach of duty in such capacity.

         Article 13, Section 13.2, of the Registrant's Bylaws expressly provides that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of an act of deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not entitled.

         Pursuant to a policy of directors' and officers' insurance with total annual limits of $5,000,000, the directors and officers of Registrant are insured, subject to the limits, exceptions and other terms and conditions of such policy, against liability for claims made against them for any actual or alleged error or misstatement or misleading statement or act or omission or neglect or breach of duty while acting in their individual or collective capacities as directors or officers.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


         Exhibit
         Number       Description
         -------      -----------
         3(i)a*       Amended and Restated Certificate of Incorporation, as
                      amended, of TrustCo Bank Corp NY, (incorporated by
                      reference to Exhibit 3(i)a to TrustCo Bank Corp NY's
                      Registration Statement on Form S-4 (SEC File No.
                      333-41168), Amendment No. 2, filed October 3, 2000

         3(ii)a Amended and Restated By-Laws of TrustCo Bank Corp NY dated August 18, 1998 (incorporated by reference to Exhibit 3(ii)a to TrustCo Bank Corp NY's Quarterly
                      Report on Form 10-Q for the quarter ended September
                      30, 1998)

         5* Legal Opinion of Lewis, Rice & Fingersh, L.C. (regarding legality)

         8 Legal Opinion of Lewis, Rice & Fingersh, L.C. (regarding tax consequences)

         10(a)        Employment Agreement dated January 1, 1992 and,
                      Amendment No. 1 dated November 16, 1993, among
                      TrustCo, the Bank and Robert A. McCormick, filed as
                      Exhibit 10(a), and Amendment No. 2 dated September 1,
                      1994, and Amendment No. 3 dated February 13, 1995, filed as Exhibit 10(b) to TrustCo Bank Corp NY's
                      Annual Report on Form 10-K for the fiscal year ended
                      December 31, 1994, and Amendment No. 4 dated December
                      1, 1995, to the Employment Agreement dated January 1,
                      1992, filed as Exhibit 10(b) and Schedule A filed as
                      Exhibit 10(c) to TrustCo Bank Corp NY's Annual Report on Form 10-K, for the fiscal year ended December 31, 1995, and Amendment No. 5,


                                      II-1

                      dated May 1, 1997, filed as Exhibit 10(e) to TrustCo
                      Bank Corp NY's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 are incorporated herein by reference.

         10(b)        Employment Agreement dated June 21, 1994, and
                      Amendment No. 1 dated February 14, 1995, among
                      TrustCo, the Bank and Robert T. Cushing filed as
                      Exhibit 10(c) to TrustCo Bank Corp NY's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, and Schedule A updating the Employment
                      Agreement dated June 21, 1994, filed as Exhibit 10(e) to TrustCo Bank Corp NY's Annual Report on Form 10-K, for the year ended December 31, 1995, and Amendment
                      No. 2, dated May 1, 1997, filed as Exhibit 10(f) to
                      TrustCo Bank Corp NY's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, are incorporated herein by reference.

         10(c)        Restated Employment Agreement dated June 21, 1994 and
                      Amendment No. 1 dated February 14, 1995, among
                      TrustCo, the Bank and Nancy A. McNamara, filed as
                      Exhibit 10(d) to TrustCo Bank Corp NY's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, and Schedule A updating the Employment
                      Agreement dated June 21, 1994, filed as Exhibit 10(i) to TrustCo Bank Corp NY's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, and Amendment No. 2, dated May 1, 1997, filed as Exhibit
                      10(f) to TrustCo Bank Corp NY's Quarterly Report on
                      Form 10-Q for the quarter ended June 30, 1997, are incorporated herein by reference.

         10(d) Restated Employment Agreement dated June 21, 1994, and Amendment No. 1 dated February 14, 1995, among
                      TrustCo, the Bank and Ralph A. Pidgeon, filed as
                      Exhibit 10(f) to TrustCo Bank Corp NY's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, and Schedule A updating the Employment
                      Agreement dated June 21, 1994, filed as Exhibit 10(i) to TrustCo Bank Corp NY's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, and Amendment No. 2 dated May 1, 1997, filed as Exhibit
                      10(f) to TrustCo Bank Corp NY's Quarterly Report on
                      Form 10-Q for the quarter ended June 30, 1997, are incorporated herein by reference.

         10(e) Restated Employment Agreement dated June 21, 1994, and Amendment No. 1 dated February 14, 1995, among
                      TrustCo, the Bank and William F. Terry, filed as
                      Exhibit 10(e) to TrustCo Bank Corp NY's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, and Schedule A updating the Employment
                      Agreement dated June 21, 1994, filed as Exhibit 10(i) to TrustCo Bank Corp NY's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, and Amendment No. 2 dated May 1, 1997, filed as Exhibit
                      10(f) to TrustCo Bank Corp NY's Quarterly Report on
                      Form 10-Q for the quarter ended June 30, 1997, are incorporated herein by reference.

         10(f) Restated 1985 TrustCo Bank Corp NY Stock Option Plan as amended and restated effective July 1, 1994, filed as
                      Exhibit 10(h) to TrustCo Bank Corp NY's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, is incorporated herein by reference.

         10(g) TrustCo Bank Corp NY Directors Stock Option Plan filed as Exhibit 10(g) to TrustCo Bank Corp NY's Annual
                      Report on Form 10-K for the fiscal year ended December
                      31, 1993, is incorporated herein by reference.

         10(h)        Second Restatement of Trustco Bank Supplemental
                      Retirement Plan among the Bank and each of Robert T.
                      Cushing, Nancy A. McNamara, Ralph A. Pidgeon,


                                      II-2


                      and William F. Terry, dated March 29, 1996, filed as
                      Exhibit 10(m) to TrustCo Bank Corp NY's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, and Amendment No. 1, dated September 15, 1998, filed as Exhibit 10(a) to TrustCo Bank Corp NY's
                      Quarterly Report on form 10-Q for the quarter ended
                      September 30, 1998, are incorporated herein by reference.

         10(i)        Restated Agreement for Supplemental Retirement
                      Benefits for Robert A. McCormick, dated June 24, 1994 and Amendment No. 1 dated December 1, 1995, filed as
                      Exhibit 10(m) to TrustCo Bank Corp NY's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, and Amendment No. 2, dated March 29, 1996, filed as Exhibit 10(l) to TrustCo Bank Corp NY's
                      Annual Report on Form 10-K for the fiscal year ended
                      December 31, 1996, and Amendment No. 3, dated
                      September 15, 1998, filed as Exhibit 10(c) to TrustCo
                      Bank Corp NY's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, are incorporated herein by reference.

         10(j)        Restatement of Trustco Bank Executive Officer
                      Incentive Plan, dated March 29, 1996, filed as
                      Exhibit 10(n) to TrustCo Bank Corp NY's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, Amendment No. 1, to Restatement of Trustco Bank
                      Executive Officer Incentive Plan, dated October 21,
                      1997, filed as Exhibit 10(n) to TrustCo Bank Corp
                      NY's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, and Amendment No. 2, dated
                      September 15, 1998, filed as Exhibit 10(b) to TrustCo
                      Bank Corp NY's Quarterly Report on Form 10-Q, for the quarter ended September 30, 1998, are incorporated herein by reference.

         10(k)        1995 TrustCo Bank Corp NY Stock Option Plan, dated
                      June 20, 1995, filed on Form S-8 (file No. 33-60409) dated June 20, 1995, is incorporated herein by reference.

         10(l)        TrustCo Bank Corp NY Performance Bonus Plan, dated
                      May 19, 1997, filed as Exhibit 10(a) and Performance
                      Bonus Unit Agreement Under TrustCo Bank Corp NY
                      Performance Bonus Plan, filed as Exhibit 10(b) to
                      TrustCo Bank Corp NY's Quarterly Report on Form 10-Q, for the quarter ended June 30, 1997, are incorporated herein by reference.

         10(m) TrustCo Bank Corp NY Directors Performance Bonus Plan dated May 19, 1997, filed as Exhibit 10(c) and
                      Performance Bonus Unit Agreement Under TrustCo Bank
                      Corp NY Directors Performance Bonus Plan, filed as
                      Exhibit 10(d) to TrustCo Bank Corp NY's Quarterly
                      Report on Form 10-Q, for the quarter ended June 30, 1997, are incorporated herein by reference.

         23(a)        Consent of KPMG LLP

         23(b)        Consent of Arthur Andersen LLP

         23(c)* Consent of Lewis, Rice & Fingersh, L.C. (in opinions regarding legality and federal income tax consequences)*

         24*          Powers of Attorney

         28(a)        Letter of Transmittal (Appendix A to Prospectus)

         28(b)*       Exchange Agent Agreement


                                      II-3


         99(a)        Section 203 of the DGCL (Appendix B to this Prospectus)

         99(b)        Representation of TrustCo Bank Corp NY regarding tax matters


         --------------------
         *  Previously filed.

ITEM 22. UNDERTAKINGS.

         (1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) promulgated pursuant to the 1933 Act, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

         (2) The Registrant undertakes that every prospectus that (i) is filed pursuant to paragraph (1) immediately preceding, or (ii) purports to meet the requirements of Section 10(a)(3) of the 1933 Act, and is issued in connection with an offering of securities subject to Rule 415 promulgated pursuant to the 1933 Act, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the 1933 Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

         (3) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions (see Item 20 -- Indemnification of Directors and Officers), or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act, and will be governed by the final adjudication of such issue.

         (4) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the 1934 Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

         (5) The undersigned Registrant hereby undertakes:

                  (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                           (i) to include any prospectus required by Section
                  10(a)(3) of the 1933 Act;

                           (ii) to reflect in the Prospectus any facts or events
                  arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                           (iii) to include any material information with
                  respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  (b) that, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (6) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the 1934 Act), that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (7) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

         (8) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


         Pursuant to the requirements of the 1933 Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Schenectady, State of New York, on October 17, 2000.


                              TRUSTCO BANK CORP NY

                                            By: /s/ ROBERT A. MCCORMICK
                                               -------------------------------
                                                Robert A. McCormick
                                                President and Chief Executive
                                                Officer


         Pursuant to the requirements of the 1933 Act, this Registration Statement has been signed by the following persons in the capacities indicated on October 17, 2000.


           Name                                                     Title/Position
           ----                                                     --------------
/s/ Robert A. Mccormick                              President, Chief Executive Officer and Director
-----------------------------                        (principal executive officer)
Robert A. McCormick

/s/ Robert T. Cushing                                Vice President and Chief Financial Officer (principal
-----------------------------                        financial officer and principal accounting officer)
Robert T. Cushing

         *                                           Director
-----------------------------
Barton A. Andreoli

         *                                           Director
-----------------------------
Lionel O. Barthold

         *                                           Director
-----------------------------
Joseph Lucarelli

         *                                           Director
-----------------------------
Nancy A. McNamara

         *                                           Director
-----------------------------
Dr. Anthony J. Marinello

         *                                           Director
-----------------------------
James H. Murphy, D.D.S.

         *                                           Director
-----------------------------
Richard J. Murray, Jr.

                                     II-6

         *                                           Director
-----------------------------
Kenneth C. Petersen

         *                                           Director
-----------------------------
William D. Powers

         *                                           Director
-----------------------------
William J. Purdy

/s/ William F. Terry                                 Director
-----------------------------
William F. Terry


*By: /s/ William F. Terry
     ------------------------
       William F. Terry
       Attorney-in-fact


     Reg. S-K
     Item 601
    Exhibit No.                         EXHIBIT INDEX
    -----------                         -------------

       3(i)a* Amended and Restated Certificate of Incorporation, as amended, of TrustCo Bank Corp NY, (incorporated by reference to Exhibit 3(i)a to TrustCo Bank Corp NY's
                      Registration Statement on Form S-4 (SEC File No.
                      333-41168), Amendment No. 2, filed October 3, 2000

       3(ii)a         Amended and Restated By-Laws of TrustCo Bank Corp NY dated
                      August 18, 1998 (incorporated by reference to Exhibit
                      3(ii)a to TrustCo Bank Corp NY's Quarterly Report on Form
                      10-Q for the quarter ended September 30, 1998)

         5* Legal Opinion of Lewis, Rice & Fingersh, L.C. (regarding legality)

         8 Legal Opinion of Lewis, Rice & Fingersh, L.C. (regarding tax consequences)

       10(a)          Employment Agreement dated January 1, 1992 and, Amendment
                      No. 1 dated November 16, 1993, among TrustCo, the Bank and
                      Robert A. McCormick, filed as Exhibit 10(a), and Amendment
                      No. 2 dated September 1, 1994, and Amendment No. 3 dated
                      February 13, 1995, filed as Exhibit 10(b) to TrustCo Bank
                      Corp NY's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, and Amendment No. 4 dated
                      December 1, 1995, to the Employment Agreement dated
                      January 1, 1992, filed as Exhibit 10(b) and Schedule A filed as Exhibit 10(c) to TrustCo Bank Corp NY's Annual
                      Report on Form 10-K, for the fiscal year ended December
                      31, 1995, and Amendment No. 5, dated May 1, 1997, filed as
                      Exhibit 10(e) to TrustCo Bank Corp NY's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 are incorporated herein by reference.

       10(b)          Employment Agreement dated June 21, 1994, and Amendment
                      No. 1 dated February 14, 1995, among TrustCo, the Bank and
                      Robert T. Cushing filed as Exhibit 10(c) to TrustCo Bank
                      Corp NY's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, and Schedule A updating the
                      Employment Agreement dated June 21, 1994, filed as Exhibit
                      10(e) to TrustCo Bank Corp NY's Annual Report on Form
                      10-K, for the year ended December 31, 1995, and Amendment
                      No. 2, dated May 1, 1997, filed as Exhibit 10(f) to
                      TrustCo Bank Corp NY's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, are incorporated herein by reference.

       10(c)          Restated Employment Agreement dated June 21, 1994 and
                      Amendment No. 1 dated February 14, 1995, among TrustCo, the Bank and Nancy A. McNamara, filed as Exhibit 10(d) to
                      TrustCo Bank Corp NY's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, and Schedule A updating the Employment Agreement dated June 21, 1994, filed as Exhibit 10(i) to TrustCo Bank Corp NY's Annual
                      Report on Form 10-K for the fiscal year ended December 31, 1995, and Amendment No. 2, dated May 1, 1997, filed as
                      Exhibit 10(f) to TrustCo Bank Corp NY's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, are incorporated herein by reference.

                                     II-8


       10(d)          Restated Employment Agreement dated June 21, 1994, and
                      Amendment No. 1 dated February 14, 1995, among TrustCo, the Bank and Ralph A. Pidgeon, filed as Exhibit 10(f) to
                      TrustCo Bank Corp NY's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, and Schedule A updating the Employment Agreement dated June 21, 1994, filed as Exhibit 10(i) to TrustCo Bank Corp NY's Annual
                      Report on Form 10-K for the fiscal year ended December 31, 1995, and Amendment No. 2 dated May 1, 1997, filed as
                      Exhibit 10(f) to TrustCo Bank Corp NY's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, are incorporated herein by reference.

       10(e)          Restated Employment Agreement dated June 21, 1994, and
                      Amendment No. 1 dated February 14, 1995, among TrustCo, the Bank and William F. Terry, filed as Exhibit 10(e) to
                      TrustCo Bank Corp NY's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, and Schedule A updating the Employment Agreement dated June 21, 1994, filed as Exhibit 10(i) to TrustCo Bank Corp NY's Annual
                      Report on Form 10-K for the fiscal year ended December 31, 1995, and Amendment No. 2 dated May 1, 1997, filed as
                      Exhibit 10(f) to TrustCo Bank Corp NY's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, are incorporated herein by reference.

       10(f) Restated 1985 TrustCo Bank Corp NY Stock Option Plan as amended and restated effective July 1, 1994, filed as
                      Exhibit 10(h) to TrustCo Bank Corp NY's Annual Report on
                      Form 10-K for the fiscal year ended December 31, 1994, is incorporated herein by reference.

       10(g)          TrustCo Bank Corp NY Directors Stock Option Plan filed as
                      Exhibit 10(g) to TrustCo Bank Corp NY's Annual Report on
                      Form 10-K for the fiscal year ended December 31, 1993, is incorporated herein by reference.

       10(h)          Second Restatement of Trustco Bank Supplemental Retirement
                      Plan among the Bank and each of Robert T. Cushing, Nancy
                      A. McNamara, Ralph A. Pidgeon, and William F. Terry, dated
                      March 29, 1996, filed as Exhibit 10(m) to TrustCo Bank
                      Corp NY's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, and Amendment No. 1, dated
                      September 15, 1998, filed as Exhibit 10(a) to TrustCo Bank
                      Corp NY's Quarterly Report on form 10-Q for the quarter ended September 30, 1998, are incorporated herein by reference.

       10(i) Restated Agreement for Supplemental Retirement Benefits for Robert A. McCormick, dated June 24, 1994 and Amendment
                      No. 1 dated December 1, 1995, filed as Exhibit 10(m) to
                      TrustCo Bank Corp NY's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, and Amendment No. 2, dated March 29, 1996, filed as Exhibit 10(l) to TrustCo
                      Bank Corp NY's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, and Amendment No. 3, dated
                      September 15, 1998, filed as Exhibit 10(c) to TrustCo Bank
                      Corp NY's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, are incorporated herein by reference.

       10(j)          Restatement of Trustco Bank Executive Officer Incentive
                      Plan, dated March 29, 1996, filed as Exhibit 10(n) to
                      TrustCo Bank Corp NY's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, Amendment No. 1, to
                      Restatement of Trustco Bank Executive Officer Incentive
                      Plan, dated October 21, 1997, filed as Exhibit 10(n) to
                      TrustCo Bank Corp NY's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, and Amendment No. 2, dated September 15, 1998, filed as Exhibit 10(b) to
                      TrustCo Bank Corp NY's Quarterly Report on Form 10-Q, for the quarter ended September 30, 1998, are incorporated herein by reference.

                                     II-9


       10(k)          1995 TrustCo Bank Corp NY Stock Option Plan, dated June 20,
                      1995, filed on Form S-8 (file No. 33-60409) dated June 20,
                      1995, is incorporated herein by reference.

       10(l)          TrustCo Bank Corp NY Performance Bonus Plan, dated May 19,
                      1997, filed as Exhibit 10(a) and Performance Bonus Unit
                      Agreement Under TrustCo Bank Corp NY Performance Bonus
                      Plan, filed as Exhibit 10(b) to TrustCo Bank Corp NY's
                      Quarterly Report on Form 10-Q, for the quarter ended June
                      30, 1997, are incorporated herein by reference.

       10(m) TrustCo Bank Corp NY Directors Performance Bonus Plan dated May 19, 1997, filed as Exhibit 10(c) and Performance
                      Bonus Unit Agreement Under TrustCo Bank Corp NY Directors
                      Performance Bonus Plan, filed as Exhibit 10(d) to TrustCo
                      Bank Corp NY's Quarterly Report on Form 10-Q, for the quarter ended June 30, 1997, are incorporated herein by reference.

       23(a)          Consent of KPMG LLP

       23(b)          Consent of Arthur Andersen LLP[^]

       23(c)* Consent of Lewis, Rice & Fingersh, L.C. (in opinions regarding legality and federal income tax consequences)

        24*           Powers of Attorney

       28(a)          Letter of Transmittal (Appendix A to Prospectus)

       28(b)*         Exchange Agent Agreement

       99(a)          Section 203 of the DGCL (Appendix B to Prospectus)

       99(b)          Representation of TrustCo Bank Corp NY regarding tax matters


-------------------
*  Previously filed


                                      II-10